Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-238687

PROSPECTUS

Offer to Exchange

All outstanding $600,000,000 aggregate principal amount of our 4 1⁄8% Senior Notes due 2028 and all outstanding €500,000,000 aggregate principal amount of our 2 1⁄4% Senior Notes due 2028 that have not been registered under the Securities Act of 1933, as amended, for

$600,000,000 aggregate principal amount of our new 4 1⁄8% Senior Notes due 2028 and €500,000,000 aggregate principal amount of our new 2 1⁄4% Senior Notes due 2028 that have been registered under the Securities Act of 1933, as amended

Material Terms of the Exchange Offer

•

We are offering to exchange all of our currently outstanding 4 1⁄8% Senior Notes due 2028, or the old Dollar notes, which have not been registered under the Securities Act of 1933, as amended, or the Securities Act, that are validly tendered and not validly withdrawn for an equal principal amount of newly issued 4 1⁄8% Senior Notes due 2028, or the new Dollar notes, which are registered under the Securities Act, and all of our currently outstanding 2 1⁄4% Senior Notes due 2028, or the old Euro notes, which have not been registered under the Securities Act that are validly tendered and not validly withdrawn for an equal principal amount of newly issued 2 1⁄4% Senior Notes due 2028, or the new Euro notes, which are registered under the Securities Act. In this prospectus, we sometimes refer to the old Dollar notes and the old Euro notes collectively as the old notes, the new Dollar notes and the new Euro notes collectively as the new notes and the old notes and the new notes collectively as the notes.

•

The terms of the new Dollar notes will be substantially identical to those of the old Dollar notes and the terms of the new Euro notes will be substantially identical to those of the old Euro notes except, in each case, for transfer restrictions and registration rights relating to the old notes.

•

The new notes, like the old notes, will be unsecured and will rank equally in right of payment with our existing and future unsecured unsubordinated indebtedness and will rank ahead of our existing and future subordinated debt. In addition, the new notes, like the old notes, will be effectively subordinated to all of our secured debt to the extent of the assets securing such debt.

•	The exchange offer expires at 5:00 p.m., New York City time, on July 15, 2020, unless extended.

•

You may withdraw tenders of old notes at any time before the exchange offer expires. If you withdraw your tender of old notes, you will continue to hold unregistered, restricted securities, and your ability to transfer them could be adversely affected.

•

You may tender old Dollar notes only in denominations of $2,000 and integral multiples of $1,000 in excess thereof and old Euro notes only in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

•

There is no existing public market for the old notes and there is currently no public market for the new notes. We do not intend to list the new Dollar notes on any securities exchange. We intend to submit an application to list the new Euro notes on the Official List of the Irish Stock Exchange plc trading as Euronext Dublin, or Euronext Dublin, and to trade the new Euro notes on the Global Exchange Market, which is the exchange regulated market of Euronext Dublin, as the old Euro notes are. The Global Exchange Market is not a regulated market for the purposes of Directive 2014/65/EU. If such application is made, no assurances can be given that listing will be obtained, and the consummation of the exchange offer is not contingent upon obtaining this listing.

•	The exchange of the notes will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	Broker-dealers who receive new notes pursuant to the exchange offer must acknowledge that they will deliver a prospectus in connection with any resale of such new notes.

•

Broker-dealers who acquired the old notes as a result of market-making or other trading activities may use this prospectus for the exchange offer, as supplemented or amended, in connection with resales of the new notes.

•

The new Dollar notes will initially be issued only in book-entry form through the facilities of The Depository Trust Company, or DTC, and the new Euro notes will initially be issued only in book-entry form through the facilities of Euroclear Bank SA/NV, as operator of the Euroclear system, or Euroclear, and Clearstream Banking, S.A., or Clearstream.

For a discussion of certain risks that you should consider before participating in the exchange offer, see “Risk Factors ” beginning on page 21.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 11, 2020

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to you upon request. If you would like a copy of any of this information, please submit your request to Silgan Holdings Inc., 4 Landmark Square, Stamford, CT 06901, Attention: General Counsel (telephone number (203) 975-7110). In addition, to obtain timely delivery of any information you request, you must submit your request no later than July 8, 2020. In the event that we extend the exchange offer, you must submit your request five business days before the date the exchange offer expires, as extended.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC. You should rely only on the information we have provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

In this prospectus, the terms “we,” “our,” “us,” and the “Company” mean Silgan Holdings Inc., including, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

i

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC, under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our SEC filings, including the complete registration statement of which this prospectus is a part, are available to the public from commercial document retrieval services and also available at the Internet website maintained by the SEC at http://www.sec.gov. You may also retrieve our SEC filings at our Internet website at www.silganholdings.com. The information contained on our website is not a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are “incorporating by reference” information into this prospectus. This means that we are disclosing important information by referring to another document separately filed with the SEC. This information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us.

•	Annual Report on Form 10-K for the year ended December 31, 2019;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020;

•	Definitive Proxy Statement on Schedule 14A filed on April 28, 2020 and Amendment No. 1 to the Definitive Proxy Statement filed on May 1, 2020; and

•

Current Reports on Form 8-K filed January 27, 2020 (except Exhibit 99.2), January  31, 2020, February 4, 2020, February  19, 2020, February 20, 2020, February  28, 2020, February 28, 2020, April  23, 2020, April 27, 2020, May  6, 2020 and June 1, 2020.

We also incorporate by reference into this prospectus any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or any other information “furnished” to the SEC, unless specifically stated otherwise) after the date of this prospectus and until this exchange offer is completed or otherwise terminated.

We encourage you to read our periodic and current reports, as they provide additional information about us that prudent investors find important. You may request a copy of these filings without charge by writing to or by telephoning us at the following address:

Silgan Holdings Inc.

4 Landmark Square

Stamford, Connecticut 06901

Attention: General Counsel

(203) 975-7110

FORWARD-LOOKING STATEMENTS

The statements we have made in this prospectus or in documents incorporated by reference herein which are not historical facts are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Exchange Act. These forward-looking statements are made based upon management’s expectations and beliefs concerning future events impacting us and therefore involve a number of uncertainties and risks. Therefore, the actual results of our operations or our financial condition could differ materially from those expressed or implied in these forward-looking statements.

The discussion in our “Risk Factors” and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10-K for the year ended December 31, 2019 and in the other documents incorporated by reference into this prospectus highlight some of the more important risks identified by our management, but should not be assumed to be the only factors that could affect future performance. Other factors that could cause the actual results of our operations or our financial condition to differ from those expressed or implied in these forward-looking statements include, but are not necessarily limited to, our ability to satisfy our obligations under our contracts; the impact of customer claims and disputes; compliance by our suppliers with the terms of our arrangements with them; changes in consumer preferences for different packaging products; changes in general economic conditions; the idling or loss of one or more of our significant manufacturing facilities; our ability to finance any increase in our net working capital in the event that our supply chain financing arrangements end; the adoption of, or changes in, new accounting standards or interpretations; changes in tax rates in any jurisdiction where we conduct business; and other factors described elsewhere in this prospectus or in our filings with the SEC.

Except to the extent required by the U.S. federal securities laws, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exhaustive or as any admission regarding the adequacy of our disclosures. Certain risk factors are detailed from time to time in our various public filings. You are advised, however, to consult any further disclosures we make on related subjects in our filings with the SEC.

You can identify forward-looking statements by the fact that they do not relate strictly to historic or current facts. Forward-looking statements use terms such as “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “will,” “should,” “seeks,” “pro forma” or similar expressions in connection with any disclosure of future operating or financial performance. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks described under the caption “Risk Factors,” that may cause our actual results of operations, financial condition, levels of activity, performance or achievements to be materially different from any future results of operations, financial condition, levels of activity, performance or achievements expressed or implied by such forward-looking statements. You should not place undue reliance on these forward-looking statements.

MARKET AND INDUSTRY DATA

The market, industry or similar data presented herein are based upon estimates by our management, using various third-party sources where available. While management believes that such estimates are reasonable and reliable, in certain cases such estimates cannot be verified by information available from independent sources. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the captions “Forward-Looking Statements” and “Risk Factors” in this prospectus.

LISTING

We intend to submit an application to list the new Euro notes on the Official List of Euronext Dublin and to trade the new Euro notes on the Global Exchange Market, which is the exchange regulated market of Euronext

Dublin. The Global Exchange Market is not a regulated market for the purposes of Directive 2014/65/EU. Investors should note that any listing particulars approved by Euronext Dublin would be issued by us solely for the purposes of obtaining a listing of the new Euro notes on the Official List of Euronext Dublin and such listing particulars should not be relied upon by any person. If we submit such application, there can be no guarantee that the application will be approved and the new Euro notes will be accepted for listing as of the expiration date of the exchange offer or at any time thereafter, and the exchange offer is not conditioned on obtaining this admission to trading. Comments by the relevant authority may require modification or reformulation of the information we present in this prospectus or may require the inclusion of additional information, including additional financial information about us. We may also be required to update the information in this prospectus to reflect changes in our business, financial condition or results of operations and prospects. The new Dollar notes will not be listed on any securities exchange.

References in this prospectus to “$,” “dollars” and “U.S. dollars” are to the currency of the United States. References to “€” and “Euros” in this prospectus are to the currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union. No representation is made that any Euro amounts converted into U.S. dollars as presented in this prospectus could have been or could be converted into U.S. dollars at any such exchange rate or at all.

SUMMARY

This summary contains basic information about us and this exchange offer. Because it is a summary, it does not contain all of the information that you should consider before you decide to participate in this exchange offer. You should read this entire prospectus carefully, including the section “Risk Factors” and our financial statements and the notes thereto incorporated by reference herein.

Our Company

We are a leading manufacturer of rigid packaging for consumer goods products. We are a leading manufacturer of metal containers in North America and Europe, and in North America we are the largest manufacturer of metal food containers with a unit volume market share in the United States in 2019 of slightly more than half of the market. We are also a leading worldwide manufacturer of metal and plastic closures and dispensing systems for food, beverage, health care, garden, personal care, home and beauty products. Additionally, we are a leading manufacturer of plastic containers in North America for a variety of markets, including the personal care, food, health care and household and industrial chemical markets. For the fiscal year ended December 31, 2019, we had consolidated net sales of approximately $4.5 billion. For the three months ended March 31, 2020, we had consolidated net sales of approximately $1.03 billion.

Our products are used for a wide variety of end markets and we operate 110 manufacturing plants in North America, Europe, Asia and South America. Our products include:

•	steel and aluminum containers for human and pet food and general line products;

•	metal and plastic closures and dispensing systems for food, beverage, health care, garden, personal care, home and beauty products; and

•	custom designed plastic containers for personal care, food, health care, pharmaceutical, household and industrial chemical, pet food and care, agricultural, automotive and marine chemical products.

We believe that our leading market positions, long-term customer relationships, leading technology and manufacturing platform, record of quality and service and proven ability to integrate acquisitions have allowed us to grow our net sales and to increase our market share.

Corporate Information

Our principal executive offices are located at 4 Landmark Square, Stamford, Connecticut 06901, and our telephone number is (203) 975-7110.

Our Businesses

We are a holding company that conducts our business through various operating subsidiaries. We operate three businesses, our metal container business, our closures business and our plastic container business.

Metal Containers—55.1 percent of consolidated net sales for the fiscal year ended December 31, 2019

Our metal container business is engaged in the manufacture and sale of steel and aluminum containers that are used primarily by processors and packagers for food products, such as pet food, vegetables, soup, proteins

(e.g., meat, chicken and seafood), tomato based products, adult nutritional drinks, fruit and other miscellaneous food products, as well as general line metal containers primarily for chemicals. We have 43 metal container manufacturing facilities located in the United States, Europe and Asia, serving over 50 countries throughout the world. For the fiscal year ended December 31, 2019, our metal container business had net sales of $2.47 billion (approximately 55.1 percent of our consolidated net sales) and income from operations of $160.0 million (approximately 41.8 percent of our consolidated income from operations excluding corporate expense), which includes rationalization charges of $49.4 million substantially related to the shutdown of two metal container manufacturing facilities. For the three months ended March 31, 2020, our metal container business had net sales of $508.5 million (approximately 49.3 percent of our consolidated net sales) and income from operations of $47.5 million (approximately 41.4 percent of our consolidated income from operations excluding corporate expense). For 2020, we estimate that approximately 90 percent of our metal container sales will be pursuant to multi-year customer supply arrangements. Our largest customers for these products include Bonduelle Group, Campbell Soup Company, or Campbell, Conagra Brands, Inc., Crider Foods, Inc., Del Monte Corporation, General Mills, Inc., or General Mills, Hill’s Pet Nutrition, Inc., Hormel Foods Corporation, The Kraft Heinz Company, or Kraft, Mars, Incorporated, or Mars, Nestlé Food Company, or Nestlé, Pacific Coast Producers and Stanislaus Food Products Company. In 2016, we completed the construction of a new metal food container manufacturing facility in the United States to better optimize the logistical footprint of our metal container business in North America, allowing us to further reduce costs. Additionally, in 2018 we commercialized a smaller, near-site manufacturing facility in the United States to support growth of certain customers.

Closures—31.3 percent of consolidated net sales for the fiscal year ended December 31, 2019

Our closures business provides customers with an extensive variety of proprietary metal and plastic closures and innovative dispensing system solutions that ensure closure quality and safety, as well as state-of-the-art capping/sealing equipment and detection systems to complement our closures product offering. We manufacture metal and plastic closures for food and beverage products, such as ready-to-drink teas, sports drinks, dairy products, tomato sauce, salsa, pickles, baby food, juice drinks, ketchup, preserves, soup, cooking sauces, gravies, fruits, vegetables and infant formula products. With our acquisition in 2017 of WestRock Company’s specialty closures and dispensing systems business, now operating under the name Silgan Dispensing Systems, or SDS, we broadened our closures portfolio to manufacture dispensing systems for health care, garden, personal care, home, beauty and food products, such as health care nasal spray and topical applications, lawn and garden products, hard surface cleaning products, professional cleaning products, air and fabric care products, perfume and fragrance products, skin care products, lotions, cosmetics, soaps, hair care products and other bath and body products and condiments. We have 44 closure manufacturing facilities located in North America, Europe, Asia and South America, from which we serve over 100 countries throughout the world. In addition, we license our technology to five other manufacturers for various markets we do not serve directly. For the fiscal year ended December 31, 2019, our closures business had net sales of $1.41 billion (approximately 31.3 percent of our consolidated net sales) and income from operations of $173.5 million (approximately 45.4 percent of our consolidated income from operations excluding corporate expense), which includes rationalization charges of $6.5 million largely related to the shutdown of a metal closures manufacturing facility in Spain. For the three months ended March 31, 2020, our closures business had net sales of $357.2 million (approximately 34.7 percent of our consolidated net sales) and income from operations of $45.2 million (approximately 39.4 percent of our consolidated income from operations excluding corporate expense). Our largest customers of our closures business include Campbell, The Coca-Cola Company, Colgate-Palmolive Company, Dean Foods Company, Hipp GmbH & Co Vertrieb KG, Kraft, Mizkan Holdings Co., Ltd., Molson Coors Brewing Company, Mt. Olive Pickle Company, Inc., Nestlé, PepsiCo Inc., The Procter & Gamble Company, or Procter & Gamble, Puig S.L., S. C. Johnson & Son, Inc., The Scotts Company LLC, or Scotts, Spectrum Brands Holdings, Inc. and its affiliated entities, including United Industries Corporation, and Unilever, N.V.

Plastic Containers—13.6 percent of consolidated net sales for the fiscal year ended December 31, 2019

We manufacture custom designed and stock plastic containers for personal care and health care products, including containers for mouthwash, shampoos, conditioners, hand creams, lotions, liquid soap, respiratory and gastrointestinal products, cosmetics and toiletries; food and beverage products, including peanut butter, salad dressings, condiments, dairy products and liquor; household and industrial chemical products, including containers for lawn, garden and agricultural products, scouring cleaners and cleaning agents; and pharmaceutical products, including containers for tablets and antacids. In addition, we manufacture plastic thermoformed barrier and non-barrier bowls and trays for food products, such as soups and other ready-to-eat meals and pet food, as well as thermoformed plastic tubs for food, household and personal care products, including soft fabric wipes. We also manufacture plastic closures, caps, sifters and fitments for food and household products, including salad dressings, condiments, peanut butter, spices, liquid margarine, powdered drink mixes and arts and crafts supplies. We operate 23 plastic container manufacturing facilities in the United States and Canada. For the fiscal year ended December 31, 2019, our plastic container business had net sales of $611.1 million (approximately 13.6 percent of our consolidated net sales) and income from operations of $48.9 million (approximately 12.8 percent of our consolidated income from operations excluding corporate expense). For the three months ended March 31, 2020, our plastic container business had net sales of $164.7 million (approximately 16.0 percent of our consolidated net sales) and income from operations of $22.0 million (approximately 19.2 percent of our consolidated income from operations excluding corporate expense). In 2016, we completed the construction of two new plastic container manufacturing facilities in the United States, including a near-site facility to a major customer and another facility to meet the growing needs of our customers and allow us to further reduce costs of our plastic container business. Additionally, in 2018 we commercialized a new thermoformed plastic container manufacturing facility in the United States in support of continued growth. Our largest customers for our plastic container business include Berlin Packaging LLC, Campbell, Conagra Brands, Inc., General Mills, Henkel AG & Co. KGaA, Johnson & Johnson, Kraft, Mars, McCormick & Company, Inc., Nice-Pak Products, Inc., Perrigo Company plc, Procter & Gamble, Scotts, TreeHouse Foods Inc., TricorBraun, Inc. and Vi-Jon Laboratories, Inc.

Our Strengths

Leading Market Positions. We are a leading manufacturer of rigid packaging for consumer goods products. We are a leading manufacturer of metal containers in North America and Europe, and in North America we are the largest manufacturer of metal food containers with a unit volume market share in the United States in 2019 of slightly more than half of the market. We are also a leading worldwide manufacturer of metal and plastic closures and dispensing systems for food, beverage, health care, garden, personal care, home and beauty products. Additionally, we are a leading manufacturer of plastic containers in North America for a variety of markets, including the personal care, food, health care and household and industrial chemical markets.

Consistent Growth and Stable Cash Flow Generation. Through our leading market positions, long-term customer relationships, leading technology and manufacturing platform, record of quality and service and proven ability to integrate acquisitions, we have increased consolidated net sales from $3.1 billion to $4.5 billion from 2009 to 2019. Our business is generally recession-resistant which, along with our long-term customer arrangements, allows us to generate stable and predictable cash flow.

Long-Term Customer Relationships with Multi-Year Supply Arrangements. We have entered into multi-year supply arrangements with many of our customers. For 2020, we estimate that approximately 90 percent of our metal container sales and a majority of our closure and plastic container sales will be pursuant to multi-year customer supply arrangements. Historically, we have been successful in continuing these multi-year customer supply arrangements.

Disciplined and Proven Acquisition Strategy. Since our inception in 1987, we have acquired thirty-seven businesses. As a result of the benefits of acquisitions and organic growth, we have become a leading manufacturer of metal containers in North America and Europe, with net sales of $2.47 billion for the fiscal year ended December 31, 2019 and increased our overall share of the metal food container market in the United States from approximately 10 percent in 1987 to slightly more than half of the market in 2019. Through acquisitions, we have become a leading worldwide manufacturer of closures for food, beverage, health care, garden, personal care, home and beauty products, with net sales of $1.41 billion for the fiscal year ended December 31, 2019, a sevenfold increase since our acquisition of the White Cap closures operations in the United States in 2003. We have also grown our market position in the plastic container business since 1987, with net sales increasing sevenfold to $611.1 million for the fiscal year ended December 31, 2019. We intend to continue using reasonable leverage, supported by our stable cash flows, to make value enhancing acquisitions.

Ability to Pass Through Raw Material Cost Changes. We have historically been able to generally pass through changes in raw material costs to our customers. Our metal container and closures supply agreements provide for the pass through of changes in our metal and resin raw material costs. Our plastic container business has also passed along to our customers changes in the prices of our resin raw material costs in accordance with customer supply arrangements. For our customers without long-term contracts, we also generally increase prices to pass through increases in raw material costs.

Leading Technology and Manufacturing Support. Through our metal container facilities, we believe that we provide the most comprehensive manufacturing capabilities in the industry. Through our closures business, we manufacture an extensive variety of metal and plastic closures and highly engineered dispensing systems for the food, beverage, health care, garden, personal care, home and beauty industries throughout the world utilizing state-of-the-art technology and equipment, and we provide our customers for our closures with state-of-the-art capping/sealing equipment and detection systems. Through our plastic container facilities, we have the capacity to manufacture customized products across the entire spectrum of resin materials, decorating techniques and molding processes required by our customers. We intend to continue to leverage our manufacturing, design and engineering capabilities to continue to create cost-effective manufacturing systems that will drive our improvements in product quality, operating efficiency and customer support.

Our Strategy

We intend to enhance our position as a leading manufacturer of consumer goods packaging products by continuing to aggressively pursue a strategy designed to achieve future growth and increase shareholder value by focusing on the following key elements:

Supply “Best Value” Packaging Products with High Levels of Quality, Service and Technological Support. Since our inception, we have been, and intend to continue to be, devoted to consistently supplying our products with the combination of quality, price and service that our customers consider to be “best value.” In our metal container business, we focus on providing high quality and high levels of service and utilizing our low cost producer position. We have made and are continuing to make significant capital investments to offer our customers value-added features such as our family of Quick Top® easy-open ends for our metal food containers, shaped metal food containers and alternative color offerings for metal food containers. In addition, we have made and continue to make investments to enhance the competitive advantages of metal packaging for food, including a new manufacturing facility in the United States completed in 2016 to better optimize the logistical footprint of our metal containers business. Additionally, in 2018 we commercialized a smaller, near-site manufacturing facility in the United States to support growth of certain customers. In our closures business, we emphasize high levels of quality, service and technological support. We believe our closures business is the premier innovative closures and dispensing systems solutions provider to the food, beverage, health care, garden, personal care, home and beauty industries. We offer customers an extensive variety of metal and plastic closures for food and beverage products, as well as proprietary equipment solutions such as cap feeders, cappers and detection systems, to ensure high quality package safety. We also manufacture throughout the world a wide range of highly engineered dispensing systems for health care, garden, personal care, home, beauty and food products. In our plastic container business, we provide high levels of quality and service and focus on value-added, custom designed plastic containers to meet changing product and packaging demands of our customers. We believe that we are one of the few plastic packaging businesses that can custom design, manufacture and decorate a wide variety of plastic containers, providing the customer with the ability to satisfy more of its plastic packaging needs through one supplier. We will continue to supply customized products that can be delivered quickly to our customers with superior levels of design, development and technological support. We have made strategic investments to enhance the competitive position of our plastic container business, including the construction of two new plastic container manufacturing facilities in the United States that were completed in 2016, one of which is a near-site facility to a major customer and the other of which is to meet the growing needs of our customers and allow us to further reduce costs of our plastic container business. Additionally, in 2018 we commercialized a new thermoformed plastic container manufacturing facility in the United States in support of continued growth.

Maintain Low Cost Producer Position. We will continue pursuing opportunities to strengthen our low cost position in our business by:

•	maintaining a flat, efficient organizational structure, resulting in low selling, general and administrative expenses as a percentage of consolidated net sales;

•	achieving and maintaining economies of scale;

•	prudently investing in new technologies to increase manufacturing and production efficiency;

•	rationalizing our existing plant structure; and

•	serving our customers from our strategically located plants.

Through our metal container facilities, we believe that we provide the most comprehensive manufacturing capabilities in the industry. Through our closures business, we manufacture an extensive variety of metal and plastic closures and highly engineered dispensing systems for the food, beverage, health care, garden, personal care, home and beauty industries throughout the world utilizing state-of-the-art technology and equipment, and we also provide our customers for our closures with state-of-the-art capping/sealing equipment and detection systems. Through our plastic container facilities, we have the capacity to manufacture customized products across the entire spectrum of resin materials, decorating techniques and molding processes required by our customers. We intend to leverage our manufacturing, design and engineering capabilities to continue to create cost-effective manufacturing systems that will drive our improvements in product quality, operating efficiency and customer support.

In 2016, we completed optimization plans in each of our businesses that reduced manufacturing and logistical costs and provided productivity improvements and manufacturing efficiencies, thereby resulting in a lower cost manufacturing network for our businesses and strengthening the competitive position of each of our businesses in their respective markets. In conjunction with these optimization plans, we completed the construction of a new metal food container manufacturing facility and two new plastic container manufacturing facilities in the United States, the relocation of various equipment lines to facilities where we can better serve our customers and the rationalization of several existing manufacturing facilities. The three new manufacturing facilities are strategically located to meet the unique needs of our customers.

In 2018, we commercialized a new metal container manufacturing facility and a new thermoformed plastic container manufacturing facility, in each case to support continued growth in key markets. In 2019, we initiated a multi-year footprint optimization plan in our metal container business in the U.S. to reduce capacity and continue to drive cost reductions, which includes the likely shutdown of six metal container manufacturing facilities over a three year period. As part of this plan, we shut down two metal container manufacturing facilities in the fourth quarter of 2019.

Maintain an Optimal Capital Structure to Support Growth and Increase Shareholder Value. Our financial strategy is to use reasonable leverage to support our growth and increase shareholder returns. Our stable and predictable cash flow, generated largely as a result of our long-term customer relationships and generally recession resistant business, supports our financial strategy. We intend to continue using reasonable leverage, supported by our stable cash flows, to make value enhancing acquisitions. In determining reasonable leverage, we evaluate our cost of capital and manage our level of debt to maintain an optimal cost of capital based on current market conditions. If acquisition opportunities are not identified over a longer period of time, we may use our cash flow to repay debt, repurchase shares of our common stock or increase dividends to our stockholders or for other permitted purposes. In March 2017, we completed an amendment and restatement of our 2014 Credit Facility and entered into an amended and restated senior secured credit facility, which extended the maturity dates of our senior secured credit facility, provides additional borrowing capacity for us and provides us with greater flexibility with regard to our strategic initiatives. In May 2018, we amended our amended and restated senior secured credit facility, as so amended, our Credit Agreement, to further extend maturity dates, lower the margin on borrowings thereunder and provide additional flexibility with regard to strategic initiatives. Our Credit Agreement provides us with revolving loans, consisting of a multicurrency revolving loan facility of approximately $1.19 billion and a Canadian revolving loan facility of Cdn $15.0 million. Additionally, our Credit Agreement provided us with term loans, consisting of (i) U.S. $800 million of term loans designated U.S. A term loans and (ii) Cdn $45.5 million of term loans designated Canadian A term loans. In April 2017, we funded the purchase price for SDS with $800 million of U.S. A term loans and $223.8 million of revolving loan borrowings under our Credit Agreement. In April 2018, we redeemed all of our remaining outstanding 5% Senior Notes due 2020 ($280 million aggregate principal amount) with revolving loan borrowings under our Credit Agreement and cash on hand. In August 2019, we redeemed all $300 million of our outstanding 5 1⁄2% Senior Notes due 2022, or the 5 1⁄2% Senior Notes, with revolving loan borrowings under our Credit Agreement and cash on hand. In November 2019, we issued $400 million of the old Dollar notes to repay outstanding revolving loans under our Credit Agreement, including revolving loans used to redeem the 5 1⁄2% Senior Notes. In February 2020, we issued an additional $200 million of the old Dollar notes and €500 million of the old Euro notes to prepay outstanding U.S. A term loans under our Credit Agreement. In April 2020, we entered into an Incremental Term Loan Commitment Agreement, or the Incremental Term Loan Commitment Agreement, pursuant to our Credit Agreement for $900 million of term loans to fund the purchase price for the acquisition of the Albéa Dispensing Business (as described below under the caption “Recent Developments—Acquisition of the Albéa Dispensing Business”). On June 1, 2020, we funded the purchase price for the acquisition of the Albéa Dispensing Business with $900 million of term loans under the Incremental Term Loan Commitment Agreement and our Credit Agreement.

Expand Through Acquisitions and Internal Growth. We intend to continue to increase our market share in our current business lines and related business lines through acquisitions and internal growth. We use a disciplined approach to make acquisitions and investments that generate attractive cash returns. As a result, we expect to continue to expand and diversify our customer base, geographic presence and product lines. This strategy has enabled us to increase our net sales and income from operations over the last ten years.

Enhance Profitability Through Productivity Improvements and Cost Reductions. We intend to continue to enhance profitability through investment of capital for productivity improvements, manufacturing efficiencies, manufacturing cost reductions, and the optimization of our manufacturing facilities footprints. The additional sales and production capacity provided through acquisitions and investments have enabled us to rationalize plant operations and decrease overhead costs through plant closings and downsizings. From 2015, we have closed six metal container manufacturing facilities, two closure manufacturing facilities and three plastic container manufacturing facilities in connection with our continuing efforts to streamline our plant operations, reduce operating costs and better match supply with geographic demand. In 2019, we initiated a multi-year footprint optimization plan in our metal container business in the U.S. to reduce capacity and continue to drive cost reductions, which includes the likely shutdown of six metal container manufacturing facilities over a three-year period. As part of this plan, we shut down two metal container manufacturing facilities in the fourth quarter of 2019.

We expect that most future acquisitions will continue to enable us to realize manufacturing efficiencies as a result of optimizing production scheduling and other benefits from economies of scale and the elimination of redundant selling and administrative functions. In addition to the benefits realized through the integration of acquired businesses, we have improved and expect to continue to improve the operating performance of our plant facilities by investing capital for productivity improvements, manufacturing efficiencies and manufacturing cost reductions. While we have made some of these investments in certain of our plants, more opportunities still exist throughout our system. We will continue to use a disciplined approach to identify these opportunities to generate attractive cash returns.

Recent Developments

Acquisition of the Albéa Dispensing Business

On June 1, 2020, we, through certain of our wholly owned subsidiaries, completed the acquisition of the dispensing business of the Albéa Group, or the Albéa Dispensing Business, pursuant to the Securities and Assets Sale Agreement, dated April 21, 2020, or the SPA, by and among Silgan Dispensing Systems Holdings Company, Silgan International Holdings B.V., Silgan Dispensing Systems Brazil Packaging Industry Ltda. and Silgan Dispensing Systems (Wuxi) Co., Ltd., or collectively, the Buyers, us, and Twist Beauty Packaging S.A.S., Twist Beauty Packaging Holdings France S.A.S., Albéa Services S.A.S., Twist Beauty Packaging Holdings Corp., Twist Beauty Packaging Holdings Mexico S. DE R.L DE CV and Albéa Packaging (Suzhou) Co. Ltd. Pursuant to the SPA, the Buyers and certain of their subsidiaries acquired all of the outstanding equity interests of all subsidiaries of the Albéa Group that are engaged in the Albéa Dispensing Business and certain assets of a subsidiary of the Albéa Group in China related to the Albéa Dispensing Business. The purchase price for our acquisition of the Albéa Dispensing Business was $900 million in cash and is subject to certain adjustments for working capital, other current assets and current liabilities and net indebtedness as provided in the SPA. We funded the purchase price for our acquisition of the Albéa Dispensing Business through $900 million of term loans under the Incremental Term Loan Commitment Agreement and our Credit Agreement.

Incremental Term Loan Commitment Agreement

On April 17, 2020, we and certain of our subsidiaries entered into the Incremental Term Loan Commitment Agreement with the lenders thereunder pursuant to our Credit Agreement. The Incremental Term Loan Commitment Agreement provided for the lenders thereunder to lend to us, pursuant to the terms of the Incremental Term Loan Commitment Agreement and our Credit Agreement, $900 million of term loans to fund the purchase price for our acquisition of the Albéa Dispensing Business.

These term loans mature on May 30, 2024. The Incremental Term Loan Commitment Agreement provides that these term loans are repayable in installments of $90 million on each of December 31, 2021, 2022 and 2023, with the remaining outstanding principal balance to be repaid on May 30, 2024.

Under the Incremental Term Loan Commitment Agreement and our Credit Agreement, the interest for these terms loans will be either the Eurodollar Rate or the Base Rate (each as defined in our Credit Agreement) plus a margin. Until the delivery of our financial statements for the fiscal quarter ending June 30, 2020, these term loans will have a margin of 1.75 percent per annum in the case of Eurodollar Rate Loans (as defined in our Credit Agreement) and 0.75 percent per annum in the case of Base Rate Loans (as defined in our Credit Agreement). Thereafter, the margin on these term loans will vary between 1.25 percent to 1.75 percent per annum for Eurodollar Rate Loans and between 0.25 percent to 0.75 percent per annum for Base Rate Loans, in both cases based on our Total Net Leverage Ratio (as defined in our Credit Agreement).

These term loans are guaranteed by the US Guarantors (as defined in our Credit Agreement) and secured on a pari passu basis by the same collateral that secures our outstanding loans under our Credit Agreement.

The Exchange Offer

On November 12, 2019, we completed an offering of $400 million aggregate principal amount of the old Dollar notes. On February 26, 2020, we completed an offering of an additional $200 million aggregate principal amount of the old Dollar notes and €500 million aggregate principal amount of the old Euro notes. The old Dollar notes and the old Euro notes, the outstanding notes to which the exchange offer applies, were sold to a group of initial purchasers in reliance on exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable securities laws. The $200 million aggregate principal amount of the old Dollar notes issued on February 26, 2020 are the same series as the $400 million aggregate principal amount of the old Dollar notes issued on November 12, 2019 and are additional notes and subject to the same indenture. In connection with the sale of the outstanding notes to the initial purchasers, we entered into registration rights agreements pursuant to which we agreed, among other things, to deliver this prospectus to you, to commence this exchange offer and to use our best efforts to consummate the exchange offer within 360 days after November 12, 2019 with respect to $400 million aggregate principal amount outstanding of the old Dollar notes issued on November 12, 2019 and 360 days after February 26, 2020 with respect to the additional $200 million aggregate principal amount outstanding of the old Dollar notes and all €500 million aggregate principal amount outstanding of the old Euro notes issued on February 26, 2020. The summary below describes the principal terms and conditions of the exchange offer. It may not contain all of the information that is important to you. For a more complete description of the exchange offer, see “The Exchange Offer,” “Description of the Dollar Notes” and “Description of the Euro Notes.”

Old Notes	4 1⁄8% Senior Notes due 2028, $400 million of which were issued on November 12, 2019 and $200 million of which were issued on February 26, 2020 (under Regulation S CUSIP U82239 AK7 and Rule 144A CUSIP 827048 AV1), and 2 1⁄4% Senior Notes due 2028, €500 million of which were issued on February 26, 2020 (under Regulation S ISIN XS2124980769 and Common Code 212498076 and Rule 144A ISIN XS2124981577 and Common Code 212498157).

New Notes	4 1⁄8% Senior Notes due 2028 and 2 1⁄4% Senior Notes due 2028. The terms of the new Dollar notes are substantially identical to the terms of the old Dollar notes and the terms of the new Euro notes are substantially identical to the terms of the old Euro notes except, in each case, that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

Resale of the New Notes	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties not related to us, we believe that the new notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you acquired the new notes in the ordinary course of business;

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such new notes; and

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act.

The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the SEC would make a similar determination with respect to this exchange offer. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any new notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your new notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that receives new notes for its own account in exchange for old notes, or where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes as further described under the caption “Plan of Distribution.”

Expiration Date	This exchange offer will expire at 5:00 pm, New York City time, on July 15, 2020 unless extended, in which case the “expiration date” shall mean the latest date and time to which we extend the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions that may be waived by us. The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange. See “The Exchange Offer—Conditions” for more information regarding conditions to the exchange offer.

Procedures for Tendering Old Notes	Old Dollar Notes. Unless you comply with the procedures described under the caption “The Exchange Offer—Guaranteed Delivery Procedures,” you must do one of the following on or prior to the expiration date of the exchange offer to participate in the exchange offer:

•

tender your old Dollar notes by sending the certificates for your old Dollar notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, which accompanies this prospectus, or a facsimile of the letter of transmittal, with any required signature guarantees, together with any other required documents, to U.S. Bank National Association, as registrar and exchange agent for the old Dollar notes, at the address listed under the caption “The Exchange Offer—Exchange Agents;” or

•

tender your old Dollar notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal to the exchange agent for the Dollar notes. In order for a book-entry transfer to constitute a valid tender of your old Dollar notes in the exchange offer, U.S. Bank National Association, as registrar and exchange agent for the old Dollar notes, must receive a confirmation of book-entry transfer of your old Dollar notes into the exchange agent’s account at The Depository Trust Company prior to the expiration of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, please read the discussion under the caption “The Exchange Offer—Procedures for Tendering—Old Dollar Notes Held Through the Facilities of DTC.”

By accepting the letter of transmittal, you will make the representations to us described under the caption “The Exchange Offer—Procedures for Tendering—Terms and Conditions Contained in the Letter of Transmittal.”

Old Euro Notes. A holder of old Euro notes with Euroclear or Clearstream wishing to participate in the exchange offer should submit, or arrange to have submitted on its behalf, an electronic exchange instruction through the relevant clearing system in accordance with the procedures of, and within the time limits specified by, the relevant clearing system for receipt by Elavon Financial Services DAC, UK Branch, the exchange agent for the old Euro notes. By using such procedures to exchange the old Euro notes, holders will be deemed to have agreed to the terms of the letter of transmittal.

Special Procedures for Beneficial Owners	If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender your old notes on your behalf.

If you wish to tender old notes on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either:

•	make appropriate arrangements to register ownership of the old notes in your name; or

•	obtain a properly completed assignment from the registered holder.

Guaranteed Delivery Procedures for Old Dollar Notes

If you wish to tender your old Dollar notes and your old Dollar notes are not immediately available or you cannot deliver your old Dollar notes, the letter of transmittal or any other documentation required by the letter of transmittal to the exchange agent for the Dollar notes before the expiration date, or you cannot complete the procedures for book-entry transfer on a timely basis, you must tender your old Dollar notes according to the guaranteed delivery procedures set forth in “The Exchange Offer—Guaranteed Delivery Procedures for Old Dollar Notes.”

Acceptance of the Old Notes and Delivery of the New Notes	Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all old notes that are properly tendered in the exchange offer before the expiration date. The new notes issued under the exchange offer will be delivered on the earliest practicable date following the expiration date, as described below under the caption “The Exchange Offer—Terms of the Exchange Offer.”

Withdrawal Rights; Non-Acceptance	You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on the expiration date. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the applicable exchange agent’s account at the applicable book-entry facility, any withdrawn or unaccepted old notes will be credited to the tendering holder’s account at such book-entry facility. For further information regarding the withdrawal of tendered old notes, please read “The Exchange Offer—Withdrawal of Tenders.”

Certain U.S. Federal Tax Considerations	The exchange of old notes for new notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes, as described below under the caption “Certain U.S. Federal Tax Considerations.”

Exchange Agents	U.S. Bank National Association, the trustee under the indentures governing the old notes and the new notes, is serving as the exchange agent for the old Dollar notes and Elavon Financial Services DAC, UK Branch, is serving as the exchange agent for the old Euro notes.

Consequences of Failure to Exchange Old Notes	If you do not exchange your old notes for new notes, you will continue to be subject to the restrictions on transfer provided in the old notes and in the applicable indenture governing the notes. In general, the old notes may not be offered or sold, unless registered pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently plan to register the old notes under the Securities Act.

Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the market, if any, for the old notes remaining outstanding after the completion of the exchange offer will be substantially limited. For more information regarding the consequences of not tendering your old notes, see “Risk

Factors—Risks Relating to the Exchange Offer” and “The Exchange Offer—Consequences of Failure to Exchange.”

We explain the exchange offer in greater detail beginning on page 38.

The New Notes

The form and terms of the new Dollar notes are substantially identical to the form and terms of the old Dollar notes and the form and terms of the new Euro notes are substantially identical to the form and terms of the old Euro notes except, in each case, that the new notes will be registered under the Securities Act and, therefore, the new notes will not have the transfer restrictions or registration rights applicable to the old notes. The new Dollar notes will evidence the same debt as the old Dollar notes, and both the old Dollar notes and the new Dollar notes are governed by the same indenture. The new Euro notes will evidence the same debt as the old Euro notes, and both the old Euro notes and the new Euro notes are governed by the same indenture.

Issuer	Silgan Holdings Inc.

New Notes Offered	$600 million aggregate principal amount of our 4 1⁄8% Senior Notes due 2028 and €500 million aggregate principal amount of our 2 1⁄4% Senior Notes due 2028.

Maturity	February 1, 2028 for the Dollar notes and June 1, 2028 for the Euro notes.

Interest	Interest on the new Dollar notes is payable semiannually in cash on April 1 and October 1 of each year. Interest on the new Euro notes is payable semiannually in cash on January 15 and July 15 of each year, commencing July 15, 2020.

Sinking Fund	None.

Optional Redemption	We may redeem the new Dollar notes, in whole or in part, at our option at any time on or after October 1, 2022, initially at 102.063% of their principal amount, plus accrued and unpaid interest, declining ratably to 100% of their principal amount, plus accrued and unpaid interest, on or after October 1, 2024.

At any time before October 1, 2022, we may redeem the new Dollar notes, in whole or in part, at our option at a redemption price equal to 100% of their principal amount plus a make-whole premium described in “Description of the Dollar Notes—Optional Redemption,” together with accrued and unpaid interest to the redemption date.

In addition, before October 1, 2022, we may redeem up to 35% of the aggregate principal amount of outstanding new Dollar notes with the proceeds from sales of certain kinds of our capital stock at a redemption price equal to 104.125% of their principal amount, plus accrued and unpaid interest to the redemption date. We may make such redemption only if, after any such redemption, at least 65% of the aggregate principal amount of Dollar notes issued under the indenture governing the Dollar notes (including any additional Dollar notes) remains outstanding.

We may redeem the new Euro notes, in whole or in part, at our option at any time on or after March 1, 2023, initially at 101.125% of their principal amount, plus accrued and unpaid interest, declining ratably to 100% of their principal amount, plus accrued and unpaid interest, on or after March 1, 2025.

At any time before March 1, 2023, we may redeem the new Euro notes, in whole or in part, at our option at a redemption price equal to 100% of their principal amount plus a make-whole premium described in “Description of the Euro Notes—Optional Redemption,” together with accrued and unpaid interest to the redemption date.

In addition, before March 1, 2023, we may redeem up to 35% of the aggregate principal amount of outstanding new Euro notes with the proceeds from sales of certain kinds of our capital stock at a redemption price equal to 102.250% of their principal amount, plus accrued and unpaid interest to the redemption date. We may make such redemption only if, after any such redemption, at least 65% of the aggregate principal amount of Euro notes originally issued under the indenture governing the Euro notes (including any additional Euro notes) remains outstanding.

Change of Control	In the event of a Change of Control Repurchase Event (as defined in “Description of the Dollar Notes—Certain Definitions” and “Description of the Euro Notes—Certain Definitions”) under the terms of the indentures, each holder of the new notes will have the right to require us to purchase such holder’s notes at a price of 101% of their principal amount plus accrued interest, if any, to the date of repurchase.

Redemption for Tax Reasons	In the event that we become obligated to pay any additional amounts, we may redeem the new Euro notes in whole, but not in part, at any time upon giving prior notice, at a redemption price of 100% of the principal amount plus accrued and unpaid interest, if any, and additional amounts, if any, to the date of redemption. See “Description of the Euro Notes—Redemption of Euro Notes for Tax Reasons.”

Additional Amounts	We will, subject to certain exceptions and limitations set forth herein, pay to a holder who is not a United States person additional amounts on the new Euro notes as are necessary such that the net payment received after withholding or deduction for or on account of any tax, assessment or other governmental charge imposed or levied by or on behalf of the United States or any taxing jurisdiction thereof or therein will not be less than the amount that would have been received in the absence of such withholding or deduction. See “Description of the Euro Notes—Payment of Additional Amounts on the Euro Notes.”

Ranking	The new notes will be general senior unsecured obligations. Accordingly, they will be:

•	effectively subordinated to all of our existing and future secured indebtedness, including indebtedness under our Credit Agreement, to the extent of the value of the assets securing such indebtedness;

•	structurally subordinated to all of the existing and future obligations, including trade payables, of our subsidiaries;

•

equal in right of payment with all of our existing and future unsubordinated indebtedness, including $300 million of our 4 3⁄4% Senior Notes due 2025, or the 4 3⁄4% Senior Notes, and €650 million of our 3 1⁄4% Senior Notes due 2025, or the 3 1⁄4% Senior Notes; and

•	senior to all of our existing and future subordinated indebtedness.

At March 31, 2020, we had $3,051.1 million of total outstanding indebtedness, $827.0 million of which was secured indebtedness under our Credit Agreement, $300.0 million of which was indebtedness evidenced by the 4 3⁄4% Senior Notes, $713.5 million of which was indebtedness evidenced by the 3 1⁄4% Senior Notes, $1,148.8 million of which was indebtedness evidenced by the old notes, $29.2 million of which was other foreign bank revolving and term loans, $32.6 million of which was finance leases and none of which was subordinated indebtedness. See “Summary—Recent Developments,” “Capitalization” and “Description of Certain Indebtedness.”

None of our subsidiaries will initially guarantee the new notes. At March 31, 2020, our subsidiaries had other liabilities, including trade payables and accrued expenses, of approximately $1,100.2 million on a combined basis, excluding indebtedness under our Credit Agreement, other foreign bank revolving and term loans and finance leases. See “Risk Factors—Risks Relating to Our Indebtedness and the Notes.”

Certain Covenants	The indenture contains certain covenants which, among other things, restrict our ability and the ability of our restricted subsidiaries to:

•	create or incur liens;

•	issue guarantees;

•	engage in sale leaseback transactions; and

•	consolidate, merge or sell all our assets.

See “Description of the Dollar Notes—Covenants” and “Description of the Euro Notes—Covenants.”

Use of Proceeds	We will not receive any cash proceeds in the exchange offer.

Listing	We intend to submit an application to list the new Euro notes on the Official List of Euronext Dublin and to trade the new Euro notes on the Global Exchange Market, which is the exchange regulated market of Euronext Dublin. The Global Exchange Market is not a regulated market for the purposes of Directive 2014/65/EU. If such application is made, no assurances can be given that listing will be obtained. The new Dollar notes will not be listed on any securities exchange.

We explain the new Dollar notes in greater detail beginning on page 53, and we explain the new Euro notes in greater detail beginning on page 79.

Risk Factors

You should carefully consider all of the information in this prospectus, or incorporated by reference herein, including the discussion under the caption “Risk Factors” beginning on page 21, before participating in the exchange offer.

Summary Financial Data

The following summary historical consolidated financial data of Silgan Holdings Inc. for each of the fiscal years in the five-year period ended December 31, 2019 have been derived from our audited consolidated financial statements for such fiscal years. The following summary historical condensed consolidated financial data for each of the three-month periods ended March 31, 2019 and 2020 have been derived from our unaudited condensed consolidated financial statements for such periods and are not necessarily indicative of the results for the remainder of the fiscal year or any future periods. We believe that the unaudited condensed consolidated financial data reflects all normal and recurring adjustments necessary for a fair presentation of the results for the interim periods presented. This information is only a summary and should be read in conjunction with our consolidated financial statements and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, each of which is incorporated by reference into this prospectus. See “Incorporation of Certain Documents by Reference.”

	Fiscal Year Ended December 31,					Fiscal Quarter ended March 31
						2019	2020(a)
	2015	2016	2017(a)	2018(a)	2019	(unaudited)	(unaudited)
	(dollars in millions, except per share data)
Operating Data:
Net sales	$3,764.0	$3,612.9	$4,089.9	$4,448.9	$4,489.9	$1,027.1	$1,030.4
Cost of goods sold(b)	3,233.6	3,101.1	3,455.4	3,759.1	3,776.2	861.1	845.3

Gross profit	530.4	511.8	634.5	689.8	713.7	166.0	185.1
Selling, general and administrative expenses(b)(c)	226.4	219.9	305.1	308.4	315.7	77.7	89.9

Rationalization charges	14.4	19.1	5.8	6.3	56.3	6.1	2.8
Other pension and post retirement income(b)	(30.2)	(26.9)	(33.4)	(37.0)	(17.8)	(4.5)	(9.7)

Income before interest and income taxes	319.8	299.7	357.0	412.1	359.5	86.7	102.1
Interest and other debt expense before loss on early extinguishment of debt	66.9	67.8	110.2	116.3	105.7	27.1	23.4

Loss on early extinguishment of debt	—	—	7.1	2.5	1.7	—	1.5

Interest and other debt expense	66.9	67.8	117.3	118.8	107.4	27.1	24.9

Income before income taxes	252.9	231.9	239.7	293.3	252.1	59.6	77.2
Provision (benefit) for income taxes(d)	80.5	78.5	(30.0)	69.3	58.3	12.9	19.6

Net income	$172.4	$153.4	$269.7	$224.0	$193.8	$46.7	$57.6

	Fiscal Year Ended December 31,					Fiscal Quarter ended March 31
						2019	2020(a)
	2015	2016	2017(a)	2018(a)	2019	(unaudited)	(unaudited)
	(dollars in millions, except per share data)
Per Share Data:(e)
Basic net income per share	$1.41	$1.28	$2.44	$2.03	$1.75	$0.42	$0.52
Diluted net income per share	$1.41	$1.27	$2.42	$2.01	$1.74	$0.42	$0.52
Dividends per share	$0.32	$0.34	$0.36	$0.40	$0.44	$0.11	$0.12

Selected Segment Data:
Net sales:
Metal containers	$2,365.3	$2,271.9	$2,278.1	$2,378.0	$2,473.2	$507.0	$508.5
Closures	805.0	797.1	1,246.7	1,456.8	1,405.6	356.2	357.2
Plastic containers	593.7	543.9	565.1	614.1	611.1	163.9	164.7
Segment income:
Metal containers(f)	236.4	214.7	230.2	198.8	160.0	38.9	47.5
Closures(g)	91.8	99.8	142.0	189.9	173.5	40.2	45.2
Plastic containers(h)	7.8	5.2	27.8	42.6	48.9	12.1	22.0

Balance Sheet Data (at end of period):
Cash and cash equivalents	$99.9	$24.7	$53.5	$72.8	$203.8	$141.4	$614.8
Total assets(i)	3,192.7	3,149.4	4,645.4	4,579.3	4,931.1	4,924.6	5,528.5
Total debt	1,513.5	1,561.6	2,547.3	2,304.6	2,244.4	2,691.6	3,029.2
Stockholders’ equity	639.2	469.4	766.1	881.3	1,023.3	900.2	1,020.6

Other Data:
Capital expenditures	$237.3	$191.9	$174.4	$191.0	$230.9	$61.7	$65.1
Depreciation and amortization(j)	142.2	143.1	174.1	191.7	206.5	50.3	50.1
Net cash provided by (used in):
Operating activities(k)	335.7	394.6	389.8	506.5	507.3	(155.8)	(168.1)
Investing activities	(237.1)	(180.3)	(1,197.7)	(189.9)	(230.1)	(61.7)	(104.4)
Financing activities	(221.3)	(289.5)	836.8	(293.6)	(145.5)	287.2	688.7

(a)

In April 2017, we acquired SDS, the specialty closures and dispensing systems operations of WestRock Company. In February 2020, we acquired Cobra Plastics, Inc., a manufacturer and seller of injection molded plastic closures for a wide variety of consumer products, with a particular focus on the aerosol overcap market.

(b)

In 2018, we retrospectively adopted new accounting guidance regarding certain classifications related to other components of net periodic benefit costs. As a result, cost of goods sold was increased by $26.6 million, $21.7 million and $23.7 million for the fiscal years ended December 31, 2017, 2016 and 2015, respectively; selling, general and administrative expenses were increased by $6.8 million, $5.2 million and $6.5 million for the fiscal years ended December 31, 2017, 2016 and 2015, respectively; and we reported other pension and postretirement income of $33.4 million, $26.9 million and $30.2 million for the fiscal years ended December 31, 2017, 2016 and 2015, respectively.

(c)

Selling, general and administrative expenses include costs attributed to announced acquisitions of $1.8 million, $24.7 million and $1.4 million for the fiscal years ended December 31, 2019, 2017 and 2016, respectively, and $2.3 million for the three months ended March 31, 2020.

(d)

The effective tax rate for 2017 was favorably impacted by the benefit from effective tax rate adjustments totaling $110.9 million primarily related to the revaluation of net deferred tax liabilities to reflect lower future cash tax obligations as a result of the reduction in the U.S. corporate income tax rate under the legislation commonly referred to as the Tax Cuts and Jobs Act enacted in December 2017.

(e)	Per share amounts have been retroactively adjusted for the two-for-one stock split of our common stock that occurred on May 26, 2017.
(f)	Segment income of the metal container business includes:

•	rationalization charges of $2.0 million and $0.2 million for the three months ended March 31, 2020 and 2019, respectively; and

•

rationalization charges of $49.4 million, $5.3 million, $3.3 million and $12.1 million for the fiscal years ended December 31, 2019, 2018, 2017 and 2016, respectively. Segment income of the metal container business also includes a $3.0 million charge related to the resolution of a past non-commercial legal dispute in 2017.

(g)	Segment income of the closures business includes:

•	rationalization charges of $0.7 million and $5.7 million for the three months ended March 31, 2020 and 2019, respectively; and

•	rationalization charges of $6.5 million, $0.2 million, $1.0 million, $0.6 million and $1.7 million for the fiscal years ended December 31, 2019, 2018, 2017, 2016 and 2015, respectively.

(h)	Segment income of the plastic container business includes:

•	rationalization charges of $0.1 million and $0.2 million for the three months ended March 31, 2020 and 2019, respectively; and

•	rationalization charges of $0.4 million, $0.8 million, $1.5 million, $6.4 million and $12.7 million for the fiscal years ended December 31, 2019, 2018, 2017, 2016 and 2015, respectively.

(i)

In 2019, we adopted new accounting guidance requiring us to recognize assets and liabilities on the balance sheet for the rights and obligations created by long-term leases. As a result, total assets and total liabilities increased by $186.8 million and $195.2 million for the fiscal year ended December 31, 2019, respectively.

(j)	Depreciation and amortization excludes amortization of debt discount and issuance costs.
(k)

In 2016, we retrospectively adopted new accounting guidance regarding certain classifications on the statement of cash flows related to excess tax benefits and shares repurchased from employees for tax withholding purposes. As a result, net cash provided by operating activities was increased by $0.3 million and net cash (used in) provided by financing activities was decreased by $0.3 million for the fiscal year ended December 31, 2015.

RISK FACTORS

You should consider carefully all of the information set forth, or incorporated by reference, in this prospectus and, in particular, the following risks before you decide to participate in the exchange offer. If any of the following uncertainties or risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also materially and adversely affect our business, financial condition or results of operations. The risk factors set forth below, other than under the subheading “Risks Relating to the Exchange Offer,” are generally applicable to the old notes as well as the new notes.

Risks Relating to the Exchange Offer

You will remain subject to transfer restrictions if you fail to exchange your old notes.

If you do not exchange your old notes for new notes pursuant to the exchange offer, your old notes will continue to be subject to the restrictions on transfer as stated in the legend on the old notes, in the indentures and in the offering memorandums relating to the old notes. In general, the old notes may not be offered or sold unless registered under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently intend to register the old notes under the Securities Act. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted old notes could be adversely affected.

You must follow certain procedures to tender your old notes and failure to do so could, among other things, result in the loss of your right to receive new notes.

The new notes will be issued in exchange for your old notes only after timely receipt by the applicable exchange agent of the old notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you desire to tender your old notes in exchange for new notes, you should allow sufficient time to ensure timely delivery. Your failure to follow the procedures may result in a delay in receiving new notes on a timely basis or in your loss of the right to receive new notes. Neither we nor either exchange agent is under any duty to give notification of defect or irregularities with respect to tenders of old notes for exchange.

If you tender old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes.

A public market for the new notes may not develop, in which case the liquidity and the market price for the new notes could be adversely affected.

The new notes are a new issue of securities with no established trading market and we currently do not intend to list the new notes on any U.S. national securities exchange or automated dealer quotation system. Even if a trading market develops, the liquidity of such a trading market, and the market price quoted for the new notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects generally. As a result of this and other factors listed below, we cannot assure you that an active trading market will develop for the new notes. In addition, if a large amount of old notes are not tendered or are tendered improperly, the limited amount of new notes that would be issued and outstanding after we consummate the exchange offer would reduce liquidity and could lower the market price of those new notes.

In addition, you may not be able to sell your new notes at a particular time or at a price favorable to you. Future trading prices of the new notes will depend on many factors, including:

•	our operating performance and financial condition;

•	our prospects or the prospects for companies in our industry generally;

•	our ability to complete the exchange offer;

•	the interest of securities dealers in making a market in the notes;

•	the market for similar securities;

•	prevailing interest rates; and

•	the other factors described in this prospectus under the caption “Risk Factors.”

It is possible that the market for the new notes will be subject to disruptions. A disruption may have a negative effect on you as a holder of the new notes, regardless of our prospects or performance.

In addition, although we intend to submit an application to list the new Euro notes on the Official List of Euronext Dublin and trade the new Euro notes on the Global Exchange Market, we cannot assure you that the new Euro notes will be accepted for listing on the Official List of Euronext Dublin and trading on the Global Exchange Market. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the new Euro notes at any time. Failure of the new Euro notes to be admitted to listing on, or the delisting of such notes from, the Official List of Euronext Dublin may have a material adverse effect on a holder’s ability to sell the new Euro notes.

Risks Relating to Our Indebtedness and the Notes

Our substantial indebtedness could adversely affect our cash flow and prevent us from fulfilling our obligations, including under the notes.

We have now, and after the exchange offer will continue to have, a significant amount of indebtedness. We incurred much of this indebtedness as a result of financing acquisitions and refinancing our previously outstanding debt. At March 31, 2020, we had $3,051.1 million of total outstanding indebtedness and $614.8 million of cash and cash equivalents. In addition, at March 31, 2020, after taking into account outstanding letters of credit of $15.4 million, we had $346.3 million and Cdn $15.0 million of revolving loans available to be borrowed under our Credit Agreement. We also have available to us under our Credit Agreement an uncommitted multicurrency incremental loan facility in an amount of up to an additional $1.25 billion (which amount may be increased as provided under our Credit Agreement), and we may incur additional indebtedness as permitted by our Credit Agreement and our other instruments governing our indebtedness. On June 1, 2020, we borrowed $900 million of term loans pursuant to the Incremental Term Loan Commitment Agreement and our Credit Agreement to fund the purchase price for our acquisition of the Albéa Dispensing Business.

A significant portion of our cash flow must be used to service our indebtedness and is therefore not available to be used in our business. In 2019, we repaid $41.1 million in mandatory principal repayments and paid $108.8 million in interest on our indebtedness. Our ability to generate cash flow is subject to general economic, financial, competitive, legislative, regulatory and other factors that may be beyond our control. In addition, a significant portion of our indebtedness bears interest at floating rates, and therefore a substantial increase in interest rates could adversely impact our results of operations. Based on the average outstanding amount of our variable rate indebtedness in 2019, a one percentage point change in the interest rates for our variable rate indebtedness would have impacted our 2019 interest expense by an aggregate amount of approximately $13.1 million, after taking into account the average outstanding notional amount of our interest rate swap agreements during 2019.

Our indebtedness could have important consequences. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•

require us to dedicate a significant portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, acquisitions and capital expenditures, and for other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	restrict us from making strategic acquisitions or exploiting business opportunities; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

Despite our current levels of indebtedness, we may incur additional debt in the future, which could increase the risks associated with our leverage.

We are continually evaluating and pursuing acquisition opportunities in the consumer goods packaging market and may incur additional indebtedness, including indebtedness under our Credit Agreement, to finance any such acquisitions and to fund any resulting increased operating needs. For example, on June 1, 2020 we funded the purchase price for our acquisition of the Albéa Dispensing Business through $900 million of term loan borrowings under the Incremental Term Loan Commitment Agreement and our Credit Agreement, and in 2017 we funded the purchase price for our acquisition of SDS through term loan and revolving loan borrowings under our Credit Agreement in the aggregate amount of $1,023.8 million. If new debt is added to our current debt levels, the related risks we now face could increase. We will have to effect any new financing in compliance with the agreements governing our then existing indebtedness. In addition, none of the indentures governing the notes, the 4 3⁄4% Senior Notes and the 3 1⁄4% Senior Notes restricts our ability to incur additional indebtedness, including indebtedness that is effectively senior to or pari passu with the notes, the 4 3⁄4% Senior Notes and the 3 1⁄4% Senior Notes.

The notes will not be secured by any of our assets and therefore will be effectively subordinated to our existing and future secured indebtedness.

The notes will be general unsecured obligations ranking effectively junior in right of payment to all existing and future secured debt, including under our Credit Agreement, to the extent of the collateral securing such debt. In addition, none of the indentures governing the notes, the 4 3⁄4% Senior Notes or the 3 1⁄4% Senior Notes restricts our ability to incur additional debt, some of which may be secured debt. In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, creditors whose debt is secured by our assets will be entitled to the remedies available to secured holders under applicable laws, including the foreclosure of the collateral securing such debt, before any payment may be made with respect to the notes. As a result, there may be insufficient assets to pay amounts due on the notes and holders of the notes may receive less, ratably, than holders of secured indebtedness. As of March 31, 2020, the total amount of secured debt that we had outstanding was $827.0 million and, after taking into account outstanding letters of credit of $15.4 million, we had $346.3 million and Cdn $15.0 million of revolving loans available to be borrowed under our Credit Agreement. On June 1, 2020, we borrowed $900 million of term loans pursuant to the Incremental Term Loan Commitment Agreement and our Credit Agreement to fund the purchase price for our acquisition of the Albéa Dispensing Business, all of which is secured debt. We may also incur additional senior secured indebtedness, subject to limitations under the notes and those under our other debt, including the 4 3⁄4% Senior Notes and the 3 1⁄4% Senior Notes.

We are a holding company and our ability to meet our obligations under the notes largely depends upon the financial condition and indebtedness of our operating subsidiaries.

We are a holding company with no significant assets other than our investments in our subsidiaries. We conduct our operations principally through our wholly owned operating subsidiaries. These subsidiaries are separate and distinct legal entities and have no obligation to provide us with any funds for our payment obligations, whether by dividend, distributions, loans or otherwise. Therefore, our ability to make interest and principal payments on the notes largely depends upon the future performance and the cash flow of our operating subsidiaries, which will be subject to prevailing economic conditions and to financial, business and other factors (including the state of the economy and the financial markets, demand for our products, cost of raw materials, legislative and regulatory changes and other factors beyond the control of such operating subsidiaries) affecting the business and operations of such operating subsidiaries and may also be limited by applicable law or agreements of such subsidiaries.

The notes are structurally subordinated to the existing and future liabilities of our subsidiaries which are not guaranteeing the notes.

Our subsidiaries will not initially guarantee the notes. As a result, the notes will be structurally subordinated to all existing and future liabilities of our subsidiaries. Therefore, our rights and the rights of our creditors to participate in the assets of any subsidiary in the event that such a subsidiary is liquidated or reorganized are subject to the prior claims of such subsidiary’s creditors. As a result, all indebtedness and other liabilities, including trade payables, of our subsidiaries, whether secured or unsecured, must be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us in order for us to meet our obligations with respect to the notes. To the extent that we may be a creditor with recognized claims against any subsidiary, our claims would still be subject to the prior claims of such subsidiary’s creditors to the extent that they are secured or senior to those held by us. Subject to restrictions contained in financing arrangements, our subsidiaries may incur additional indebtedness and other liabilities.

As of March 31, 2020, our subsidiaries had approximately $1,989.0 million of total indebtedness and other liabilities, including guarantees of indebtedness under our Credit Agreement and trade payables and accrued expenses.

The terms of our Credit Agreement and the indentures governing the notes and the 4 3⁄4% Senior Notes and 3 1⁄4% Senior Notes restrict the manner in which we conduct our business and may limit our ability to implement elements of our growth strategy.

Our Credit Agreement contains numerous covenants, including financial and operating covenants, some of which are quite restrictive. These covenants affect, and in many respects limit, among other things, our ability to:

•	incur additional indebtedness;

•	create liens;

•	consolidate, merge or sell assets;

•	make certain advances, investments and loans;

•	enter into certain transactions with affiliates; and

•	engage in any business other than the packaging business and certain related businesses.

The indentures governing the notes and the 4 3⁄4% Senior Notes and 3 1⁄4% Senior Notes contain certain covenants that also restrict our ability to create liens, issue guarantees, engage in sale and leaseback transactions and consolidate, merge or sell assets. These covenants could restrict us in the pursuit of our growth strategy.

Our ability to repurchase the notes upon a change of control repurchase event may be limited. Upon the occurrence of certain change of control events, we may not be able to satisfy all of our obligations under our Credit Agreement and indentures.

We are required under the indentures governing the notes and the indenture governing the 4 3⁄4% Senior Notes and the 3 1⁄4% Senior Notes to make an offer to repurchase the notes and the 4 3⁄4% Senior Notes and the

3 1⁄4% Senior Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest to the date of purchase, upon a change of control repurchase event (as defined in the indentures governing the notes and the indenture governing the 4 3⁄4% Senior Notes and the 3 1⁄4% Senior Notes). Under our Credit Agreement, the occurrence of a change of control (as defined in our Credit Agreement) also constitutes an event of default, permitting, among other things, the acceleration of amounts owed thereunder. Therefore, upon the occurrence of a change of control, the lenders under our Credit Agreement would have the right to accelerate their loans, and if so accelerated, we would be required to pay all of our outstanding obligations under our Credit Agreement. We may not be able to pay you the required price for your notes at that time because we may not have available funds to pay the repurchase price or be able to obtain sufficient financing to meet such obligations under our Credit Agreement and such indentures. In addition, the terms of other existing or future debt may prevent us from paying you. There can be no assurance that we would be able to repay such other debt or obtain consents from the holders of such other debt to repurchase these notes. Any requirement to offer to purchase any outstanding notes may result in us having to refinance our outstanding indebtedness, which we may not be able to do. In addition, even if we were able to refinance our outstanding indebtedness, such financing may be on terms that are unfavorable to us or less favorable to us than the terms of our existing indebtedness.

A court may void the issuance of the notes in circumstances of a fraudulent transfer under U.S. federal or state fraudulent transfer laws.

If a court determines the issuance of the notes constituted a fraudulent transfer, the holders of the notes may not receive payment on the notes.

Under U.S. federal bankruptcy and comparable provisions of state fraudulent transfer laws, if a court were to find that, at the time the notes were issued we:

•	issued the notes with the intent of hindering, delaying or defrauding current or future creditors; or

•

received less than fair consideration or reasonably equivalent value for incurring the debt represented by the notes, and either (i) we were insolvent or were rendered insolvent by reason of the issuance of the notes; (ii) we were engaged, or about to engage, in a business or transaction for which our assets were unreasonably small; or (iii) we intended to incur, or believed, or should have believed, we would incur, debts beyond our ability to pay as such debts mature;

then a court could:

•	avoid all or a portion of our obligations to the holders of the notes;

•

subordinate our obligations to the holders of the notes to other existing and future debt of ours, the effect of which would be to entitle the other creditors to be paid in full before any payment could be made on the notes; or

•

take other action harmful to the holders of the notes, including in certain circumstances, invalidating the notes. In any of these events, we could not assure you that the holders of the notes would ever receive payment on the notes.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we may be considered insolvent if:

•	the sum of our debts, including contingent liabilities, was greater than the fair saleable value of all of our assets;

•

the present fair saleable value of our assets was less than the amount that would be required to pay our probable liability on our existing debts, including contingent liabilities, as they become absolute and mature; or

•	we could not pay our debts as they become due.

We cannot assure you as to what standard a court would apply in order to determine whether we were “insolvent” as of the date the notes were issued, or that, regardless of the method of valuation, a court would not determine that we were insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether we were insolvent on the date the notes were issued, that the issuance of the notes constituted fraudulent transfers on another ground.

The notes will initially be held in book-entry form and therefore you must rely on the procedures of the relevant clearing systems to exercise any rights and remedies.

Unless and until definitive notes are issued in exchange for book-entry interests in the notes, owners of the book-entry interests will not be considered owners or holders of notes. Instead, a nominee of DTC will be the sole holder of the Dollar notes and the common depositary for Euroclear and Clearstream will be the sole holder of the Euro notes.

Payments of amounts owing in respect of the global notes (including principal, premium, interest, special interest and additional amounts, if any) will be made by us to the applicable paying agent. Such paying agent will, in turn, make such payments to DTC or its nominee (in respect of the Dollar notes) and to the common depositary for Euroclear and Clearstream (in respect of the Euro notes), which will distribute such payments to participants in accordance with their respective procedures.

Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon solicitations for consents or requests for waivers or other actions from holders of the notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC, Euroclear and/or Clearstream or, if applicable, from a participant. We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.

The lack of physical certificates could also:

•	result in payment delays on your notes because the paying agent will be sending payments on the notes to DTC, Euroclear and Clearstream instead of directly to you;

•	make it difficult for you to pledge your notes if physical certificates are required by the party demanding the pledge; and

•	hinder your ability to resell your notes because some investors may be unwilling to buy notes that are not in physical form.

A decline in our credit ratings or changes in the financial and credit markets may adversely affect the market prices of the notes.

The future market prices of the notes will be affected by a number of factors, including:

•	our ratings with major credit rating agencies;

•	the prevailing interest rates being paid by companies similar to us; and

•	the overall condition of the financial and credit markets.

The financial and credit markets have experienced substantial disruptions in the past. Additionally, the condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Further disruptions in the financial and credit markets and future fluctuations in these markets and prevailing interest rates may have an adverse effect on the prices of the notes.

Additionally, the credit ratings assigned to us and the notes are limited in scope and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the credit rating is issued. An explanation of the significance of such credit rating may be obtained from such rating agency. Credit rating agencies continually revise their credit ratings for companies that they follow, including us. There can be no assurance that the credit ratings on us or the notes will remain in effect for any given period of time or that a credit rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s credit rating should be evaluated independently of any other agency’s credit rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our credit ratings are under further review for a downgrade, may affect the market value of the notes and increase our corporate borrowing costs.

Our principal stockholders have substantial influence over us and their exercise of that influence could be adverse to your interests.

As of March 31, 2020, R. Philip Silver and D. Greg Horrigan, our former Co-Chairmen of the Board, beneficially owned approximately 28 percent of our outstanding common stock, which excludes certain shares of our common stock owned by related family transferees of Messrs. Silver and Horrigan that are not deemed to be beneficially owned by Messrs. Silver or Horrigan, and Messrs. Silver and Horrigan have significant influence over us. Certain decisions concerning our operations or financial structure may present conflicts of interest between the owners of our common stock and the holders of the notes. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of the owners of our common stock may conflict with those of the holders of the notes. In addition, owners of our common stock may have an interest in pursuing acquisitions, divestitures, financings or other transactions that in their judgment could enhance their equity investment, even though such transactions might involve risks to the holders of the notes.

An investment in the Euro notes by a holder whose home currency is not the Euro entails significant risks.

The Euro notes will be denominated and payable in Euros. If you measure your investment returns by reference to a currency other than the Euro, an investment in the Euro notes will entail significant risks. These risks include the possibility of significant changes in rates of exchange between the holder’s home currency (or other currency by reference to which such holder measures investment returns) and the Euro and the possibility of the imposition or subsequent modification of foreign exchange controls. These risks generally depend on factors over which we have no control, such as economic, financial and political events and the supply of and demand for the relevant currencies. In the past, rates of exchange between the Euro and certain currencies have been highly volatile, and such volatility may occur in the future. In addition, fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations in the rate that may occur during the term of the Euro notes. Depreciation of the Euro against the holder’s home currency would result in a decrease in the effective yield of the Euro notes below the coupon rate and, in certain circumstances, could result in a loss to the holder. If you are a beneficial owner of Euro notes subject to U.S. federal income tax, see “Certain U.S. Federal Tax Considerations” for a description of certain U.S. federal income tax consequences related to the Euro notes being denominated in Euros.

Holders of the Euro notes will receive payments solely in Euros.

All payments of interest on and the principal of the Euro notes and any redemption price for such notes will be made in Euros, subject to certain limited exceptions. We, the trustee and the paying agent with respect to the Euro notes will not be obligated to convert, or to assist any registered owner or beneficial owner of such notes in converting, payments of interest, principal, any redemption price or any additional amount in Euros made with respect to such notes into U.S. dollars or any other currency.

The Euro notes permit us to make payments in dollars if we are unable to obtain Euros.

If the Euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the Euro is no longer being used by the then member states of the European Monetary Union that have adopted the Euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Euro notes will be made in U.S. dollars until the Euro is again available to us or so used. In such circumstances, the amount payable on any date in Euros will be converted into U.S. dollars at the rate published by the Board of Governors of the Federal Reserve System as of the close of business on the second business day prior to the relevant payment date or, if the Board of Governors of the Federal Reserve System has not announced a rate of conversion, the rate will be determined in our sole discretion on the basis of the most recently available market exchange rate for the Euro. This exchange rate may be materially less favorable than the rate in effect at the time the Euro notes were issued or as would be determined by applicable law. Any payment in respect of the Euro notes so made in U.S. dollars will not constitute an event of default under the notes or the indentures governing the notes. Such developments, or market perceptions concerning these and related issues, could materially adversely affect the value of the Euro notes and you may lose a significant amount of your investment in such Euro notes.

In a lawsuit for payment on the Euro notes, an investor may bear currency exchange risk.

The indenture governing the Euro notes and the Euro notes will be governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the Euro notes would be required to render the judgment in Euros. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the Euro notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a significant amount of time. A U.S. federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the Euro notes would apply New York state law. In courts outside of New York state, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the Euro notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of Euros into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

Trading in the clearing systems is subject to minimum denomination requirements.

The terms of the notes provide that notes will be issued with a minimum denomination of, with respect to the Dollar notes, $2,000 and integral multiples of $1,000 in excess thereof and, with respect to the Euro notes, €100,000 and integral multiples of €1,000 in excess thereof. It is possible that the applicable clearing systems may process trades that could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have an authorized denomination in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

Holders of the Euro notes may not be able to effect service of process or enforce judgments obtained against us outside of the United States.

We are organized under the laws of the United States. A substantial portion of the our assets are located in the United States and, as a result, it may not be possible for investors to effect service of process or enforce judgments obtained against us outside the United States.

The notes may be subject to withholding taxes in circumstances where we are not obliged to make gross-up payments and this would result in holders of notes receiving less interest than expected and could significantly adversely affect their return on the notes.

Pursuant to Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended, or the Code, and the treasury regulations, or Treasury Regulations, promulgated thereunder (the provisions commonly known as “FATCA”), U.S. withholding tax of 30% may be imposed on payments made under certain debt instruments to non-U.S. entities (including an entity acting as an intermediary) identified under the FATCA rules. This tax may apply to payments of interest, unless the non-U.S. entity complies with certain information reporting, withholding, identification, certification and related requirements imposed by FATCA. Although this tax is also potentially applicable to payments made upon the maturity, sale, exchange, retirement, redemption, or other taxable disposition of certain debt instruments, Treasury Regulations have been proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of affected financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed Treasury Regulations pending their finalization. If FATCA withholding is imposed, whether on interest or on gross proceeds, additional amounts would not be payable in respect thereof and, as a result, payments made to holders of the notes would be reduced by the amount of such withholding. Prospective investors in the notes should consult their tax advisors regarding the applicability and consequences of the FATCA associated with purchasing, holding and disposing of the notes.

Risks Relating to Our Business and Our Industry

We face competition from many companies and we may lose sales or experience lower margins on sales as a result of such competition.

The manufacture and sale of metal and plastic containers and closures is highly competitive. We compete with other manufacturers of metal and plastic containers and closures and manufacturers of alternative packaging products, as well as packaged goods companies who manufacture containers and closures for their own use and for sale to others. We compete primarily on the basis of price, quality and service. To the extent that any of our competitors is able to offer better prices, quality and/or services, we could lose customers and our sales and margins may decline.

In 2019, approximately 90 percent of our metal container sales and a majority of our closures and plastic container sales were pursuant to multi-year supply arrangements. Although no assurances can be given, we have been successful historically in continuing these multi-year customer supply arrangements. Additionally, in general, many of these arrangements provide that during the term the customer may receive competitive proposals for all or up to a portion of the products we furnish to the customer. We have the right to retain the business subject to the terms and conditions of the competitive proposal. If we match a competitive proposal, it may result in reduced sales prices for the products that are the subject of the proposal. If we choose not to match a competitive proposal, we may lose the sales that were the subject of the proposal.

The loss of any major customer, a significant reduction in the purchasing levels of any major customer or a significant adverse change in the terms of our supply agreement with any major customer could adversely affect our results of operations.

Demand for our products could be affected by changes in laws and regulations applicable to food and beverages and changes in consumer preferences.

We manufacture and sell metal and plastic rigid packaging for consumer goods products. Many of our products are used to package food and beverages, and therefore they come into direct contact with these products. Accordingly, such products must comply with various laws and regulations for food and beverages applicable to our customers. Changes in such laws and regulations could negatively impact our customers’ demand for our products as they comply with such changes and/or require us to make changes to our products. Such changes to our products could include modifications relating to the inclusion of bisphenol A in the coatings and compounds that we use, possibly resulting in the incurrence by us of additional costs. Additionally, because our products are used to package consumer goods, we are subject to a variety of risks that could influence consumer behavior and negatively impact demand for our products, including changes in consumer preferences driven by various health-related and environmental concerns and perceptions.

Our financial results could be adversely affected if we are not able to obtain sufficient quantities of raw materials or maintain our ability to pass raw material price increases through to our customers.

We purchase steel, aluminum, plastic resins and other raw materials from various suppliers. Sufficient quantities of these raw materials may not be available in the future, whether due to reductions in capacity because of, among other things, significant consolidation of suppliers, increased demand in excess of available supply, unforeseen events such as significant hurricanes, government imposed quotas or other reasons. In addition, such materials are subject to price fluctuations due to a number of factors, including increases in demand for the same raw materials, the availability of other substitute materials, tariffs and general economic conditions that are beyond our control.

Over the last few years, there has been significant consolidation of suppliers of steel worldwide. In addition, tariffs, quotas and court cases have negatively impacted the ability and desire of steel suppliers to competitively supply steel outside of their countries. More recently, the United States began imposing new tariffs on steel supply into the United States from certain non-U.S. countries starting in June 2018, which has increased the cost of steel imported into the United States as well as ultimately steel manufactured in the United States. Additionally, exemptions from tariffs granted by the United States have been inconsistent and unpredictable. In Europe, recently enacted quotas on non-U.S. steel supply has negatively impacted the ability of non-U.S. steel suppliers to supply steel into Europe. Additional tariffs and/or quotas or other limitations on steel supply could further negatively impact the ability and desire of steel suppliers to competitively supply steel outside of their countries. Our metal container and metal closures supply agreements with our customers provide for the pass through of changes in our metal costs. For our customers without long-term agreements, we also generally increase prices to pass through increases in our metal costs. However, the impact of tariffs and quotas creates volatility in the applicable markets and therefore creates challenges for us and our customers in passing through costs related to such tariffs and quotas.

Our resin requirements are primarily acquired through multi-year arrangements for specific quantities of resins with several major suppliers of resins. The prices that we pay for resins are not fixed and are subject to market pricing, which has fluctuated significantly in the past few years. Our plastic container, plastic closures and dispensing systems supply agreements with our customers generally provide for the pass through of changes in resin costs, subject in many cases to a lag in the timing of such pass through. For customers without long-term agreements, we also generally pass through changes in resin costs.

Although no assurances can be given, we expect to be able to purchase sufficient quantities of raw materials to timely meet all of our customers’ requirements in 2020. Additionally, although no assurances can be given, we generally have been able to pass raw material cost increases through to our customers. The loss of our ability to pass those cost increases through to our customers or the inability of our suppliers to meet our raw material requirements, however, could have a materially adverse impact on our business, financial condition or results of operations.

Global economic conditions, disruptions in credit markets and in markets generally and the instability of the Euro could adversely affect our business, financial condition or results of operations.

In the past, the global financial markets have experienced substantial disruption, including, among other things, volatility in securities prices, diminished liquidity and credit availability, rating downgrades of certain investments and declining valuations of others. Additionally, the global economy experienced a recession, and economic uncertainty has generally continued in European markets and in China. If such economic conditions, disruption of global financial markets and tightening of credit in the financial markets were to occur again, then, among other risks we face, our business, financial condition, results of operations and ability to obtain additional financing in the future, including on terms satisfactory to us, could be adversely affected.

Economic conditions and disruptions in the credit markets could also harm the liquidity or financial position of our customers or suppliers, which could in turn cause such parties to fail to meet their contractual or other obligations to us or reduce our customers’ purchases from us, any of which could negatively affect our business, financial condition or results of operations. Additionally, under such circumstances, the creditworthiness of the counterparties to our interest rate and commodity pricing transactions could deteriorate, thereby increasing the risk that such counterparties fail to meet their contractual obligations to us.

Global markets are also susceptible to disruptions and resulting negative impacts from other occurrences and events, such as pandemics and contagious diseases like the recent outbreak of coronavirus (COVID-19), which could negatively affect global markets and the global economy. Such occurrences and events could cause or require us, our suppliers or our customers to temporarily suspend operations in affected regions, otherwise disrupt or affect our, our suppliers’ or our customers’ operations or businesses, disrupt supply chains, commerce and travel, or cause an economic downturn or otherwise negatively impact consumer behavior and demand. Any such occurrences, events or disruptions could have a material adverse impact on our business, financial condition or results of operations.

There has been concern regarding the overall stability of the Euro and the future of the Euro as a single currency given the diverse economic and political circumstances in individual Eurozone countries. Potential developments and market perceptions related to the Euro could adversely affect the value of our Euro-denominated assets, reduce the amount of our translated amounts of U.S. dollar revenue and income, negatively impact our indebtedness in any such Eurozone country (including our ability to refinance such indebtedness) and otherwise negatively affect our business, financial condition or results of operations. For example, in June 2016, the United Kingdom voted to leave the European Union (commonly referred to as Brexit) and in January of 2020 the United Kingdom left the European Union. The implementation and effects of Brexit have been marked by political unpredictability and lack of clarity around the future economic relationship between the United Kingdom and the European Union. Although our revenue and income related to the United Kingdom is less than one percent of our overall revenue and income, Brexit could potentially disrupt and create uncertainty surrounding our business related to the United Kingdom, including our relationships with existing and future customers, suppliers and employees both during any applicable transition period and after. We cannot predict the short-term or long-term economic, financial, trade and legal implications that the ultimate withdrawal of the United Kingdom from the European Union would have and how such withdrawal would affect our business globally and in the region. In addition, Brexit may lead other European Union member countries to consider referendums regarding their European Union membership.

A substantially lower than normal crop yield may reduce demand for our metal containers and closures for food products.

Our metal container business’ sales and income from operations are dependent, in part, upon the vegetable and fruit harvests in the midwest and western regions of the United States and, to a lesser extent, in a variety of national growing regions in Europe. Our closures business is also dependent, in part, upon the vegetable and fruit harvests. The size and quality of these harvests varies from year to year, depending in large part upon the weather conditions in applicable regions, and our results of operations could be impacted accordingly. Our sales, income from operations and net income could be materially adversely affected in a year in which crop yields are substantially lower than normal. For example, the results of our metal container business in 2019 were negatively impacted by poor harvests in Europe.

The seasonality of the fruit and vegetable packing industry causes us to incur short-term debt.

We sell metal containers and closures used to package fruits and vegetables, which is a seasonal process. As a result, we have historically generated a disproportionate amount of our annual income from operations in our third quarter. Additionally, as is common in the packaging industry, we must access working capital to build inventory ahead of the fruit and vegetable packing process. We also provide extended payment terms to some of our customers due to the seasonality of the fruit and vegetable packing process and, accordingly, carry accounts receivable for some customers beyond the end of the packing season. Due to our seasonal requirements, we may incur short-term indebtedness to finance our working capital requirements.

The cost of producing our products may be adversely affected by various factors.

The cost of producing our products is affected by many factors, some of which can be volatile and some of which may be challenging. For example, the cost of producing our products is sensitive to our energy costs, such as natural gas and electricity. We have, from time to time, entered into contracts to hedge a portion of our natural gas costs. Energy prices, in particular oil and natural gas prices, have been volatile in recent years, with a corresponding effect on our production costs.

Many countries, including most recently the United States, have imposed tariffs on imported products from certain other countries, including products and components supplied cross border within a company. Although we engage in limited cross border supply within our businesses, tariffs or quotas imposed on any cross border supplies within our businesses would increase the cost of our products and could adversely impact our results of operations. Additionally, local suppliers tend to increase prices for their products due to the protection offered by tariffs. Any such increases would increase the cost of our products and could adversely impact our results of operations.

We may not be able to pursue our growth strategy by acquisition.

Historically, we have grown predominantly through acquisitions. Our future growth will depend in large part on additional acquisitions of consumer goods packaging businesses. We may not be able to locate or acquire other suitable acquisition candidates consistent with our strategy, and we may not be able to fund future acquisitions because of limitations under our indebtedness or otherwise, including due to the limited availability of funds if the financial markets are impaired.

Future acquisitions may create risks and uncertainties that could adversely affect our operating results and divert our management’s attention.

In pursuing our strategy of growth through acquisitions, we will face risks commonly encountered with an acquisition strategy. These risks include:

•	failing to identify material problems and liabilities in our due diligence review of acquisition targets;

•	failing to obtain sufficient indemnification rights to fully offset possible liabilities associated with acquired businesses;

•	failing to assimilate the operations and personnel of the acquired businesses;

•	difficulties in identifying or retaining employees for the acquired businesses;

•	disrupting our ongoing business;

•	diluting our limited management resources;

•	operating in new geographic regions; and

•	impairing relationships with employees and customers of the acquired business as a result of changes in ownership and management.

Through our experience integrating our acquisitions, we have learned that, depending upon the size of the acquisition, it can take us up to two to three years to completely integrate an acquired business into our operations and systems and realize the full benefit of the integration. During the early part of this integration period, the operating results of an acquired business may decrease from results attained prior to the acquisition due to costs, delays or other challenges that arise when integrating the acquired business. In addition, we may not be able to achieve potential synergies or maintain the levels of revenue, earnings or operating efficiency that each business had achieved or might achieve separately. Moreover, indebtedness incurred to fund acquisitions could adversely affect our liquidity and financial stability.

We may be unable to achieve, or may be delayed in achieving, adequate returns from our efforts to optimize our operations, which could adversely affect our results of operations and financial condition.

We continually strive to improve our operating performance and further enhance our franchise positions in our businesses through the investment of capital for productivity improvements, manufacturing efficiencies, manufacturing cost reductions and the rationalization of our manufacturing facilities footprints. For example, in 2019 we initiated a multi-year footprint optimization plan in our metal container business in the U.S. to reduce capacity and continue to drive cost reductions, which includes the likely shutdown of six manufacturing facilities over a three year period. Our operations include complex manufacturing systems as well as intricate scheduling and numerous geographic and logistical complexities associated with our facilities and our customers’ facilities. Accordingly, our efforts to achieve productivity improvements, manufacturing efficiencies and manufacturing cost reductions and to rationalize our manufacturing facilities footprints are subject to a number of risks and uncertainties that could impact our ability to achieve adequate returns from our efforts as planned. These risks and uncertainties include, among others, completing any such efforts on time and as planned and retaining customers impacted thereby.

If we are unable to retain key management, we may be adversely affected.

We believe that our future success depends, in large part, on our experienced management team. Losing the services of key members of our current management team could make it difficult for us to manage our business and meet our objectives.

Prolonged work stoppages at our facilities with unionized labor could jeopardize our financial condition.

As of December 31, 2019, we employed approximately 9,900 hourly employees on a full-time basis. Approximately 36 percent of our hourly plant employees in the United States and Canada as of that date were represented by a variety of unions, and most of our hourly employees in Europe, Asia, South America and Central America were represented by a variety of unions or other labor organizations. Our labor contracts expire at various times between 2020 and 2024. We cannot assure you that, upon expiration of existing collective bargaining agreements, new agreements will be reached without union action or that any such new agreements will be on terms no less favorable to us than current agreements. Disputes with the unions representing our employees could result in strikes or other labor protests that could disrupt our operations and divert the attention of management from operating our business. A strike or work stoppage could make it difficult for us to find a sufficient number of people with the necessary skills to replace those employees. Prolonged work stoppages at our facilities could have a material adverse effect on our business, financial condition or results of operations.

We are subject to costs and liabilities related to environmental and health and safety laws and regulations and risks related to legal proceedings.

We continually review our compliance with environmental and other laws, such as the Occupational Safety and Health Act and other laws regulating noise exposure levels and other safety and health concerns in the production areas of our plants in the United States and environmental protection, health and safety laws and regulations abroad. We may incur liabilities for noncompliance, or substantial expenditures to achieve compliance, with environmental and other laws or changes thereto in the future or as a result of the application of additional laws and regulations to our business, including those limiting greenhouse gas emissions, those requiring compliance with the European Commission’s registration, evaluation and authorization of chemicals (REACH) procedures, and those imposing changes that would have the effect of increasing the cost of producing or would otherwise adversely affect the demand for plastic products. In addition, stricter regulations, or stricter interpretations of existing laws or regulations, may impose new liabilities on us, and we may become obligated in the future to incur costs associated with the investigation and/or remediation of contamination at our facilities or other locations. Additionally, many of our products come into contact with the food and beverages that they package, and therefore we may be subject to risks and liabilities related to health and safety matters in connection with our products. Changes in or additional health and safety laws and regulations in connection with our products may also impose new requirements and costs on us. Such requirements, liabilities and costs could have a material adverse effect on our capital expenditures, results of operations, financial condition or competitive position.

We are involved in various legal proceedings, contract disputes and claims arising in the ordinary course of our business. Additionally, a competition authority in Germany commenced an antitrust investigation in 2015 involving the industry association for metal packaging in Germany and its members, including our metal container and closures subsidiaries in Germany. At the end of April 2018, the European Commission commenced an antitrust investigation involving the metal packaging industry in Europe including our metal container and closures subsidiaries, which should effectively close out the investigation in Germany. Although we are not able to predict the outcome of such proceedings, investigations, disputes and claims, any payments in respect thereof, including pursuant to any settlements, will reduce our available cash flows and could adversely impact our results of operations.

Our non-U.S. operations are subject to various risks that may adversely affect our financial results.

Our non-U.S. operations generated approximately $1,071.1 million, or approximately 24 percent, of our consolidated net sales in 2019. As of February 4, 2020, we have a total of 41 manufacturing facilities in a total of 18 countries outside of the United States, including Canada, Mexico and countries located in Europe, Asia and South America, serving customers in approximately 100 countries worldwide. Our business strategy may include continued expansion of activities outside of the United States, including with our recently completed acquisition of the Albéa Dispensing Business. Accordingly, the risks associated with operating in countries outside the United States, including Canada, Mexico and countries located in Europe, Asia and South America, may have a negative impact on our liquidity and net income. For example, the current economic uncertainty in Europe and China and the geopolitical disruptions in Russia and the Middle East and related adverse economic conditions and the current trade uncertainty throughout the world may have an adverse effect on our results of operations and financial condition.

Risks associated with operating in countries outside the United States include, but are not limited to:

•	political, social and economic instability;

•	inconsistent product regulation or policy changes by non-U.S. agencies or governments;

•	war, civil disturbance or acts of terrorism;

•	trade disputes;

•	compliance with and changes in applicable non-U.S. laws;

•	loss or non-renewal of treaties or similar agreements with non-U.S. tax authorities;

•	difficulties in enforcement of contractual obligations and intellectual property rights;

•	high social benefits for labor;

•	national and regional labor strikes;

•	imposition of limitations on conversions of non-U.S. currencies into U.S. dollars or payment of dividends and other payments by non-U.S. subsidiaries;

•	foreign exchange rate risks;

•	difficulties in expatriating cash generated or held by non-U.S. subsidiaries;

•	uncertainties arising from local business practices and cultural considerations;

•	changes in tax laws, or the interpretation thereof, affecting foreign tax credits or tax deductions relating to our non-U.S. earnings or operations;

•	hyperinflation, currency devaluation or defaults in certain non-U.S. countries;

•	duties, taxes or government royalties, including the imposition or increase of withholding and other taxes on remittances and other payments by non-U.S. subsidiaries;

•	customs, import/export and other trade compliance regulations or policies;

•	non-tariff barriers and higher duty rates;

•	difficulty in collecting non-U.S. accounts receivable and potentially longer payment cycles;

•	application of the Foreign Corrupt Practices Act and similar laws;

•	increased costs in maintaining non-U.S. manufacturing and marketing efforts; and

•	taking of property by nationalization or expropriation without fair compensation.

We are subject to the effects of fluctuations in foreign currency exchange rates.

Our reporting currency is the U.S. dollar. As a result of our non-U.S. operations, a portion of our consolidated net sales, and some of our costs, assets and liabilities, are denominated in currencies other than the U.S. dollar. As a result, we must translate local currency financial results into U.S. dollars based on average exchange rates prevailing during a reporting period for the preparation of our consolidated financial statements. Consequently, changes in exchange rates may unpredictably and adversely affect our consolidated operating results. For example, during times of a strengthening U.S. dollar, our reported non-U.S. revenue and earnings will be reduced because the local currency will translate into fewer U.S. dollars. Conversely, a weakening U.S. dollar will effectively increase the dollar-equivalent of our expenses denominated in non-U.S. currencies. Although we may use currency exchange rate protection agreements from time to time to reduce our exposure to currency exchange rate fluctuations in some cases, these hedges may not eliminate or reduce the effect of currency fluctuations.

If the investments in our pension benefit plans do not perform as expected, we may have to contribute additional amounts to these plans, which would otherwise be available to cover operating and other expenses.

We maintain noncontributory, defined benefit pension plans covering a substantial number of our employees, which we fund based on certain actuarial assumptions. The plans’ assets consist primarily of common stocks and fixed income securities. If the investments of the plans do not perform at expected levels, then we may have to contribute additional funds to ensure that the plans will be able to pay out benefits as scheduled. Such an increase in funding would result in a decrease in our available cash flow. In addition, any such investment performance significantly below our expected levels could adversely impact our results of operations. For example, the significant market declines in investment values at the end of 2018 as compared to our assumed rate of return for the plans for the year had a non-cash unfavorable impact of approximately $20 million on our results of operations in 2019.

We participate in multiemployer pension plans under which, in the event of certain circumstances, we could incur additional liabilities which may be material and may negatively affect our financial results.

In 2019, we participated in four multiemployer pension plans which provide defined benefits to certain of our union employees. We withdrew from participating in the Central States, Southeast and Southwest Areas Pension Plan, or the Central States Pension Plan, at the end of 2019, and accordingly we now participate in three multiemployer pension plans. We expect to incur cash expenditures for the withdrawal liability related to such withdrawal from the Central States Pension Plan of approximately $3.1 million annually for the next twenty years, beginning in 2020. Because of the nature of multiemployer pension plans, there are risks associated with participating in such plans that differ from single-employer pension plans. Amounts contributed by an employer to a multiemployer pension plan are not segregated into a separate account and are not restricted to provide benefits only to employees of that contributing employer. In the event that another participating employer to a multiemployer pension plan in which we participate no longer contributes to such plan, the unfunded obligations of such plan may be borne by the remaining participating employers, including us. In such event, our required contributions to such plan could increase, which could negatively affect our financial condition and results of operations. In the event that we withdraw from participation in a multiemployer pension plan in which we participate or otherwise cease to make contributions to such a plan or in the event of the termination of such a plan, we potentially could be required under applicable law to make withdrawal liability payments to such plan in respect of the unfunded vested benefits of such plan, which unfunded vested benefits could be significant. Such withdrawal liability payments could be material and could negatively affect our financial condition and results of operations. As further discussed in Note 12 to our Consolidated Financial Statements for the year ended December 31, 2019 included in our Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference into this prospectus, two of the multiemployer pension plans in which we still participate have a funded status of less than 65 percent. For further information with respect to our withdrawal from the Central States Pension Plan, please see Notes 4 and 12 to our Consolidated Financial Statements for the year ended December 31, 2019 included in our Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference into this prospectus.

If we were required to write-down all or part of our goodwill or trade names, our net income and net worth could be materially adversely affected.

As a result of our acquisitions, we have $1.1 billion of goodwill and $32.1 million of indefinite-lived trade names recorded on our consolidated balance sheet at December 31, 2019. We are required to periodically determine if our goodwill and trade names have become impaired, in which case we would write-down the impaired portion. If we were required to write-down all or part of our goodwill or trade names, our net income and net worth could be materially adversely affected.

Increased information technology security threats and more sophisticated and targeted computer crime could pose a risk to our systems, networks, products, solutions and services.

In order to conduct our business, we rely on information technology systems, networks and services, some of which are managed, hosted and provided by third-party service providers. Although we have not experienced any material breaches or material losses related to cyberattacks to date, increased global security threats and more sophisticated and targeted computer crime pose a risk to the security of our systems and networks and those of our third-party service providers and the confidentiality, availability and integrity of our data. Depending on their nature and scope, such threats could potentially lead to the compromise of confidential information, including, but not limited to, confidential information relating to our employees, improper use of our systems and networks, manipulation and destruction of data, defective products, production downtimes and operational disruptions, which in turn could adversely affect our reputation, competitiveness and results of operations. A cyberattack or other disruption may also result in a financial loss, including potential fines for failure to safeguard data.

We have taken steps and incurred costs, and continue to take steps and incur costs, to further strengthen the security of our computer systems and continue to assess, maintain and enhance the ongoing effectiveness of our information security systems. While we attempt to mitigate these risks by employing a number of measures, including development and implementation of cybersecurity policies and procedures, employee training, comprehensive monitoring of our networks and systems and maintenance of backup and protective systems, our systems, networks, products, solutions and services remain potentially vulnerable to advanced persistent threats. The techniques used by criminals to obtain unauthorized access to sensitive data change frequently and often are not recognizable until launched against a target. Accordingly, we may be unable to anticipate these techniques or implement adequate preventative measures. It is therefore possible that in the future we may suffer a criminal attack where unauthorized parties gain access to personal information in our possession, and we may not be able to identify any such incident in a timely manner.

In addition, the interpretation and application of data protection laws, including federal, state and non-U.S. laws, relating to the collection, use, retention, disclosure, security and transfer of personally identifiable data in the United States (including but not limited to the California Consumer Privacy Act), Europe (including but not limited to the European Union’s General Data Protection Regulation) and elsewhere, are uncertain and evolving.

As a result of potential cyberattack threats and existing and new data protection requirements, we have incurred and expect to continue to incur ongoing operating costs as part of our efforts to protect and safeguard our sensitive data and personal information. These efforts also may divert management and employee attention from other business and growth initiatives. A breach in information privacy could result in legal or reputational risks and could have a materially adverse impact on our business, financial condition and results of operations.

If we fail to continue to maintain effective internal control over financial reporting to a reasonable assurance level, we may not be able to accurately report our financial results and may be required to restate previously published financial information, which could have a material adverse effect on our operations, investor confidence in our business and the trading prices of our securities.

Effective internal controls are necessary to provide reliable financial reports and to assist in the effective prevention of fraud. Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. Because of inherent limitations, internal control over financial reporting may not prevent or detect misstatements. We also need to adapt our internal control over financial reporting as our business grows and changes. As we grow our business and acquire other businesses, our internal controls could become increasingly complex, requiring more time and resources. As further discussed in the “Controls and Procedures” section contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which is incorporated by reference into this prospectus, management concluded that we maintained effective internal control over financial reporting as of December 31, 2019. There is no assurance that, in the future, material weaknesses will not be identified that would cause management to change its conclusion as to the effectiveness of our internal controls. If we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we could be subject to regulatory scrutiny, civil or criminal penalties or litigation. In addition, failure to maintain adequate internal controls could result in financial statements that do not accurately reflect our financial condition, and we may be required to restate previously published financial information, which could have a material adverse effect on our operations, investor confidence in our business and the trading prices of our securities.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

On November 12, 2019, we sold $400 million aggregate principal amount of the old Dollar notes and on February 26, 2020 we sold an additional $200 million aggregate principal amount of the old Dollar notes and €500 million aggregate principal amount of the old Euro notes in private offerings to BofA Securities, Inc. and Merrill Lynch International, as representatives of the initial purchasers, pursuant to the terms of two separate purchase agreements. The initial purchasers subsequently resold the old notes to “qualified institutional buyers” in reliance on Rule 144A under the Securities Act and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. In connection with the sale of the old notes, we and the initial purchasers entered into registration rights agreements which require that we, among other things:

•	file with the SEC a registration statement under the Securities Act covering the offer by us to exchange all of the old notes for the new notes;

•	use our best efforts to cause such registration statement to become effective under the Securities Act and commence the exchange offer promptly thereafter;

•	use our best efforts to consummate the exchange offer on or prior to a date that is promptly after the date such registration statement is declared effective by the SEC; and

•	keep the exchange offer open for at least 20 business days.

Copies of the registration rights agreements have been filed as exhibits to the registration statement of which this prospectus is a part. The exchange offer is being made to satisfy our obligations under the registration rights agreements.

Upon the effectiveness of the registration statement, we will offer the new notes in exchange for the old notes. The exchange offer will remain open for not less than 30 days (and in any event at least 20 business days) after the date we mail notice of the exchange offer to holders. For each old note tendered to us pursuant to the exchange offer, we will issue to the holder of such old note a new note having a principal amount equal to that of the tendered old note. The term “holder” with respect to the exchange offer means any person in whose name old notes are registered on our books or any other person who has obtained a properly completed assignment from the registered holder.

In addition, there are circumstances under which we are required under the registration rights agreements to file a shelf registration statement with respect to the resale of the old notes. The registration rights agreement entered into on November 12, 2019 provides that if by 360 days after November 12, 2019, the exchange offer is not consummated or a shelf registration is not declared effective, the annual interest rate borne by the $400 million aggregate principal amount outstanding of the old Dollar notes will be increased by 0.25% per annum until the exchange offer is consummated or the shelf registration is declared effective. The registration rights agreement entered into on February 26, 2020 provides that if by 360 days after February 26, 2020, the exchange offer is not consummated or a shelf registration is not declared effective, the annual interest rate borne by the additional $200 million aggregate principal amount outstanding of the old Dollar notes and all €500 million aggregate principal amount outstanding of old Euro notes will be increased by 0.25% per annum until the exchange offer is consummated or the shelf registration is declared effective.

Resale of New Notes

We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the new notes issued pursuant to the exchange offer in exchange for the old notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based upon existing interpretations by the staff of the SEC contained in no-action letters issued to third parties, and subject to the immediately following sentence, we believe that you may exchange old notes for new notes in the ordinary course of business and that you will be allowed to resell new notes to the public without further registration under the Securities Act and without delivering to purchasers of the new notes a prospectus that satisfies the requirements of Section 10 of the Securities Act so long as you do not participate, do not intend to participate, and have no arrangement with any person to participate, in a distribution of the new notes. However, the foregoing does not apply to you if you are:

•	a broker-dealer who purchased the old notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act; or

•	an “affiliate” of us within the meaning of Rule 144 under the Securities Act.

In addition, if:

•	you are a broker-dealer tendering old notes purchased directly from us for your own account; or

•	you acquire new notes in the exchange offer for the purpose of distributing or participating in the distribution of the new notes,

you cannot rely on the position of the staff of the SEC contained in the no-action letters mentioned above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

Each broker-dealer that receives new notes for its own account in exchange for old notes, which the broker-dealer acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes which the broker-dealer acquired as a result of market-making or other trading activities.

Terms of the Exchange Offer

Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn before the expiration date. In exchange for the old notes, we will issue new notes in a principal amount equal to the principal amount of the outstanding old notes surrendered pursuant to the exchange offer. You may tender old Dollar notes only in denominations of $2,000 and integral multiples of $1,000 in excess thereof and old Euro notes only in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

The form and terms of the new Dollar notes are substantially identical to the form and terms of the old Dollar notes and the form and terms of the new Euro notes are substantially identical to the form and terms of the old Euro notes except, in each case, that:

•	we have registered the new notes under the Securities Act and, therefore, the new notes will not bear legends restricting their transfer; and

•

holders of the new notes will not be entitled to any of the rights of holders of old notes under the registration rights agreement, which rights will terminate upon the completion of the exchange offer, except as specified under the caption “—Termination of Certain Rights” below.

The new notes will evidence the same debt as the old notes and will be issued under the same indentures, so the old notes not exchanged in the exchange offer and the new notes will be treated as a single class of debt securities under the indentures.

As of the date of this prospectus, $600 million aggregate principal amount of old Dollar notes are outstanding and €500 million aggregate principal amount of the old Euro notes are outstanding. Only registered holders of the old notes, or their legal representative or attorney-in-fact, as reflected on the records of the applicable registrar for the old notes, may participate in the exchange offer. We will not set a fixed record date for determining registered holders of the old notes entitled to participate in the exchange offer.

You do not have any appraisal or dissenters’ rights under the indentures in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreements and the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC thereunder.

We shall be deemed to have accepted validly tendered old notes when, as and if we shall have given oral or written notice thereof to the applicable exchange agent. The applicable exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us. Old notes that are not tendered for exchange under the exchange offer will remain outstanding and you will be entitled to the rights and benefits you have as holders under the indentures.

If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offer.

Expiration Date; Extensions; Amendments

The term “expiration date” shall mean 5:00 p.m., New York City time on July 15, 2020 unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.

To extend the exchange offer, we will notify the exchange agents of any extension by oral or written notice and the exchange agents will mail to the registered holders an announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to extend the exchange offer;

•	to delay accepting any old notes due to an extension of the exchange offer;

•

if any of the conditions listed below under the caption “—Conditions” shall not have been satisfied, to refuse to accept for exchange, or exchange the new notes for, any old notes and may terminate the exchange offer; or

•	to amend the terms of the exchange offer in any manner.

We will follow any such delay in acceptances, extension, termination or amendment as promptly as practicable with oral or written notice thereof to the exchange agents and the registered holders. If we determine to amend the exchange offer in a manner constituting a material change, we will promptly disclose such amendment in a prospectus supplement that we will distribute to the registered holders, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Interest on New Notes

The new Dollar notes will accrue interest from April 1, 2020. Such interest will be payable semiannually in cash on April 1 and October 1 of each year. The new Euro notes will accrue interest from February 26, 2020. Such interest will be payable semiannually in cash on January 15 and July 15 of each year. If your old notes are accepted for exchange, you will be deemed to have waived the right to receive any interest accrued on the old notes.

Procedures for Tendering

You may tender old notes in the exchange offer only if you are a registered holder of old notes and in accordance with the procedures described below.

Old Dollar Notes Held Through the Facilities of DTC

To tender in the exchange offer by utilizing the letter of transmittal, you must:

•	complete, sign and date the letter of transmittal, or a facsimile thereof;

•	have the signatures guaranteed if required by such letter of transmittal; and

•

mail or otherwise deliver such letter of transmittal or such facsimile, together with the certificates representing the old notes specified therein, to the applicable exchange agent prior to the expiration date.

In addition, either:

•

the applicable exchange agent must receive certificates for the old notes along with the letter of transmittal into its account at DTC pursuant to the procedure for book-entry transfer described below before the expiration date;

•

the applicable exchange agent must receive a timely confirmation of a book-entry transfer of the old notes, if such procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer described below before the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Alternatively, the exchange agent for the old Dollar notes and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program, or ATOP, to tender old notes in lieu of the letter of transmittal. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes to the applicable exchange agent in accordance with ATOP procedures for transfer. Upon receipt of such holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an “agent’s message” to the applicable exchange agent pursuant to the book-entry delivery procedures described below or the tendering DTC participant must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message transmitted by DTC, and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that:

•	DTC has received an express acknowledgment from the participant in DTC tendering old notes subject to the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letters of transmittal; and

•	we may enforce such agreement against such participant.

The exchange agent for the old Dollar notes will make a request to establish an account with respect to the old Dollar notes at DTC’s book-entry transfer facility for the purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s system may make book-entry delivery of old Dollar notes by causing DTC to transfer the old Dollar notes into the applicable exchange agent’s account at DTC in accordance with ATOP. Although delivery of old Dollar notes may be effected through book-entry transfer at DTC, you must transmit and the applicable exchange agent must receive, the letter of transmittal or facsimile of the letter of transmittal, or an agent’s message in lieu of the letter of transmittal, with any required signature guarantees and any other required documents at the address below under the caption “—Exchange Agents” on or before the expiration date or pursuant to the guaranteed delivery procedures described below.

If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder promptly and instruct them to tender such old notes on your behalf. If you wish to tender your old notes on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed assignment from the registered holder. The transfer of registered ownership of old notes may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution.

No such guarantee is required if the signatures on a letter of transmittal or a notice of withdrawal for old notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder, the old notes must be endorsed or accompanied by a properly completed note power signed by the registered holder as their name appears on the old notes.

If the letter of transmittal or any old notes, note powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, submit evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

Old Euro Notes Held Through the Facilities of Euroclear or Clearstream

A holder of old notes held through the facilities of Euroclear or Clearstream wishing to participate in the exchange offer should submit, or arrange to have submitted on its behalf, an electronic exchange instruction, or an Electronic Consent Instruction, through the relevant clearing system in accordance with the procedures of, and within the time limits specified by, the relevant clearing system for receipt by the exchange agent for the Euro notes. By submitting an Electronic Consent Instruction, holders of old Euro notes will be deemed to have agreed to the terms of the letter of transmittal.

Only direct participants in Euroclear or Clearstream may submit Electronic Consent Instructions through Euroclear and Clearstream. A holder of old Euro notes that is not a direct participant in Euroclear or Clearstream must arrange for the direct participant through which it holds the old Euro notes to submit an Electronic Consent Instruction on the holder’s behalf to the relevant clearing system prior to the deadline specified by the relevant clearing system. A beneficial owner of old Euro notes that is not a direct participant in Euroclear or Clearstream must contact its custodian bank, depositary, broker, trust company or other nominee to arrange for the direct participant in Euroclear or Clearstream, as the case may be, through which it holds old Euro notes to submit a valid Electronic Consent Instruction to the relevant clearing system prior to the expiration date of the exchange offer. Tenders of old Euro notes will be accepted only in minimum denominations of €100,000 and integral multiples of €1,000 excess thereof. Tenders of some but not all of a holder’s old Euro Notes are permitted but will only be accepted if they do not result in a residual holding of less than €100,000 aggregate principal amount of old Euro notes.

The “Electronic Consent Instruction” means an instruction to Euroclear or Clearstream, as applicable, that includes: (i) irrevocable instructions:

(a)	to block any attempt to transfer such participant’s tendered old notes on or prior to the settlement date; and

(b)

to debit such participant’s account on the settlement date in respect of all of the old Euro notes that such participant has tendered or, in respect of such lesser portion of such old Euro notes as are accepted pursuant to the exchange offer, upon receipt of an instruction from the exchange agent;

subject, in each case, to the automatic withdrawal of the instructions in the event that the exchange offer is terminated prior to the expiration date, as notified to Euroclear or Clearstream by the exchange agent;

(ii) authorization to disclose the identity of the direct participant and information about the foregoing instructions; and

(iii) express acknowledgement that such participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus and that we may enforce that agreement against such participant.

Tenders of old Euro notes, including Electronic Consent Instructions, must be delivered to and received by the applicable clearing system in accordance with their procedures and the deadlines established by them, which must in any event be at or prior to the expiration date. Holders of old Euro notes are responsible for informing themselves of those deadlines and for arranging the due and timely delivery of electronic acceptance instructions to the applicable clearing system.

Terms and Conditions Contained in the Letter of Transmittal

If you do not withdraw your tender prior to the expiration date, it will constitute an agreement between you and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of old notes and the letter of transmittal and all other required documents to the applicable exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure delivery to and receipt by the applicable exchange agent before the expiration date. Do not send any letter of transmittal or old notes to us or anyone other than the exchange agents. You may request your respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for you.

We will determine, in our sole discretion, all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular old notes, whether or not waived in the case of other old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived by us, you must cure any defects or irregularities in connection with tenders of old notes within such time as we determine.

Although we intend to notify you of defects or irregularities with respect to tenders of old notes, neither we, the exchange agents nor any other person shall incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

While we have no present plan to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any old notes that remain outstanding after the expiration date, we reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date. We also reserve the right, as described below under the caption “—Conditions,” to terminate the exchange offer and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

If you wish to tender old notes in exchange for new notes in the exchange offer, we will require that you represent to us that, among other things:

•	you are not an affiliate of us;

•	you will acquire any new notes in the ordinary course of your business;

•	you are not engaging nor do you intend to engage in a distribution of such new notes; and

•	at the time of completion of the exchange offer, you have no arrangement with any person to participate in the distribution of the new notes.

In addition, in connection with the resale of new notes, any participating broker-dealer who acquired the old notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the notes, with this prospectus.

Return of Old Notes

If we do not accept any tendered old notes for any reason described in the terms and conditions of the exchange offer or if you withdraw any tendered old notes or submit old notes for a greater principal amount than you desire to exchange, we will return the unaccepted, withdrawn or non-exchanged old notes without expense to you promptly after the expiration date. In the case of old notes tendered by book-entry transfer into the applicable exchange agent’s account at DTC or by Electronic Consent Instruction pursuant to the book-entry transfer procedures described above, we will credit the old notes to an account maintained with the applicable depositary promptly after the expiration date.

Guaranteed Delivery Procedures for Old Dollar Notes

If you wish to tender your old Dollar notes and (1) your old Dollar notes are not immediately available, or (2) you cannot deliver your old Dollar notes, the letter of transmittal or any other required documents to the applicable exchange agent before the expiration date or (3) you cannot comply with the book-entry transfer procedures on a timely basis, you may effect a tender if:

(a) the tender is made by or through an eligible guarantor institution;

(b) before the expiration date, the applicable exchange agent receives from the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery), or a properly transmitted agent’s message and notice of guaranteed delivery, substantially in the form provided by us, that:

•

states your name and address, the certificate number(s) of the old Dollar notes (if you hold physical certificates representing the old Dollar notes) and the principal amount of old Dollar notes tendered;

•	states that the tender is being made by that notice of guaranteed delivery; and

•

guarantees that, within three New York Stock Exchange trading days after the expiration date, the eligible institution will deposit with the exchange agent the letter of transmittal, together with the certificate(s) representing the old Dollar notes in proper form for transfer or a confirmation of book-entry transfer, as the case may be, and any other documents required by the letter of transmittal; and

(c) the exchange agent receives within three New York Stock Exchange trading days after the expiration date either the properly completed and executed letter of transmittal, as well as the certificate(s) representing all tendered old Dollar notes in proper form for transfer or a confirmation of book-entry transfer, as the case may be, and other documents required by the letter of transmittal.

Upon request to the applicable exchange agent, you will be sent a notice of guaranteed delivery if you wish to tender your old Dollar notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of old notes in the exchange offer, you must send a written or facsimile transmission notice of withdrawal to the applicable exchange agent at its address before 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the certificate numbers, if applicable; and

•	be signed by you in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees.

In addition, the notice of withdrawal must specify, in the case of old notes tendered by delivery of certificates for such old notes, the name of the registered holder (if different from that of the tendering holder) or, in the case of old notes tendered by book-entry transfer, the name and number of the account at DTC, Euroclear or Clearstream to be credited with the withdrawn old notes. The signature on the notice of withdrawal must be guaranteed by an eligible institution unless the old notes have been tendered for the account of an eligible institution.

All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us and shall be final and binding on all parties. We will not deem any old notes properly withdrawn to have been validly tendered for purposes of the exchange offer, and we will not issue new notes with respect to those old notes unless you validly retender the withdrawn old notes. Properly withdrawn old notes may be retendered by following one of the procedures described above under the caption “—Procedures for Tendering” at any time before the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange the new notes for, any old notes and may terminate the exchange offer before the acceptance of any old notes for exchange, if at any time prior to the expiration date either of the following events occurs:

•	the exchange offer violates applicable law or any applicable interpretation of the staff of the SEC; or

•

there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission that might materially impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us the representations described under the caption “—Procedures for Tendering” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the new notes under the Securities Act.

If we determine in our sole discretion that any of these conditions occurred, we may:

•	refuse to accept any old notes and return all tendered old notes to you;

•	extend the exchange offer and retain all old notes tendered prior to the expiration of the exchange offer, subject, however, to your rights to withdraw the old notes; or

•	waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes which have not been withdrawn.

If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of old notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire prior to or during such five to ten business day period.

These conditions are for our sole benefit and if we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

Termination of Certain Rights

All of your rights under the registration rights agreements will terminate upon consummation of the exchange offer except with respect to our continuing obligations to:

•	indemnify you and certain parties related to you against certain liabilities including liabilities under the Securities Act; and

•	provide, upon your request, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such old notes pursuant to Rule 144A.

Exchange Agents

U.S. Bank National Association has been appointed exchange agent for the exchange offer in respect of the old Dollar notes. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for a notice of guaranteed delivery with respect to the old Dollar notes should be addressed to such exchange agent as follows:

By Registered Mail, Certified Mail, Overnight Courier or Hand Delivery:

U.S. Bank National Association

Attention: Specialized Finance

111 Fillmore Avenue

St. Paul, Minnesota 55107-1402

Reference: Silgan Holdings Inc.

By Telephone: (800) 934-6802

By Facsimile: (651) 466-7367

By Email: cts.specfinance@usbank.com

Elavon Financial Services DAC, UK Branch, has been appointed exchange agent for the exchange offer in respect of the old Euro notes. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal should be addressed to such exchange agent as follows:

By Registered Mail, Certified Mail, Overnight Courier or Hand Delivery:

Elavon Financial Services DAC, UK Branch

Attention: Structured Finance Relationship Management

125 Old Broad Street, Fifth Floor

London

EC2N 1AR

United Kingdom

By Telephone: +44 (0) 207 330 2000

By Facsimile: +44 (0) 207 365 2577

By Email: mbs.relationship.management@usbank.com

Fees and Expenses

We will pay the expenses of soliciting tenders in connection with the exchange offer. The principal solicitation is being made by mail; additional principal solicitations may be made by telecopier, telephone or in person by our officers and regular employees and our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers-dealers or others soliciting acceptances of the exchange offer. We will however, pay the exchange agents reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer, which include registration fees, fees and expenses of the exchange agents, accounting and legal fees and printing costs, among others.

We will pay all transfer taxes, if any, applicable to the exchange of the old notes pursuant to the exchange offer. The amount of any transfer taxes will be payable by you if:

•

certificates representing new notes, or old notes not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered; or

•	a transfer tax is imposed for any reason other than the exchange of the old notes pursuant to the exchange offer.

If you do not submit satisfactory evidence of payment of the transfer taxes or exemption therefrom with the letter of transmittal, we will bill the amount of the transfer taxes directly to you.

Accounting Treatment

The new notes will be recorded at the same carrying value as the old notes. This carrying value is the aggregate principal amount of the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will recognize no gain or loss for accounting purposes in connection with the exchange offer.

Consequences of Failure to Exchange

Participation in the exchange offer is voluntary. We urge you to consult your financial and tax advisors in making your decisions on what action to take. Old notes that are not exchanged for new notes pursuant to the exchange offer will remain restricted securities. Accordingly, those old notes may be resold only:

•	to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A under the Securities Act;

•	in a transaction meeting the requirements of Rule 144 under the Securities Act;

•	outside the United States to a non-U.S. person in a transaction meeting the requirements of Rule 903 or 904 of Regulation S under the Securities Act;

•	in accordance with another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel if we so request;

•	to us; or

•	pursuant to an effective registration statement.

In each case, the old notes may be resold only in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. As such, the issuance of the new notes in exchange for old notes will not result in any increase in our indebtedness.

The net proceeds from the sale of the old Dollar notes were approximately $591.5 million and the net proceeds from the sale of the old Euro notes were approximately €494.6 million, in each case after deducting the initial purchasers’ discount and estimated offering expenses. We used the net proceeds from the sale of the old Dollar notes issued on November 12, 2019 to repay outstanding revolving loans under our Credit Agreement used on August 1, 2019 to redeem our 5 1⁄2% Senior Notes. We used the net proceeds from the sale of the old Dollar notes issued on February 26, 2020 and the old Euro notes to prepay outstanding U.S. A term loans under our Credit Agreement.

CAPITALIZATION

The following table sets forth our capitalization at March 31, 2020. The completion of the exchange offer will not change the amount of debt outstanding or otherwise affect our capitalization. You should read this table in conjunction our unaudited condensed consolidated financial statements and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, which is incorporated by reference into this prospectus.

At March 31, 2020
(in millions of U.S. dollars, except share data)

Cash and Cash Equivalents(1)	$614.8

Bank debt(2):

Bank revolving loans(1)	$827.0
Other foreign bank revolving and term loans	29.2

Total bank debt	856.2
Old Notes(3)	1,148.8
4¾% Senior Notes	300.0
3¼% Senior Notes(3)	713.5
Finance leases	32.6

Total debt—principal	3,051.1
Less unamortized debt issuance costs	21.9

Total debt	3,029.2
Less current portion	854.7

2,174.5
Stockholders’ equity:
Common stock, $0.01 par value; 400,000,000 shares authorized, 175,112,496 shares issued and 110,834,184 shares outstanding	1.8
Paid-in capital	292.3
Retained earnings	2,184.7
Accumulated other comprehensive loss	(297.7)
Treasury stock at cost (64,278,312 shares)	(1,160.5)

Total stockholders’ equity	1,020.6

Total capitalization	$4,071.7

(1)

To ensure access to liquidity in light of the coronavirus (COVID-19) crisis, we borrowed $500 million of revolving loans under our Credit Agreement in March 2020 to increase our cash and cash equivalents. Accordingly, we held cash and cash equivalents of $614.8 million at March 31, 2020.

(2)

On June 1, 2020, we borrowed $900 million of term loans pursuant to the Incremental Term Loan Commitment Agreement and our Credit Agreement to fund the purchase price for our acquisition of the Albéa Dispensing Business.

(3)

The aggregate principal amount of the old Euro notes and the 3 1⁄4% Senior Notes have been translated at the exchange rate of €1.00:$1.097677, as reported by Factset on March 31, 2020, which is the same exchange rate that we used for translation purposes with respect to our Balance Sheet at March 31, 2020.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Credit Agreement

The Credit Facility. On March 24, 2017, we completed the refinancing of our senior secured credit facility by entering into our Credit Agreement. On May 30, 2018, we amended our Credit Agreement to extend maturity dates, lower the margin on borrowings thereunder and provide additional flexibility with regard to our strategic initiatives. Our Credit Agreement provides us with revolving loans, consisting of a multicurrency revolving loan facility of approximately $1.19 billion and a Canadian revolving loan facility of Cdn $15.0 million. We may use revolving loans under our Credit Agreement for working capital needs and other general corporate purposes, including acquisitions, capital expenditures, dividends, stock repurchases and refinancing of other debt. Additionally, our Credit Agreement had provided us with term loans, consisting of (i) U.S. $800.0 million of term loans designated U.S. A term loans which were used to fund a portion of the purchase price for SDS and (ii) Cdn $45.5 million of term loans designated Canadian A term loans. At March 31, 2020, we had no term loan borrowings outstanding under our Credit Agreement. After taking into account outstanding letters of credit, the available portion of revolving loans under our Credit Agreement at March 31, 2020 was $346.3 million and Cdn $15.0 million. Our Credit Agreement also provides a $1.25 billion multicurrency uncommitted incremental loan facility (which amount may be increased as provided in our Credit Agreement), which may take the form of one or more incremental term loan facilities and/or increased commitments under the revolving loan facilities, subject to certain limitations. The uncommitted multicurrency incremental loan facility provides, among other things, that any incremental loan borrowing shall be denominated in a single currency, either U.S. dollars or certain non-U.S. currencies; be in a minimum aggregate amount for all lenders participating in a given tranche of at least U.S. $50.0 million; have a maturity date no earlier than the maturity date for the term loans and a weighted average life to maturity of no less than the weighted average life to maturity of the term loans; and be used for working capital and general corporate purposes, including to finance acquisitions, to refinance any indebtedness assumed as part of such acquisitions, to pay dividends, to repurchase common stock, to refinance or repurchase debt as permitted and to repay outstanding revolving loans. On April 17, 2020, we and certain of our subsidiaries entered into an Incremental Term Loan Commitment Agreement with the lenders thereunder pursuant to our Credit Agreement for $900 million of term loans to fund the purchase price for our acquisition of the Albéa Dispensing Business. On June 1, 2020, we completed our acquisition of the Albéa Dispensing Business and funded the purchase price for such acquisition with $900 million of term loans under the Incremental Term Loan Commitment Agreement and our Credit Agreement.

Security and Guarantees. The indebtedness under our Credit Agreement is guaranteed by us and certain of our U.S., Canadian and Dutch subsidiaries. The equity of our U.S., Canadian and Dutch subsidiaries has been pledged as security to the lenders under our Credit Agreement.

Payment of Loans. The revolving loans generally may be borrowed, repaid and reborrowed over the life of our Credit Agreement until their final maturity on May 30, 2023. Amounts repaid under the term loans may not be reborrowed. The term loans mature on May 30, 2024, and principal on our term loans is required to be repaid in scheduled annual installments as provided in our Credit Agreement beginning in December 2019. Our Credit Agreement requires us to prepay term loans with proceeds received in excess of certain amounts from certain asset sales, insurance recoveries and sale and leaseback transactions. Our Credit Agreement contains certain provisions for the allocation of mandatory and voluntary prepayments to the term loans.

Interest and Fees. Under our Credit Agreement, the interest rate for revolving loans (other than Canadian revolving loans) will be either the Eurodollar Rate or the base rate under our Credit Agreement plus a margin and the interest rate for Canadian revolving loans will be either the CDOR Rate or the Canadian prime rate under our Credit Agreement plus a margin. At March 31, 2020, the margin for revolving loans maintained as Eurodollar Rate, CDOR Rate or Euro Rate loans was 1.25 percent and the margin for revolving loans maintained as base rate or Canadian prime rate loans was 0.25 percent. At March 31, 2020, the interest rate on outstanding revolving loans under our Credit Agreement was 2.32 percent. In accordance with our Credit Agreement, the interest rate margin on all loans will be reset quarterly based upon our Total Net Leverage Ratio as provided in our Credit

Agreement. Our Credit Agreement provides for the payment of a commitment fee ranging from 0.20 percent to 0.30 percent per annum on the daily average unused portion of commitments available under the revolving loan facilities (0.25 percent at March 31, 2020). The commitment fee is reset quarterly based on our Total Net Leverage Ratio as provided in our Credit Agreement.

Certain Covenants. Our Credit Agreement contains certain financial and operating covenants which limit, subject to certain exceptions, among other things, our ability to incur additional indebtedness; create liens; consolidate, merge or sell assets; make certain advances, investments or loans; enter into certain transactions with affiliates; and engage in any business other than the packaging business and related businesses. In addition, our Credit Agreement requires our Interest Coverage Ratio, as defined in our Credit Agreement, for any four consecutive fiscal quarters ended on the last day of a fiscal quarter to be at least 3.00:1.00 and our Total Net Leverage Ratio for any four consecutive fiscal quarters ended on the last day of a fiscal quarter ending during the period from September 30, 2018 through June 30, 2019 to be no greater than 4.50:1.00 or ending during any period from September 30, 2019 and thereafter to be no greater than 4.25:1.00, subject, in either case, to an increase in the required Total Net Leverage Ratio by 0.50:1.00 for a period of 12 months following certain acquisitions, such as our recently completed acquisition of the Albéa Dispensing Business.

Events of Default. Our Credit Agreement contains certain customary provisions concerning events of default. Upon the occurrence and continuation of any such event of default under our Credit Agreement, the lenders are permitted, among other things, to accelerate the maturity of the term loans and the revolving loans and all other outstanding indebtedness under our Credit Agreement and terminate their commitments to make any further revolving loans or to issue any letters of credit.

4 3⁄4% Senior Notes and 3 1⁄4% Senior Notes

On February 13, 2017, we issued $300 million aggregate principal amount of the 4 3⁄4% Senior Notes, all of which currently are outstanding, and €650 million aggregate principal amount of the 3 1⁄4% Senior Notes, all of which are currently outstanding. The issue price for the 4 3⁄4% Senior Notes and the 3 1⁄4% Senior Notes was 100 percent of their principal amount. The 4 3⁄4% Senior Notes and the 3 1⁄4% Senior Notes are general unsecured obligations, ranking equal in right of payment with the notes being offered hereby and our other unsecured unsubordinated indebtedness and ahead of our subordinated debt. The 4 3⁄4% Senior Notes and the 3 1⁄4% Senior Notes are effectively subordinated to our secured debt to the extent of the assets securing such debt and structurally subordinated to all obligations of our subsidiaries. Interest on the 4 3⁄4% Senior Notes and the 3 1⁄4% Senior Notes is payable semi-annually in cash on March 15 and September 15 of each year, and the 4 3⁄4% Senior Notes and the 3 1⁄4% Senior Notes mature on March 15, 2025.

DESCRIPTION OF THE DOLLAR NOTES

We issued the old Dollar notes, and will issue the new Dollar notes, under an indenture, dated as of November 12, 2019, as supplemented on February 26, 2020, between Silgan Holdings Inc. and U.S. Bank National Association, as trustee, or the indenture, a copy of which you may request from us. We refer to the old Dollar notes and the new Dollar notes collectively as the Dollar notes.

The form and terms of the new Dollar notes are substantially identical to the form and terms of the old Dollar notes except that the new Dollar notes have been registered under the Securities Act, the transfer restrictions and registration rights applicable to the old Dollar notes will not apply to the new Dollar notes and the new Dollar notes will not contain any provisions relating to liquidated damages in connection with the old Dollar notes under circumstances related to the timing of the exchange offer.

The following summary of certain provisions of the Dollar notes and the indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the indenture, including the definitions of certain terms therein and those terms made a part of the indenture by any supplemental indenture or by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Unless we otherwise indicate or the context otherwise requires, when we refer to the term “holder” or “holders,” we are referring to the registered holder or holders of any Dollar note. In addition, for purposes of this section, references to “we,” “us” or “our” mean Silgan Holdings Inc. and its successors under the indenture and not its subsidiaries. We urge you to read the indenture because it, and not this description, defines your rights as holders of the Dollar notes. For definitions of certain capitalized terms used in the following summary, see “—Certain Definitions.”

General

The old Dollar notes are, and the new Dollar notes will be, general senior unsecured obligations of Silgan Holdings Inc. and will mature on February 1, 2028. Each note will bear interest at 4 1⁄8% per annum from November 12, 2019, or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually on the interest payment dates of April 1 and October 1 of each year, to holders of record at the close of business on the March 15 or September 15 immediately preceding the interest payment date.

Additional Dollar notes, in an unlimited amount, may be issued under the indenture, subject to the covenants below, covenants in our other agreements, including our Credit Agreement, and applicable law (“Additional Notes”). The old Dollar notes, the new Dollar notes and any Additional Notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture; provided that unless the Additional Notes are fungible with the Dollar notes for U.S. federal income tax purposes, the Additional Notes will not be issued under the same CUSIP or ISIN number as the Dollar notes.

All payments on the Dollar notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless we elect to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

The old Dollar notes were, and the new Dollar notes will be, issued only in fully registered form, without coupons, in denominations of $2,000 of principal amount and integral multiples of $1,000 in excess thereof. See “—Book-Entry; Delivery and Form.” No service charge will be made for any registration of transfer or exchange of Dollar notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge.

Optional Redemption

Beginning October 1, 2022, we, at any time and from time to time, may redeem all or a part of the Dollar notes upon not less than 15 nor more than 60 days’ prior notice mailed by first class mail to each holder’s last address as it appears in the records of the trustee at the redemption prices (expressed in percentages of principal amount of the notes) set forth below plus accrued and unpaid interest to the date fixed for such redemption pursuant to the indenture (subject to the right of holders of record on the relevant record date that is on or prior to the redemption date to receive interest due on an interest payment date), if redeemed during the 12-month period commencing October 1, of the years indicated below:

Year	Redemption Price for Dollar notes
2022	102.063%
2023	101.031%
2024 and thereafter	100.000%

In addition, at any time prior to October 1, 2022, we may redeem up to 35% of the principal amount of the Dollar notes originally issued (including any Additional Notes) with the Net Cash Proceeds of one or more sales of our Capital Stock (other than Disqualified Stock) at a redemption price (expressed as a percentage of principal amount of the notes redeemed) of 104.125%, plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date that is on or prior to the redemption date to receive interest due on an interest payment date); provided that at least 65% of the aggregate principal amount of Dollar notes originally issued (including any Additional Notes) remains outstanding after each such redemption and notice of any such redemption is mailed within 60 days of each such sale of Capital Stock.

At any time prior to October 1, 2022, we may redeem all or part of the Dollar notes upon not less than 15 nor more than 60 days’ prior notice at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on the relevant record date that is on or prior to the redemption date to receive interest due on an interest payment date).

For purposes of the foregoing discussion, the following definitions apply:

“Applicable Premium” means the greater of (i) 1.0% of the then outstanding principal amount of the Dollar note or (ii) the excess of (a) the present value at such redemption date of (x) the redemption price of the note at October 1, 2022 (such redemption price being described in the first paragraph of this section “—Optional Redemption”) plus (y) all remaining required interest payments due on the Dollar note through October 1, 2022 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the principal amount of the Dollar note.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published or not available, any publicly available source for similar market data)) most nearly equal to the then remaining term of the Dollar notes to October 1, 2022, provided, however, that if the then remaining term to October 1, 2022 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term of the Dollar notes to October 1, 2022 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Notwithstanding the foregoing, in connection with any tender offer for, or other offer to purchase, the Dollar notes, including a Change of Control Offer, if holders of not less than 90.0% in aggregate principal amount of the outstanding Dollar notes validly tender and do not withdraw such Dollar notes in such tender offer (or other offer to purchase) and we, or any third party making such a tender offer (or other offer to purchase) in lieu of us, purchase all of the Dollar notes validly tendered and not withdrawn by such holders, we will have the right, upon not less than 15 nor more than 60 days’ prior notice, given not more than 60 days following such tender offer (or other offer) expiration date, to redeem all Dollar notes that remain outstanding following such purchase at a redemption price in cash equal to the price paid to each other holder (excluding any early tender, incentive or similar fee) in such tender offer (or other offer to purchase), plus, to the extent not included in the tender offer payment (or payment pursuant to another offer to purchase), accrued and unpaid interest, if any, to the date of redemption. In determining whether the holders of at least 90.0% of the aggregate principal of the then outstanding Dollar notes have validly tendered and not withdrawn such Dollar notes in a tender offer or other offer to purchase, such calculation shall include all notes owned of such series by any of our Affiliates (notwithstanding any provision of the indenture to the contrary).

Mandatory Redemption

We are not required to make any mandatory redemption of the Dollar notes.

Sinking Fund

There will be no sinking fund payments for the Dollar notes.

Ranking

The Indebtedness evidenced by the Dollar notes will:

•	be our general senior unsecured obligations;

•

be effectively subordinated to all of our existing and future secured indebtedness, including indebtedness under our Credit Agreement, to the extent of the value of the assets securing such indebtedness;

•	be structurally subordinated to all of the existing and future obligations, including trade payables, of our Subsidiaries;

•	rank equal in right of payment with all of our existing and future senior indebtedness, including the 4 3⁄4% Senior Notes, the 3 1⁄4% Senior Notes, and our 2 1⁄4% Senior Notes due 2028; and

•	rank senior in right of payment to all of our existing and future subordinated indebtedness.

At March 31, 2020, we and our subsidiaries had $3,051.1 million of indebtedness outstanding, $827.0 million of which was secured indebtedness under our Credit Agreement, $300.0 million of which was indebtedness evidenced by the 4 3⁄4% Senior Notes, $713.5 million was indebtedness evidenced by the 3 1⁄4% Senior Notes, $548.8 million of which was indebtedness evidenced by the 2 1⁄4% Senior Notes, $600 million of which was evidenced by the old Dollar notes, $29.2 million of which was other foreign bank revolving and term loans, $32.6 million of which was finance leases, and none of which was subordinated indebtedness. On June 1, 2020, we borrowed $900 million of term loans pursuant to the Incremental Term Loan Commitment Agreement and our Credit Agreement to fund the purchase price for our acquisition of the Albéa Dispensing Business. Our Credit Agreement is guaranteed by Silgan and its U.S., Canadian and Dutch subsidiaries and is secured by pledges of the equity of our U.S., Canadian and Dutch subsidiaries.

None of our subsidiaries will initially guarantee the Dollar notes. At March 31, 2020, our subsidiaries had other liabilities, including trade payables and accrued expenses, of approximately $1,100.2 million on a combined basis, excluding indebtedness under our Credit Agreement, other foreign bank revolving and term loans and finance leases. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, the subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. See “Risk Factors—Risks Relating to Our Indebtedness and the Notes,” “Capitalization” and “Description of Certain Indebtedness.”

Repurchase at the Option of Holders Upon a Change of Control Repurchase Event

If a Change of Control Repurchase Event occurs, unless we have exercised our right to redeem the Dollar notes as described above under the caption “—Optional Redemption” within 60 days after the Change of Control Repurchase Event, we will make an offer (a “Change of Control Offer”) to each holder of Dollar notes to repurchase all or any part, equal to $2,000 or an integral multiple of $1,000 in excess thereof, of that holder’s Dollar notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Dollar notes repurchased, plus any accrued and unpaid interest on the Dollar notes repurchased to but excluding the date of repurchase (the “Change of Control Payment”).

Within 30 days following any Change of Control Repurchase Event or, at our option, prior to the consummation of the Change of Control transaction, but after the public announcement thereof, we will send a notice to each holder in accordance with the procedures of DTC describing the transaction or transactions that constitutes the Change of Control and offering to repurchase Dollar notes on the date specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by the indenture and described in such notice. If sent prior to the date of consummation of the Change of Control transaction, the notice will state that the Change of Control Offer is conditioned on a Change of Control Repurchase Event occurring prior to the Change of Control Payment Date.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Dollar notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, we will, to the extent lawful:

(1) accept for payment all Dollar notes or portions of notes (equal to $2,000 or an integral multiple of $1,000 in excess thereof) properly tendered pursuant to a Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Dollar notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the Dollar notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Dollar notes or portions of notes being repurchased by us.

The paying agent will promptly mail to each holder of Dollar notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new note equal in principal amount to any unpurchased portion of the Dollar notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

Except as described above with respect to a Change of Control Repurchase Event, the indenture does not contain provisions that permit the holders of the Dollar notes to require that we repurchase or redeem the Dollar notes in the event of a takeover, recapitalization or similar transaction.

We will not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all Dollar notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

Selection and Notice

If less than all of the Dollar notes are to be redeemed at any time, the depositary will select Dollar notes for redemption as follows:

(1) if the Dollar notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Dollar notes are listed; or

(2) if the Dollar notes are not listed on any national securities exchange, on a pro rata basis (unless otherwise required by law or applicable stock exchange or depositary requirements).

No Dollar notes of $2,000 or less can be redeemed in part. Notices of redemption will be sent at least 15 but not more than 60 days before the redemption date to each holder of Dollar notes to be redeemed electronically or by first-class mail to such holder’s registered address, or otherwise in accordance with the procedures of DTC, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Dollar notes or a satisfaction and discharge of the indenture.

If any Dollar note is to be redeemed in part only, the notice of redemption that relates to that Dollar note will state the portion of the principal amount of that Dollar note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original Dollar note. Dollar notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Dollar notes or portions of Dollar notes called for redemption.

Any notice of any redemption may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a sale of common stock or other corporate transaction.

Covenants

Set forth below are summaries of certain covenants contained in the indenture that will apply to us and our Restricted Subsidiaries.

Limitation on Liens

We will not, nor will we permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur or assume any Lien (other than Permitted Liens) upon any Principal Property or upon the Capital Stock or Indebtedness of any of our Principal Property Subsidiaries, in each case to secure Indebtedness of ours, any Subsidiary of ours or any other Person, without securing the Dollar notes (together with, at our option, any other Indebtedness of ours or any of our Subsidiaries ranking equally in right of payment with the Dollar notes) equally and ratably with or, at our option, prior to, such other Indebtedness for so long as such other Indebtedness is so secured. Any Lien that is granted to secure the notes under this covenant shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the notes under this covenant.

“Permitted Liens” means (without duplication):

(1) Liens securing Indebtedness on any Principal Property existing at the time of its acquisition and Liens created contemporaneously with or within 360 days after (or created pursuant to firm commitment financing arrangements obtained within that period) the later of (a) the acquisition or completion of construction or completion of substantial reconstruction, renovation, remodeling, expansion or improvement (each, a “Substantial Improvement”) of such Principal Property or (b) the placing in operation of such Principal Property after the acquisition or completion of any such construction or Substantial Improvement;

(2) Liens on property or assets or shares of Capital Stock or Indebtedness of a Person existing at the time it is merged, combined or amalgamated with or into or consolidated with, or its assets or Capital Stock are acquired by, us or any of our Subsidiaries or it otherwise becomes a Subsidiary of ours; provided, however, that in each case (a) the Indebtedness secured by such Lien was not incurred in contemplation of such merger, combination, amalgamation, consolidation, acquisition or transaction in which such Person becomes a Subsidiary of ours and (b) such Lien extends only to the Capital Stock and assets of such Person (and Subsidiaries of such Person) and/or to property other than Principal Property or the Capital Stock or Indebtedness of any Subsidiary of ours;

(3) Liens securing Indebtedness in favor of us and/or one or more of our Subsidiaries;

(4) Liens in favor of or required by a governmental unit in any relevant jurisdiction, including any departments or instrumentality thereof, to secure payments under any contract or statute, or to secure debts incurred in financing the acquisition or construction of or improvements or alterations to property subject thereto;

(5) Liens in favor of any customer arising in respect of and not exceeding the amount of performance deposits and partial, progress, advance or other payments by that customer for goods produced or services rendered to that customer in the ordinary course of business and consignment arrangements (whether as consignor or as consignee) or similar arrangements for the sale or purchase of goods in the ordinary course of business;

(6) Liens existing on the date of the indenture;

(7) Liens to secure any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancings, refundings or replacements), in whole or in part, of any Indebtedness secured by Liens referred to in clauses (1) through (6) above or clauses (10) or (12) below or Liens created in connection with any amendment, consent or waiver relating to such Indebtedness, so long as (a) such Lien is limited to (i) all or part of substantially the same property which secured the Lien extended, renewed, refinanced, refunded or replaced and/or (ii) property other than Principal Property or the Capital Stock or Indebtedness of any Principal Property Subsidiary of ours and (b) the amount of Indebtedness secured is not increased (other than by the amount equal to any costs, expenses, premiums, fees or prepayment penalties incurred in connection with any extension, renewal, refinancing, refunding or replacement);

(8) Liens in respect of cash in connection with the operation of cash management programs and Liens associated with the discounting or sale of letters of credit and customary rights of set off, banker’s Lien, revocation, refund or chargeback or similar rights under deposit disbursement, concentration account agreements or under the Uniform Commercial Code or arising by operation of law;

(9) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of ours or any of our Restricted Subsidiaries, and legal or equitable encumbrances deemed to exist by reason of negative pledges;

(10) additional Liens securing Indebtedness in an aggregate principal amount not to exceed, as of the date such Indebtedness is incurred, the greater of (x) the amount that would cause our Consolidated Secured Leverage Ratio to be greater than 4.00 to 1.00 as of such date of incurrence and (y) $3.0 billion plus, in the case of any refinancing of any credit facility, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(11) Liens on or sales of receivables;

(12) other Liens, in addition to those permitted in clauses (1) through (11) above, securing Indebtedness having an aggregate principal amount (including all outstanding Indebtedness incurred pursuant to clause (7) above to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (12)), measured as of the date of the incurrence of any such Indebtedness (after giving pro forma effect to the application of the proceeds therefrom), taken together with the amount of all Attributable Debt of us and our Restricted Subsidiaries at that time outstanding relating to Sale and Leaseback Transactions permitted under the covenant described below under the caption “—Limitation on Sale and Leaseback Transactions,” not to exceed 15% of our Consolidated Tangible Assets measured as of the date any such Indebtedness is incurred (after giving pro forma effect to the application of the proceeds therefrom and any transaction in connection with which such Indebtedness is being incurred);

(13) landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s or other like Liens, in any case incurred in the ordinary course of business with respect to amounts (a) not yet delinquent or (b) being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(14) Liens for taxes, assessments or governmental charges or claims or other like statutory Liens that (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(15) (a) Liens in the form of zoning restrictions, easements, licenses, reservations, covenants, conditions or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) that do not (i) secure Indebtedness or (ii) individually or in the aggregate materially impair the value or marketability of the real property affected thereby or the occupation, use and enjoyment in the ordinary course of business by us and our Restricted Subsidiaries of such real property and (b) with respect to leasehold interests in real property, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of such leased property encumbering the landlord’s or owner’s interest in such leased property;

(16) Liens in the form of pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of Indebtedness) or leases, warranties, statutory or regulatory obligations or self-insurance arrangements arising in the ordinary course of business, banker’s acceptances, surety and appeal bonds, performance bonds and other obligations of a similar nature to which we or any Restricted Subsidiary is a party, in each case, made in the ordinary course of business;

(17) Liens resulting from operation of law with respect to any judgments, awards or orders to the extent that such judgments, awards or orders do not cause or constitute a Default under the indenture;

(18) Liens securing Hedging Obligations not entered into for speculative purposes or securing letters of credit that support such Hedging Obligations;

(19) Leases, subleases, licenses or sublicenses to third parties granted in the ordinary course of business;

(20) Liens securing Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, incurred in connection with the acquisition or disposition of any business, assets or Person;

(21) Liens or any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(22) Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities; or

(23) Liens arising from financing statement filings under the New York UCC or equivalent statute of another jurisdiction regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business.

For purposes of clauses (10) and (12) above, (a) with respect to any revolving credit facility secured by a Lien, the calculation of the amount of Indebtedness that is outstanding thereunder as of any date of determination will be deemed to be the amount that is actually incurred and outstanding on such date of determination and (b) if a Lien by us or any of our Restricted Subsidiaries is granted to secure Indebtedness that was previously unsecured, such Indebtedness will be deemed to be incurred as of the date such Indebtedness is secured.

Limitation on Sale and Leaseback Transactions

We will not, nor will we permit any of our Restricted Subsidiaries to, enter into any arrangement with any other Person pursuant to which we or any of our Restricted Subsidiaries leases any Principal Property that has been or is to be sold or transferred by us or the Restricted Subsidiary to such other Person (a “Sale and Leaseback Transaction”), except that a Sale and Leaseback Transaction is permitted if we or such Restricted Subsidiary would be entitled to incur Indebtedness secured by a Lien on the Principal Property to be leased, without equally and ratably securing the notes, in an aggregate principal amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction.

In addition, the following Sale and Leaseback Transactions are not subject to the limitation above and the provisions described in “—Limitation on Liens” above:

(1) temporary leases for a term, including renewals at the option of the lessee, of not more than three years;

(2) leases between only us and a Restricted Subsidiary of ours or only between Restricted Subsidiaries of ours;

(3) leases where the proceeds from the sale of the subject property are at least equal to the fair market value (as determined in good faith by us) of the subject property and we apply an amount equal to the net proceeds of the sale to the retirement of long-term Indebtedness or the purchase, construction, development, expansion or improvement of other property or equipment used or useful in our business, within 360 days of the effective date of such sale; provided that in lieu of applying such amount to the retirement of long-term Indebtedness, we may deliver notes or other debt securities to the trustee for cancellation; and

(4) leases of property executed by the time of, or within 360 days after the latest of, the acquisition, the completion of construction, development, expansion or improvement, or the commencement of commercial operation, of the subject property.

Merger, Consolidation or Sale of Assets

We may not, directly or indirectly: (1) consolidate or merge with or into another Person or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of us and our Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either:

(a) we are the surviving corporation; or

(b) the Person formed by or surviving any such consolidation or merger, if other than us, or to which such sale, assignment, transfer, conveyance or other disposition has been made is either a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia or, if such Person is not a corporation, a co-obligor of the notes is a corporation organized or existing under any such laws;

(2) the Person formed by or surviving any such consolidation or merger, if other than us, or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of our obligations under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee; and

(3) immediately after such transaction, no Default or Event of Default exists.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to a merger, consolidation, sale, assignment, transfer, conveyance or other disposition of assets between or among us and our Subsidiaries.

Limitation on Issuances of Guarantees by Restricted Subsidiaries

We will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any of our Indebtedness, other than Indebtedness under our Credit Agreement or other Indebtedness not to exceed $200.0 million in the aggregate, or any Indebtedness of any Subsidiary Guarantor, if any (“Guaranteed Indebtedness”), unless:

(1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a Guarantee (a “Subsidiary Guarantee”) of payment of the notes by such Restricted Subsidiary (a “Subsidiary Guarantor”); and

(2) such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against us or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee until such time as the notes have been paid in full in cash.

This paragraph shall not, however, be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

If the Guaranteed Indebtedness is:

(1) equal in right of payment with the Dollar notes, then the Guarantee of such Guaranteed Indebtedness shall be equal in right of payment with, or subordinated to, the Subsidiary Guarantee; or

(2) subordinated in right of payment to the notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Dollar notes.

Any Subsidiary Guarantee by a Restricted Subsidiary, however, shall be automatically and unconditionally released and discharged upon:

(1) any sale, exchange or transfer, to any Person that is not one of our Affiliates, of all of our and each Restricted Subsidiary’s Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the indenture); or

(2) the release or discharge of the Guarantee which resulted in the creation of the Subsidiary Guarantee, except a discharge or release by or as a result of payment under the Guarantee.

SEC Reports and Reports to Holders

Whether or not we are then required to file reports with the SEC, we shall file with the SEC all such reports and other information as we would be required to file with the SEC by Sections 13(a) or 15(d) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, if we were subject thereto. We shall supply the trustee and each holder of notes or shall supply to the trustee for forwarding to each such holder, without cost to such holder, copies of such reports and other information, however, availability of the foregoing materials on the SEC’s EDGAR service shall be deemed to satisfy the delivery obligations hereunder.

Events of Default

The following events are defined as “Events of Default” in the indenture:

(1) a default in the payment of principal of (or premium, if any, on) any Dollar note when it is due and payable at maturity, upon acceleration, redemption or otherwise;

(2) a default in the payment of interest on any Dollar note when due and payable, and such default continues for a period of 30 days;

(3) the failure by us, for 30 days after receipt of notice to us specifying the default from the trustee or the holders of 25% or more in aggregate principal amount of the Dollar notes then outstanding, to make or consummate a Change of Control Offer in accordance with the “Repurchase at the Option of Holders Upon a Change of Control Repurchase Event” covenant;

(4) we default in the performance of or breach any other covenant or agreement in the indenture or under the Dollar notes (other than a default specified in clause (1), (2) or (3) above) and the default or breach continues for a period of 60 consecutive days after we receive written notice from the trustee or the holders of 25% or more in aggregate principal amount of the Dollar notes then outstanding;

(5) there occurs with respect to any issue or issues of our Indebtedness or Indebtedness of any Significant Subsidiary (other than a receivables securitization entity) having an outstanding principal amount of $125 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall be created after the date of the indenture:

(a) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days after we receive notice from the trustee or holders of at least 25% of the aggregate principal amount of Dollar notes then outstanding of such acceleration; and/or

(b) the failure to make a principal payment at the final (but not any interim) fixed maturity (after giving effect to any grace period provided in such Indebtedness) and the defaulted payment shall not have been made, waived or extended within 30 days after we receive notice from the trustee or holders of at least 25% of the aggregate principal amount of Dollar notes then outstanding of such payment default;

(6) any final judgment or order (not covered by insurance) for the payment of money in excess of $125 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against us or any Significant Subsidiary and shall not be stayed, waived, paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not stayed, waived, paid or discharged against all such Persons to exceed $125 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(7) a court having jurisdiction in the premises enters a decree or order for (a) relief in respect of us or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (b) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or any Significant Subsidiary or for all or substantially all of our property and assets or the property and assets of any Significant Subsidiary, or (c) the winding up or liquidation of our affairs or the affairs of any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(8) we or any Significant Subsidiary (a) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, (b) consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or any Significant Subsidiary or for all or substantially all of the property and assets of us or any Significant Subsidiary, or (c) effect any general assignment for the benefit of creditors; or

(9) except as permitted by the indenture, any Subsidiary Guarantee of a Significant Subsidiary, if any, is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Subsidiary Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any Subsidiary Guarantor that is a Significant Subsidiary, if any, denies or disaffirms its obligations under its Subsidiary Guarantee.

If an Event of Default (other than an Event of Default specified in clause (7) or (8) above that occurs with respect to us) occurs and is continuing under the indenture, the trustee or the holders of at least 25% in aggregate principal amount of the Dollar notes then outstanding, by written notice to us (and to the trustee if such notice is given by the holders), may, and the trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued interest on the Dollar notes to be immediately due and payable.

Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest on the Dollar notes then outstanding shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by us or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

If an Event of Default specified in clause (7) or (8) above occurs with respect to us, the principal of, premium, if any, and accrued interest on the Dollar notes then outstanding shall become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder. The holders of at least a majority in principal amount of the outstanding Dollar notes by written notice to us and to the trustee, may waive all past defaults and rescind and annul such declaration of acceleration and its consequences if (1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived and (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see “—Modification and Waiver.”

The holders of a majority in aggregate principal amount of the outstanding Dollar notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of the other holders of notes that are not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes.

A holder may not pursue any remedy with respect to the indenture or the Dollar notes unless:

(1) the holder gives the trustee written notice of a continuing Event of Default;

(2) the holders of at least 25% in aggregate principal amount of outstanding Dollar notes make a written request to the trustee to pursue the remedy;

(3) the holder or holders provide the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(4) the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding Dollar notes do not give the trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any holder of a Dollar note to receive payment of the principal of, premium, if any, or interest on, such Dollar note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Dollar notes, which right shall not be impaired or affected without the consent of the holder.

The indenture requires certain of our officers to certify, on or before a date not more than 120 days after the end of each fiscal year, that a review has been conducted of our activities and the activities of our Restricted Subsidiaries as well as our performance under the indenture and that we have fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. We will also be obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the indenture.

Defeasance

We may, at our option and at any time elect to have all of our obligations discharged with respect to the outstanding Dollar notes and all obligations of the Subsidiary Guarantors, if any, discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium on such Dollar notes when such payments are due from the trust referred to below;

(2) our obligations with respect to the Dollar notes concerning issuing temporary notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and our and the Subsidiary Guarantors’, if any, obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance (as defined below) provisions of the indenture.

In addition, we may, at our option and at any time, elect to have our obligations and the obligations of our Subsidiaries released with respect to certain covenants (including its obligation to make Change of Control Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events, not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events, described under the caption “—Events of Default” will no longer constitute an Event of Default with respect to the Dollar notes. If we exercise our Legal Defeasance option, each Subsidiary Guarantor, if any, will be released from all of its obligations with respect to its Subsidiary Guarantee. We may exercise our Legal Defeasance option notwithstanding our prior exercise of our Covenant Defeasance option.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the Dollar notes, cash in U.S. dollars, U.S. Government Obligations, or a combination of cash in U.S. dollars and U.S. Government Obligations, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or independent public accountants, to pay the principal of, or interest and premium on, the outstanding Dollar notes on the Stated Maturity or on the applicable redemption date, as the case may be, and we must specify whether the Dollar notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, we must deliver to the trustee an opinion of counsel to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service, or the IRS, a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders or beneficial owners of the outstanding Dollar notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, we must deliver to the trustee an opinion of counsel to the trustee confirming that the holders or beneficial owners of the outstanding Dollar notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit, other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which we or any of our Subsidiary Guarantors is a party or by which we or any of our Subsidiary Guarantors is bound;

(6) we must deliver to the trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of Dollar notes over our other creditors with the intent of defeating, hindering, delaying or defrauding creditors of ours or others; and

(7) we must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Dollar notes, as expressly provided for in the indenture) as to all outstanding Dollar notes when:

(1) either:

(a) all of the Dollar notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust by us and thereafter repaid to us) have been delivered to the trustee for cancellation; or

(b) all Dollar notes not theretofore delivered to the trustee for cancellation have become due and payable pursuant to an optional redemption notice or otherwise or will become due and payable within one year, and we have irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Dollar notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the Dollar notes to the date of maturity or redemption together with irrevocable instructions from us directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; and

(2) we have paid all other sums payable under the indenture by us.

The trustee will acknowledge in writing the satisfaction and discharge of the indenture if we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Modification and Waiver

We and the trustee may make the following modifications and amendments to the indenture without the consent of any holder of Dollar notes:

(1) to cure any ambiguity, defect or inconsistency in the indenture, provided that such modification or amendment shall not, in the good faith opinion of the Board of Directors, adversely affect the interest of the holders of the Dollar notes in any material respect;

(2) to provide for the assumption of our obligations to the holders of the notes and Subsidiary Guarantees, if any, in case of a merger or consolidation or sale of all or substantially all of our or such Subsidiary Guarantor’s, if any, assets, as applicable;

(3) to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

(4) to evidence and provide for the acceptance of appointment under the indenture by a successor trustee;

(5) to make any change that does not materially and adversely affect the rights of any holder of Dollar notes;

(6) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the indenture as of the date of the indenture;

(7) to allow any Subsidiary Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the Dollar notes;

(8) to secure the Dollar notes; or

(9) to release any Lien granted in favor of the holders of the Dollar notes pursuant to the first paragraph of the covenant described in “—Certain Covenants—Limitation on Liens,” upon release of the Lien securing the underlying obligation that gave rise to such Lien.

We and the trustee may make modifications and amendments to the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Dollar notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Dollar notes); provided that no such modification or amendment may, without the consent of each holder affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of interest on any Dollar note;

(2) reduce the principal amount of, or premium, if any, or interest on, any Dollar note;

(3) change the place or currency of payment of principal of, or premium, if any, or interest on, any Dollar note;

(4) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the redemption date) of any Dollar note;

(5) reduce the above-stated percentage of outstanding notes the consent of whose holders is necessary to modify or amend the indenture;

(6) waive a default in the payment of principal of, premium, if any, or interest on the Dollar notes;

(7) reduce the percentage or aggregate principal amount of outstanding Dollar notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

(8) amend or modify any of the provisions of the indenture in any manner which subordinates the Dollar notes issued thereunder in right of payment to any of our other Indebtedness.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

The indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Dollar notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of ours in the indenture, or in any of the Dollar notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling Person of Silgan Holdings Inc. or of any successor Person thereof. Each holder, by accepting the Dollar notes, waives and releases all such liability.

Concerning the Trustee

The indenture provides that, except during the continuance of a Default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in such indenture. If an Event of Default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Notices

Notices given by publication or electronic delivery will be deemed given on the first date on which publication or electronic delivery is made. Notices (other than those sent to holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt is acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Book-Entry; Delivery and Form

The certificates representing the new Dollar notes will be issued in fully registered form without interest coupons, or Dollar Global Notes. The Dollar Global Notes will be deposited with the trustee as custodian for, and registered in the name of a nominee of, DTC. Ownership of beneficial interests in a Dollar Global Note will be limited to (1) participants who have accounts with DTC, or participants, or (2) persons who hold interests through participants including Euroclear Bank S.A., or Euroclear, and Clearstream Banking, société anonyme, or Clearstream.

Ownership of beneficial interests in a Global Dollar Note will be limited to participants who have accounts with DTC (“participants”) or persons who hold interests through participants. Ownership of beneficial interests in a Global Dollar Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified institutional buyers may hold their interests in a Global Dollar Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of a Global Dollar Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Dollar notes represented by such Global Dollar Note for all purposes under the indenture and the Dollar notes. No beneficial owner of an interest in a Global Dollar Note will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream.

Payments of the principal of, and interest on, a Global Dollar Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Dollar Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Dollar Note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Dollar Note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such Global Dollar Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

We expect that DTC will take any action permitted to be taken by a holder of Dollar notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Dollar Note is credited and only in respect of such portion of the aggregate principal amount of Dollar notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Dollar notes, DTC will exchange the applicable Global Dollar Note for a note in registered form without interest coupons (a “Certificated Note”), which it will distribute to its participants.

We understand that DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC, Euroclear and Clearstream are expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Dollar Note among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depositary for the Global Dollar Notes or no longer a clearing agency registered under the Securities Exchange Act of 1934, as amended, and, in either case, a successor depositary is not appointed by us within 120 days, we will issue Certificated Notes in exchange for the Global Dollar Notes. Holders of an interest in a Global Dollar Note may receive Certificated Notes in accordance with the DTC’s rules and procedures in addition to those provided for under the indenture.

Same Day Settlement and Payment

We will make payments in respect of the new Dollar notes represented by the Global Dollar Notes (including principal and interest) by wire transfer of immediately available funds to the accounts specified by the Global Dollar Note holder. We will make all payments of principal and interest with respect to certificated Dollar notes, if any, by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Dollar Note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream Luxembourg following DTC’s settlement date.

Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Dollar Note, or for maintaining, supervising or reviewing any records.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the indenture. Reference is made to the indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction, at the time of determination, the lesser of (1) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction. Notwithstanding the foregoing, if such Sale and Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Board of Directors” means our Board of Directors or any duly authorized committee of the Board of Directors.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York, or in the city of the Corporate Trust Office of the trustee are authorized by law to close.

“Capital Lease” means, as applied to any Person, any lease of any property whether real, personal or mixed, of which the discounted present value of the rental obligations of the lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capital Lease Obligation” means the discounted present value of the rental obligations under a Capital Lease.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Issue Date or issued thereafter, including, without limitation, all common stock and preferred stock.

“Change of Control” means such time as:

(1)(a) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than Permitted Holders, becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of our Voting Stock; and (b) Permitted Holders beneficially own, directly or indirectly, less than 18% of the total voting power of our Voting Stock; or

(2) individuals who on the Issue Date constitute the Board of Directors (together with any new directors nominated by Mr. Horrigan and/or Mr. Silver and any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by our stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings and receivables financings, and net payments, if any, pursuant to Hedging Obligations, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(3) depreciation, all amortization, including amortization of goodwill and all other intangibles and other non-cash expenses, excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period (excluding rationalization or restructuring charges), of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(4) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business; in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that the following items shall be excluded in computing Consolidated Net Income (without duplication):

(1) the Net Income of any Person (other than us) that is not a Subsidiary or that is accounted for by the equity method of accounting except to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Subsidiary of the Person;

(2) the Net Income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval, that has not been obtained or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, excluding the effect of restrictions contained in agreements in effect at the time any such Subsidiary is acquired by the specified Person;

(3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition;

(4) the cumulative effect of a change in accounting principles;

(5) any gains or losses (on an after-tax basis) attributable to asset dispositions;

(6) all extraordinary, unusual or non-recurring gains, charges, expenses or losses;

(7) any non-cash compensation expenses recorded from grants of stock options, restricted stock and other equity equivalents to officers, directors and employees;

(8) any impairment charge or asset write off or write down;

(9) net charges associated with or related to any restructurings or rationalizations;

(10) all financial advisory fees, accounting fees, legal fees and similar advisory and consulting fees and related costs and expenses of us and our Subsidiaries, including the amount of any write-off of deferred financing costs or debt discount or issuance costs and the amount of charges related to any premium paid in connection with repurchasing or refinancing Indebtedness, incurred as a result of acquisitions, investments, refinancings, redemptions, tenders, amendments, waivers or other modifications of Indebtedness, asset or stock sales and the issuance of Capital Stock or Indebtedness (in each case whether or not consummated), all determined in accordance with GAAP and in each case eliminating any increase or decrease in income resulting from non-cash accounting adjustments made in connection with the related acquisition, investment, refinancing, redemption, tender or asset or stock sale;

(11) expenses incurred by us or any Subsidiary to the extent reimbursed or reimbursable within one year (as determined in good faith by our chief financial officer) in cash by a third party;

(12) all other non-cash charges, including unrealized gains or losses on agreements with respect to Hedging Obligations and all non-cash charges associated with announced restructurings, whether announced previously or in the future (such non-cash restructuring charges being “Non-Cash Restructuring Charges”);

(13) the amount of all payments made in connection with severance packages, accelerated payments of long-term incentive awards, cash payments in lieu of anticipated equity awards, vested options, pro-rated bonuses, retention payments and any additional amounts paid with respect to any increased payments for taxes in connection with any acquisitions (including in connection with the closing of any of our or any of our Subsidiaries then existing facilities in connection with any acquisition);

(14) the amount of any non-cash foreign currency losses;

(15) to the extent not otherwise excluded from the calculation of Consolidated Net Income, the impact of Accounting Standards Codification 715-60;

(16) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued); and

(17) costs in connection with strategic initiatives, new facility startups, transition costs and other business optimization related costs.

“Consolidated Net Tangible Assets” means, with respect to any specified Person as of any date, the total assets of such Person and its Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of such Person and its Subsidiaries is available as of that date, minus (a) all current liabilities of such Person and its Subsidiaries reflected on such balance sheet (excluding any revolving loans pursuant to our Credit Agreement and current liabilities for borrowed money having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower) and (b) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets of such Person and its Subsidiaries reflected on such balance sheet, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Secured Indebtedness” means, with respect to any specified Person as of any date, (a) the total amount of Indebtedness of such Person and its Subsidiaries as of the most recent consolidated balance sheet of such Person and its Subsidiaries that is available as of that date that is secured by a Lien on the assets or property of such specified Person or upon shares of Capital Stock or Indebtedness of any of its Subsidiaries, as determined on a consolidated basis in accordance with GAAP, plus (b) the total amount of Capital Lease Obligations of such Person and its Subsidiaries as of the most recent consolidated balance sheet of such Person and its Subsidiaries that is available as of that date, as determined on a consolidated basis in accordance with GAAP, plus (c) the total amount of Attributable Debt in respect of Sale and Leaseback Transactions of such Person and its Subsidiaries as of such date.

“Consolidated Secured Leverage Ratio” means, with respect to any specified Person as of any date, the ratio of (a) the Consolidated Secured Indebtedness, net of cash and cash equivalents, of such Person as of such date to (b) the Consolidated Cash Flow of such Person for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available. In the event that the specified Person or any of its Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness that is secured by a Lien on Principal Property of such Person or upon shares of stock or Indebtedness of any of its Subsidiaries (other than ordinary working capital borrowings) subsequent to the commencement of the period for which such Consolidated Cash Flow is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Secured Leverage Ratio is made (the “Calculation Date”), then the Consolidated Secured Leverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Consolidated Secured Leverage Ratio:

(1) acquisitions and dispositions that have been made by the specified Person or any of its Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries acquired by the specified Person or any of its Subsidiaries, and including any related financing transactions and giving effect to the application of proceeds from any dispositions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income; and

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded,

provided that to the extent that clause (1) or (2) of this paragraph requires that pro forma effect be given to an acquisition, disposition or discontinued operations, as applicable, such pro forma calculation shall be made in good faith by a responsible financial or accounting officer of ours (and may include, for the avoidance of doubt and without duplication, cost savings, synergies and operating expense reductions resulting from such acquisition whether or not such cost savings, synergies or operating expense reductions would be allowed under Regulation S-X promulgated by the SEC or any other regulation or policy of the SEC).

“Consolidated Tangible Assets” means, with respect to any specified Person as of any date, the total assets of such Person and its Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of such Person and its Subsidiaries is available as of that date, minus all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets of such Person and its Subsidiaries reflected on such balance sheet, as determined on a consolidated basis in accordance with GAAP.

“Credit Agreement” means the amended and restated credit agreement dated as of March 24, 2017, as amended, by and among us, Silgan Containers LLC, Silgan Plastics LLC, Silgan Containers Manufacturing Corporation, Silgan Plastics Canada Inc., Silgan International Holdings B.V. and such other borrowers party thereto, Wells Fargo Bank, National Association, as Administrative Agent, Bank of America, N.A., Goldman Sachs Bank USA, HSBC Bank USA, National Association, Mizuho Bank, Ltd. and Coöperatieve Rabobank U.A., New York Branch, as Co-Syndication Agents, JP Morgan Chase Bank, N.A., Sumitomo Mitsui Banking Corporation, MUFG Bank, Ltd., TD Bank, N.A. and CoBank, ACB, as Co-Documentation Agents, and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Bank USA, HSBC Bank USA, National Association, Mizuho Bank, Ltd. and Coöperatieve Rabobank U.A., New York Branch, as Joint Lead Arrangers and Joint Bookrunners, and the various lenders party thereto, together with the related documents thereto (including without limitation any Guarantees and security documents), in each case as the Indebtedness under such agreements may be increased and such agreements may be amended (including any amendment and restatement thereof), supplemented, renewed, extended, substituted, replaced or otherwise modified from time to time, including any agreement extending the maturity of, refinancing or otherwise restructuring (including, but not limited to, the inclusion of additional borrowers thereunder that are our

Subsidiaries) all or any portion of the Indebtedness under such agreement or any successor agreement, as such agreement may be amended, renewed, extended, substituted, replaced, restated and otherwise modified from time to time.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is:

(1) required to be redeemed prior to the Stated Maturity of the notes;

(2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the notes; or

(3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the notes.

Any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of a “change of control” occurring prior to the Stated Maturity of the notes shall not constitute Disqualified Stock if:

(1) the “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the “Repurchase at the Option of Holders Upon a Change of Control Repurchase Event” covenant described above; and

(2) such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to our repurchase of such notes as are required to be repurchased pursuant to the “Repurchase at the Option of Holders Upon a Change of Control Repurchase Event” covenant described above.

“Domestic Subsidiary” means any Subsidiary of ours that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined (except with respect to amounts less than $5,000,000) in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board of Directors resolution. However, in the event that:

(1) we or any of our Restricted Subsidiaries shall dedicate assets substantially to products sold to any principal customer; and

(2) the customer requires that we or our Restricted Subsidiary grant such customer an option to purchase the assets (or the entity owning the assets),

then “fair market value” shall for purposes of the “Limitation on Sale and Leaseback Transactions” covenant, be deemed to be the price paid by the customer for the assets or the entity.

“GAAP” means generally accepted accounting principles in the United States of America applied on a basis consistent with the principles, methods, procedures and practices employed in the preparation of our audited financial statements, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, as of the Issue Date. All ratios and computations contained or referred to in the indenture shall be computed in conformity with GAAP applied on a consistent basis.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).

“Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” means, with respect to any specified Person, the net payment obligations of such Person under:

(1) interest rate swap agreements (including from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, in respect of borrowed money, whether evidenced by credit agreements, bonds, notes, debentures or similar instruments or letters of credit, or reimbursement agreements in respect thereof. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any Principal Property of the specified Person or upon the shares of Capital Stock or Indebtedness of any Subsidiary of the specified Person, whether or not such Indebtedness is assumed by the specified Person, and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person or any liability of any person, whether or not contingent and whether or not it appears on the balance sheet of such Person.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness that does not require the current payment of interest;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the fair market value (as determined in good faith by our Board of Directors) of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

For avoidance of doubt, a letter of credit or analogous instrument will not constitute Indebtedness until it has been drawn upon.

“Investment Grade” means a rating of “Baa3” or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), a rating of “BBB–” or better by S&P (or its equivalent under any successor rating categories of S&P) and the equivalent Investment Grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Issue Date” means November 12, 2019.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease in the nature thereof; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Net Cash Proceeds” means with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold to us or any Restricted Subsidiary with recourse) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Income” means, with respect to any specified Person, the net income or loss of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries;

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss; and

(3) any one time charges (including legal, accounting, debt issuance and debt retirement costs) resulting from the offering of the old Dollar notes, the application of the net proceeds therefrom and the payment of related fees and expenses.

“Permitted Holders” means any of the following persons:

(1) Mr. Horrigan and Mr. Silver;

(2) Affiliates, siblings, children and other lineal descendants, spouses or former spouses, widows or widowers and estates of either of the Persons referred to in clause (1) above;

(3) any trust having a majority of its beneficiaries be one or more of the Persons referred to in clauses (1) or (2) above; and

(4) any Person a majority of the voting power of the outstanding Capital Stock of which is owned by one or more of the Persons referred to in clauses (1), (2) or (3) above.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Principal Property” means any manufacturing plant or manufacturing facility owned by us or any of our Subsidiaries located within the continental United States that has a net book value in excess of 3.0% of our Consolidated Net Tangible Assets. For purposes of this definition, net book value will be measured at the time the relevant Lien is being created, at the time the relevant secured Indebtedness is incurred or at the time the relevant Sale and Leaseback Transaction is entered into, as applicable.

“Principal Property Subsidiary” means any Subsidiary that owns, operates or leases one or more Principal Properties.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if either Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Rating Date” means the date that is 60 days prior to the earlier of (a) a Change of Control or (b) public notice of the occurrence of a Change of Control or the intention by us to effect a Change of Control.

“Ratings Event” means the occurrence of the events described in (a) or (b) of this definition on, or within 60 days after the earlier of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by the Company to effect a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies):

(1) if the notes are rated by one or both Rating Agencies on the Rating Date as Investment Grade, the rating of the notes shall be reduced so that the notes are rated below Investment Grade by both Rating Agencies; or

(2) if the notes are rated below Investment Grade by both Rating Agencies on the Rating Date, the rating of the notes shall remain rated below Investment Grade by both Rating Agencies.

“Restricted Subsidiary” means any of our Domestic Subsidiaries.

“Significant Subsidiary” means, at any date of determination, any Subsidiary that:

(1) for our most recent fiscal year, accounted for more than 10% of the consolidated revenues of us and our Subsidiaries; or

(2) as of the end of such fiscal year, was the owner of assets (excluding intercompany amounts that are eliminated in our consolidated financial statements in accordance with GAAP) constituting more than 10% of the consolidated assets of us and our Subsidiaries, all as set forth in our most recently available consolidated financial statements for such fiscal year.

“Stated Maturity” means:

(1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable; and

(2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

DESCRIPTION OF THE EURO NOTES

We issued the old Euro notes, and will issue the new Euro notes, under an indenture, dated as of February 26, 2020, among Silgan Holdings Inc., U.S. Bank National Association, as trustee, Elavon Financial Services DAC, UK Branch, as paying agent in respect of the Euro notes, and Elavon Financial Services DAC, as registrar and transfer agent in respect of the Euro notes, a copy of which you may request from us. We refer to the old Euro notes and the new Euro notes collectively as the Euro notes.

The form and terms of the new Euro notes are substantially identical to the form and terms of the old Euro notes except that the new Euro notes have been registered under the Securities Act, the transfer restrictions and registration rights applicable to the old Euro notes will not apply to the new Euro notes and the new Euro notes will not contain any provisions relating to liquidated damages in connection with the old Euro notes under circumstances related to the timing of the exchange offer.

The following summary of certain provisions of the Euro notes and the indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the indenture, including the definitions of certain terms therein and those terms made a part of the indenture by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Unless we otherwise indicate or the context otherwise requires, when we refer to the term “holder” or “holders,” we are referring to the registered holder or holders of any Euro note. In addition, for purposes of this section, references to “we,” “us” or “our” mean Silgan Holdings Inc. and its successors under the indenture and not its subsidiaries. We urge you to read the indenture because it, and not this description, defines your rights as holders of the Euro notes. For definitions of certain capitalized terms used in the following summary, see “—Certain Definitions.”

General

The old Euro notes are, and the new Euro notes will be, general senior unsecured obligations of Silgan Holdings Inc. The Euro notes will mature on June 1, 2028. Each Euro note will bear interest at 2 1/4% per annum from February 26, 2020, or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually on the interest payment dates of January 15 and July 15 of each year to holders of record at the close of business on the Business Day immediately preceding the interest payment date.

Additional Euro notes (the “Additional Euro Notes”) in an unlimited amount, may be issued under the indenture, subject to the covenants below, covenants in our other agreements, including our Credit Agreement, and applicable law. The old Euro notes, the new Euro notes and any Additional Euro Notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture; provided that unless the Additional Euro Notes are fungible with the Euro notes for U.S. federal income tax purposes, the Additional Euro Notes will not be issued under the same Common Code or ISIN number as the Euro notes. Unless the context otherwise requires, for all purposes of the indenture and this “Description of the Euro Notes,” references to the Euro notes include any Additional Euro Notes actually issued.

The old Euro notes were, and the new Euro notes will be, issued only in fully registered form, without coupons, in minimum denominations of €100,000 of principal amount and integral multiples of €1,000 in excess thereof. See “—Book-Entry; Delivery and Form.” No service charge will be made for any registration of transfer or exchange of Euro notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge.

Paying Agent and Registrar for the Euro Notes

We will maintain one or more paying agents for the Euro notes. The initial paying agent for the Euro notes will be Elavon Financial Services DAC, UK Branch. The paying agent will make payments on the Euro notes on our behalf.

We will also maintain a registrar and transfer agent with respect to the Euro notes. The initial registrar and transfer agent for the Euro notes will be Elavon Financial Services DAC. The registrar will maintain a register reflecting ownership of the Euro notes outstanding from time to time and facilitate transfers of Euro notes on our behalf.

We may change the paying agents, the registrars or the transfer agent without prior notice to the holders of the Euro notes. If and for so long as the Euro notes are listed on the Global Exchange Market and the rules of Euronext Dublin so require, we will file a notice of any change of paying agent, registrar or transfer agent with the Companies Announcement Office of Euronext Dublin or, to the extent and in the manner permitted by such rules, post it on the official website of Euronext Dublin (http://www.ise.ie).

The paying agents will hold all cash and securities for the benefit of the trustee and the respective holders.

Payment in Dollars or Euros

Principal, premium, if any, and interest payments in respect of the Euro notes will be payable in Euros, subject to certain exceptions.

If the Euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or the Euro is no longer used by the then member states of the European Monetary Union that have adopted the Euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Euro notes will be made in U.S. dollars until the Euro is again available to us or so used. In such circumstances, the amount payable on any date in Euros will be converted to U.S. dollars on the basis of the Market Exchange Rate (as defined herein) on the second Business Day before the date that payment is due or, if such Market Exchange Rate is not then available, the rate shall be determined in our sole discretion on the basis of the most recently available Market Exchange Rate on or before the date that payment is due. Any payment in respect of the Euro notes so made in U.S. dollars will not constitute an event of default under the indenture or the Euro notes.

Neither the trustee nor the paying agents will be responsible for obtaining exchange rates, effecting conversions or otherwise handling redenominations.

“Market Exchange Rate” means the noon buying rate in The City of New York for cable transfers of Euros as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York. Investors will be subject to foreign exchange risks as to payments of principal, premium, if any, and interest that may have important economic and tax consequences to them. See “Risk Factors.”

Payment of Additional Amounts on the Euro Notes

All payments under or with respect to the Euro notes by or on behalf of us will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, assessments or other governmental charges (including, without limitation, penalties and interest and other similar liabilities related thereto) (“Taxes”) unless the withholding or deduction of such Taxes is required by law. If any withholding or deduction for, or on account of, any Taxes imposed or levied by or on behalf of the United States or any taxing jurisdiction thereof or therein will at any time be required to be made from any payments made by or on behalf of us under or with respect to the Euro notes, including, without limitation, payments of principal, redemption price, purchase price, interest or premium, we will, subject to the exceptions and limitations set forth below, pay such additional amounts (the “additional amounts”) as will result in receipt by each beneficial owner of a Euro note that is not a United States person (as defined below) of such amounts (after all such withholding or deduction, including any such withholding or deduction from additional amounts) as would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1)

to any Taxes, to the extent such Taxes would not have been imposed but for the holder (or the beneficial owner for whose benefit such holder holds such Euro note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

a.	being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

b.

having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of such Euro notes, the receipt of any payment or the enforcement of any rights under the Euro notes), including being or having been a citizen or resident or treated as a resident of the United States or being or having been present in the United States;

c.

being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation for U.S. income tax purposes or a corporation that has accumulated earnings to avoid U.S. federal income tax;

d.	being or having been a “10-percent shareholder” of ours as defined in section 871(h)(3) of the Code, or any successor provisions; or

e.

being or having been a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, as described in section 881(c)(3)(A) of the Code or any successor provisions;

(2)

to any Taxes, to the extent such Taxes are imposed on or made with respect to any payment by us to a holder that is not the sole beneficial owner of such Euro notes, or a portion of such Euro notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)

to any Taxes which would not have been imposed but for the failure of the holder or beneficial owner of the Euro notes to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Euro notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party, as a precondition to partial or complete exemption from such Taxes (including, but not limited to, the requirement to provide Internal Revenue Service Form W-8BEN, Form W-8BEN-E, Form W-8ECI, Form W-8IMY (and related documentation) or any subsequent versions thereof or successor thereto) and such holder or beneficial owner is legally eligible to provide such certification or other documentation;

(4)	to any Taxes, to the extent such Taxes are imposed otherwise than by withholding from the payment;

(5)	to any estate, inheritance, gift, sales, transfer, personal property, wealth or similar Taxes;

(6)

to any Taxes, to the extent such Taxes would not have been imposed or levied but for the presentation by the holder of any Euro note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(7)	to any Taxes, to the extent such Taxes are imposed under sections 1471 through 1474 of the Code as of the Issue Date (or any amended or successor provisions that are substantively comparable and not materially more onerous to comply with), any regulations thereunder or official interpretations thereof, any agreement entered into pursuant to section 1471(b) of the Code as of the issue date (or any amended or successor provisions described above) or any fiscal or regulatory legislation adopted pursuant to any intergovernmental agreement implementing the foregoing; or

(8)	in the case of any combination of items (1) through (7) above.

In addition to the foregoing, we will pay and indemnify the holder or beneficial owner for any present or future stamp, issue, registration, transfer, court, documentary, excise, property or similar Taxes levied by the United States or any taxing authority thereof or therein on the execution, delivery or registration of any of the Euro notes (other than on or in connection with a transfer of the Euro notes that occurs after the initial sale by the initial purchasers thereof), the indenture or any other document or instrument referred to therein, or the receipt of any payments with respect thereto (limited, solely in the case of Taxes attributable to the receipt of any payments with respect thereto, to any such Taxes that are not excluded under clauses (1) through (3) and (5) through (7) or any combination thereof), or any such Taxes levied by any taxing jurisdiction on the enforcement of any of the Euro notes, the indenture or any other document or instrument referred to therein.

If we become aware that we will be obligated to pay additional amounts with respect to any payment under or with respect to the Euro notes, we will deliver to the trustee on a date at least 30 days prior to the date of payment (unless the obligation to pay additional amounts arises after the 30th day prior to that payment date, in which case we will notify the trustee promptly thereafter) an officers’ certificate stating the fact that additional amounts will be payable and the amount estimated to be so payable. The officers’ certificate must also set forth any other information reasonably necessary to enable the paying agent to pay additional amounts on the relevant payment date. The trustee shall be entitled to rely solely on such officers’ certificate as conclusive proof that such payments are necessary. We will provide the trustee with documentation reasonably satisfactory to the trustee evidencing the payment of additional amounts.

We, if we are the withholding agent, will make all withholdings and deductions required by law and will timely remit the full amount deducted or withheld to the relevant taxing authority in accordance with applicable law. We will use reasonable efforts to obtain Tax receipts from each taxing authority evidencing the payment of any Taxes so deducted or withheld. We will furnish to the trustee, within 60 days after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing such payment or if, notwithstanding our efforts to obtain receipts, receipts are not obtained, other evidence of such payments reasonably satisfactory to the trustee.

Whenever the indenture or this “Description of the Euro Notes” mentions the payment of amounts based on the principal amount, interest or of any other amount payable under, or with respect to, Euro notes, such mention shall be deemed to include the payment of additional amounts to the extent that, in such context, additional amounts are, were or would be payable in respect thereof.

The obligations described under this heading “—Payment of Additional Amounts on the Euro Notes” will survive any termination, defeasance or discharge of the indenture, any transfer by a holder or beneficial owner of its Euro notes, and will apply, mutatis mutandis, to any jurisdiction in which any successor Person to us is then incorporated, organized, engaged in business or resident for tax purposes or any jurisdiction from or through which any payment under, or with respect to, the Euro notes is made by, or on behalf of, such Person, and any political subdivision or taxing authority or agency thereof or therein having the power to tax.

As used under this heading “—Payment of Additional Amounts on the Euro Notes”, the term “United States” means the United States of America, any state thereof, and the District of Columbia, and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, any entity treated as a corporation for U.S. federal income tax purposes that is created or organized under the laws of the United States, any state thereof or the District of Columbia, or any entity treated as an estate or trust for U.S. federal income tax purposes the income of which is subject to U.S. federal income taxation regardless of its source.

Redemption of Euro Notes for Tax Reasons

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under such laws) of the United States or any taxing jurisdiction thereof or therein affecting taxation, or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice), which change or amendment has not been publicly announced before and becomes effective on or after February 26, 2020, the date of the offering of the Old Euro notes, we would become obligated, on the next date on which any amount would be payable in respect of the Euro notes, to pay additional amounts as described herein under the heading “—Payment of Additional Amounts on the Euro Notes” with respect to the Euro notes (such change or amendment, a “Change in Tax Law”), then we may at our option redeem, in whole but not in part, the Euro notes at any time upon giving not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on the Euro notes being redeemed to, but excluding, the date fixed by us for redemption (the “Tax Redemption Date”), and all additional amounts (if any) then due and that will become due on or before the Tax Redemption Date as a result of the redemption or otherwise.

We will not give any such notice of redemption earlier than 90 days prior to the earliest date on which we would be obligated to make such payment or withholding if a payment in respect of the Euro notes were then due, and unless at the time such notice is given, the obligation to pay additional amounts remains in effect.

Prior to the publication or, where relevant, mailing of any notice of redemption of the Euro notes pursuant to the foregoing, we will deliver to the trustee an opinion of independent tax counsel of recognized standing, our choice of such counsel to be subject to the prior written approval of the trustee (such approval not to be unreasonably withheld) to the effect that there has been such Change in Tax Law which would entitle us to redeem the Euro notes hereunder. In addition, before we publish or mail a notice of redemption of the Euro notes, as described above, we will deliver to the trustee an officer’s certificate to the effect that the obligation to pay additional amounts cannot be avoided by taking reasonable measures available to us. The trustee will accept such officer’s certificate and opinion of counsel as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the holders of the Euro notes.

Upon receiving such notice of redemption, each holder will have the right to elect to not have its Euro notes redeemed, in which case we will not be obligated to pay any additional amounts on any payment with respect to such Euro notes after the Tax Redemption Date (or, if we fail to pay the redemption price on the Tax Redemption Date, after such later date on which we pay the redemption price) solely as a result of such Change in Tax Law that resulted in the obligation to pay such additional amounts, and all future payments with respect to such Euro notes will be subject to the deduction or withholding of such taxes required by law to be deducted or withheld as a result of such Change in Tax Law.

A holder electing to not have its Euro notes redeemed must deliver to the paying agent a written notice of election so as to be received by the paying agent prior to the close of business on the Business Day immediately preceding the Tax Redemption Date (or, if we fail to pay the redemption price on the Tax Redemption Date, such later date on which we pay the redemption price). A holder may withdraw any notice of election by delivering to the paying agent a written notice of withdrawal prior to the close of business on the Business Day immediately preceding the Tax Redemption Date (or, if we fail to pay the redemption price on the Tax Redemption Date, such later date on which we pay the redemption price). If no election is made, the holder will have its Euro notes redeemed without any further action.

Optional Redemption

Beginning March 1, 2023, we, at any time and from time to time, may redeem all or a part of the Euro notes upon not less than 15 nor more than 60 days’ prior notice mailed by first class mail to each holder’s last address as it appears in the records of the registrar at the redemption prices (expressed in percentages of principal amount of the Euro notes) set forth below plus accrued and unpaid interest to the date fixed for such redemption pursuant to the indenture (subject to the right of holders of record on the relevant record date that is on or prior to the redemption date to receive interest due on an interest payment date), if redeemed during the 12-month period commencing March 1, of the years indicated below:

Year	Redemption Price for Euro notes
2023	101.125%
2024	100.563%
2025 and thereafter	100.000%

In addition, at any time prior to March 1, 2023, we may redeem up to 35% of the principal amount of the Euro notes originally issued (including any Additional Euro Notes) with the Net Cash Proceeds of one or more sales of our Capital Stock (other than Disqualified Stock) at a redemption price (expressed as a percentage of principal amount of the Euro notes redeemed) of 102.250%, plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date that is on or prior to the redemption date to receive interest due on an interest payment date); provided that at least 65% of the aggregate principal amount of the Euro notes originally issued (including any Additional Euro Notes) remains outstanding after each such redemption and notice of any such redemption is mailed within 60 days of each such sale of Capital Stock.

At any time prior to March 1, 2023, we may redeem all or part of the Euro notes upon not less than 15 nor more than 60 days’ prior notice at a redemption price equal to the sum of (i) 100% of the principal amount of the Euro notes plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on the relevant record date that is on or prior to the redemption date to receive interest due on an interest payment date).

For purposes of the foregoing discussion, the following definitions apply:

“Applicable Premium” means the greater of (i) 1.0% of the then outstanding principal amount of the Euro notes or (ii) the excess of (a) the present value at such redemption date of (x) the redemption price of the Euro notes at March 1, 2023 (such redemption price being described in the first paragraph of this section “—Optional Redemption”) plus (y) all remaining required interest payments due on the Euro notes through March 1, 2023 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Bund Rate as of such redemption date plus 50 basis points; over (b) the principal amount of the Euro notes.

“Bund Rate” means the rate per annum equal to the equivalent yield to maturity of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such relevant date where:

(1) “Comparable German Bund Issue” means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such redemption notice date to March 1, 2023, and that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities in a principal amount approximately equal to the then-outstanding principal amount of the Euro notes and of a maturity date most nearly equal March 1, 2023; provided, however, that, if the period from the date of such redemption notice to March 1, 2023 is less than one year, a fixed maturity of one year shall be used;

(2) “Comparable German Bund Price” means, with respect to any relevant date, the average of all Reference German Bund Dealer Quotations for such date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Bund Dealer Quotations, or, if we obtain fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations;

(3) “Reference German Bund Dealer” means any dealer of German Bundesanleihe securities appointed by us in good faith; and

(4) “Reference German Bund Dealer Quotations” means, with respect to each Reference German Bund Dealer and any relevant date, the average as determined by us of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference German Bund Dealer at 3:30 p.m. Frankfurt, Germany time on the third Business Day preceding the relevant date,

Notwithstanding the foregoing, in connection with any tender offer for, or other offer to purchase the Euro notes, including a Change of Control Offer, if holders of not less than 90.0% in aggregate principal amount of the Euro notes validly tender and do not withdraw such Euro notes in such tender offer (or other offer to purchase) and we, or any third party making such a tender offer (or other offer to purchase) in lieu of us, purchase all of the Euro notes validly tendered and not withdrawn by such holders, we will have the right, upon not less than 15 nor more than 60 days’ prior notice, given not more than 60 days following such tender offer (or other offer) expiration date, to redeem all of the Euro notes that remain outstanding following such purchase at a redemption price in cash equal to the price paid to each other holder (excluding any early tender, incentive or similar fee) in such tender offer (or other offer to purchase), plus, to the extent not included in the tender offer payment (or payment pursuant to another offer to purchase), accrued and unpaid interest, if any, to the date of redemption. In determining whether the holders of at least 90.0% of the aggregate principal of the then outstanding Euro notes have validly tendered and not withdrawn such Euro notes in a tender offer or other offer to purchase, such calculation shall include all Euro notes owned by any of our Affiliates (notwithstanding any provision of the indenture to the contrary).

Mandatory Redemption

We are not required to make any mandatory redemption of the Euro notes.

Sinking Fund

There will be no sinking fund payments for the Euro notes.

Ranking

The Indebtedness evidenced by the Euro notes will:

•	be our general senior unsecured obligations;

•

be effectively subordinated to all of our existing and future secured indebtedness, including indebtedness under our Credit Agreement, to the extent of the value of the assets securing such indebtedness;

•	be structurally subordinated to all of the existing and future obligations, including trade payables, of our Subsidiaries;

•	rank equal in right of payment with all of our existing and future senior indebtedness, including the 4 3⁄4% Senior Notes, the 3 1⁄4% Senior Notes, and our 4 1⁄8% Senior Notes due 2028; and

•	rank senior in right of payment to all of our existing and future subordinated indebtedness.

At March 31, 2020, we and our subsidiaries had $3,051.1 million of indebtedness outstanding, $827.0 million of which was secured indebtedness under our Credit Agreement, $300.0 million of which was indebtedness evidenced by the 4 3⁄4% Senior Notes, $713.5 million of which was indebtedness evidenced by the 3 1⁄4% Senior Notes, $600.0 million of which was indebtedness evidenced by the 4 1⁄8% Senior Notes, $548.8 million of which was indebtedness evidenced by the Euro notes, $29.2 million of which was foreign bank revolving and term loans, $32.6 million of which was finance leases, and none of which would have been subordinated indebtedness. On June 1, 2020, we borrowed $900 million of term loans pursuant to the Incremental Term Loan Commitment Agreement and our Credit Agreement to fund the purchase price for our acquisition of the Albéa Dispensing Business. Our Credit Agreement is guaranteed by Silgan and its U.S., Canadian and Dutch subsidiaries and is secured by pledges of the equity of our U.S., Canadian and Dutch subsidiaries.

None of our subsidiaries will initially guarantee the Euro notes. At March 31, 2020, our subsidiaries had other liabilities, including trade payables and accrued expenses, of approximately $1,100.2 million on a combined basis, excluding indebtedness under our Credit Agreement, other foreign bank revolving and term loans and finance leases. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, the subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. See “Risk Factors—Risks Relating to Our Indebtedness and the Notes,” “Capitalization” and “Description of Certain Indebtedness.”

Repurchase at the Option of Holders Upon a Change of Control Repurchase Event

With respect to the Euro notes, if a Change of Control Repurchase Event occurs, unless we have exercised our right to redeem the Euro notes as described above under the caption “—Optional Redemption” within 60 days after the Change of Control Repurchase Event, we will make an offer (a “Change of Control Offer”) to each holder of Euro notes to repurchase all or any part, equal to with respect to the Euro notes, €100,000 or an integral multiple of €1,000 in excess thereof, of that holder’s Euro notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Euro notes repurchased, plus any accrued and unpaid interest on the Euro notes repurchased to but excluding the date of repurchase (the “Change of Control Payment”).

Within 30 days following any Change of Control Repurchase Event or, at our option, prior to the consummation of the Change of Control transaction, but after the public announcement thereof, we will send a notice to each holder in accordance with the procedures of Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”), with respect to the Euro notes describing the transaction or transactions that constitutes the Change of Control and offering to repurchase the Euro notes on the date specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by the indenture and described in such notice. If sent prior to the date of consummation of the Change of Control transaction, the notice will state that the Change of Control Offer is conditioned on a Change of Control Repurchase Event occurring prior to the Change of Control Payment Date.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Euro notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, we will, to the extent lawful:

(1) accept for payment all Euro notes or portions of Euro notes (equal to €100,000 or an integral multiple of €1,000 in excess thereof) properly tendered pursuant to a Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Euro notes or portions of Euro notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the Euro notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Euro notes or portions of Euro notes being repurchased by us.

The paying agent will promptly mail to each holder of the Euro notes properly tendered the Change of Control Payment for such Euro notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new note equal in principal amount to any unpurchased portion of the Euro notes surrendered, if any; provided that each new Euro note will be in a principal amount of €100,000 or an integral multiple of €1,000 in excess thereof.

Except as described above with respect to a Change of Control Repurchase Event, the indenture does not contain provisions that permit the holders of the Euro notes to require that we repurchase or redeem the Euro notes in the event of a takeover, recapitalization or similar transaction.

We will not be required to make a Change of Control Offer upon a Change of Control Repurchase Event with respect Euro notes if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all Euro notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption of the Euro notes has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

Selection and Notice

If less than all of the Euro notes are to be redeemed at any time, the trustee or registrar will select notes for redemption as follows:

(1) if the Euro notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Euro notes are listed; or

(2) if the Euro notes are not listed on any national securities exchange, on a pro rata basis (unless otherwise required by law or applicable stock exchange or depositary requirements).

With respect to the Euro notes, no notes of €100,000 or less can be redeemed in part. Notices of redemption will be sent at least 15 but not more than 60 days before the redemption date to each holder of Euro notes to be redeemed electronically or by first-class mail to such holder’s registered address, or otherwise in accordance with the procedures of Euroclear and Clearstream with respect to the Euro notes, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture.

If any Euro note is to be redeemed in part only, the notice of redemption that relates to that Euro note will state the portion of the principal amount of that Euro note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original Euro note will be issued in the name of the holder of Euro notes upon cancellation of the original Euro note. Euro notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of Euro notes called for redemption.

Any notice of any redemption may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a sale of common stock or other corporate transaction.

In addition, if and for so long as any of the Euro notes are listed on the Official List of Euronext Dublin and admitted to trading on the Global Exchange Market and the rules of Euronext Dublin so require, any such notices to the holders of the relevant Euro notes shall also be released by us through the Companies Announcement Office of Euronext Dublin and/or, to the extent and in the manner permitted by the rules of Euronext Dublin, on the official website of Euronext Dublin. We will also notify Euronext Dublin of any change in the principal amount of Euro notes outstanding in connection with any redemption.

Covenants

Set forth below are summaries of certain covenants contained in the indenture that will apply to us and our Restricted Subsidiaries. For the avoidance of doubt, all covenant basket sizes, including any definitions relating thereto, are as drafted in U.S. dollars, including with respect to the Euro notes.

Limitation on Liens

We will not, nor will we permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur or assume any Lien (other than Permitted Liens) upon any Principal Property or upon the Capital Stock or Indebtedness of any of our Principal Property Subsidiaries, in each case to secure Indebtedness of ours, any Subsidiary of ours or any other Person, without securing the Euro notes (together with, at our option, any other Indebtedness of ours or any of our Subsidiaries ranking equally in right of payment with the Euro notes) equally and ratably with or, at our option, prior to, such other Indebtedness for so long as such other Indebtedness is so secured. Any Lien that is granted to secure the Euro notes under this covenant shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Euro notes under this covenant.

“Permitted Liens” means (without duplication):

(1) Liens securing Indebtedness on any Principal Property existing at the time of its acquisition and Liens created contemporaneously with or within 360 days after (or created pursuant to firm commitment financing arrangements obtained within that period) the later of (a) the acquisition or completion of construction or completion of substantial reconstruction, renovation, remodeling, expansion or improvement (each, a “Substantial Improvement”) of such Principal Property or (b) the placing in operation of such Principal Property after the acquisition or completion of any such construction or Substantial Improvement;

(2) Liens on property or assets or shares of Capital Stock or Indebtedness of a Person existing at the time it is merged, combined or amalgamated with or into or consolidated with, or its assets or Capital Stock are acquired by, us or any of our Subsidiaries or it otherwise becomes a Subsidiary of ours; provided, however, that in each case (a) the Indebtedness secured by such Lien was not incurred in contemplation of such merger, combination, amalgamation, consolidation, acquisition or transaction in which such Person becomes a Subsidiary of ours and (b) such Lien extends only to the Capital Stock and assets of such Person (and Subsidiaries of such Person) and/or to property other than Principal Property or the Capital Stock or Indebtedness of any Subsidiary of ours;

(3) Liens securing Indebtedness in favor of us and/or one or more of our Subsidiaries;

(4) Liens in favor of or required by a governmental unit in any relevant jurisdiction, including any departments or instrumentality thereof, to secure payments under any contract or statute, or to secure debts incurred in financing the acquisition or construction of or improvements or alterations to property subject thereto;

(5) Liens in favor of any customer arising in respect of and not exceeding the amount of performance deposits and partial, progress, advance or other payments by that customer for goods produced or services rendered to that customer in the ordinary course of business and consignment arrangements (whether as consignor or as consignee) or similar arrangements for the sale or purchase of goods in the ordinary course of business;

(6) Liens existing on the date of the indenture;

(7) Liens to secure any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancings, refundings or replacements), in whole or in part, of any Indebtedness secured by Liens referred to in clauses (1) through (6) above or clauses (10) or (12) below or Liens created in connection with any amendment, consent or waiver relating to such Indebtedness, so long as (a) such Lien is limited to (i) all or part of substantially the same property which secured the Lien extended, renewed, refinanced, refunded or replaced and/or (ii) property other than Principal Property or the Capital Stock or Indebtedness of any Principal Property Subsidiary of ours and (b) the amount of Indebtedness secured is not increased (other than by the amount equal to any costs, expenses, premiums, fees or prepayment penalties incurred in connection with any extension, renewal, refinancing, refunding or replacement);

(8) Liens in respect of cash in connection with the operation of cash management programs and Liens associated with the discounting or sale of letters of credit and customary rights of set off, banker’s Lien, revocation, refund or chargeback or similar rights under deposit disbursement, concentration account agreements or under the Uniform Commercial Code or arising by operation of law;

(9) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of ours or any of our Restricted Subsidiaries, and legal or equitable encumbrances deemed to exist by reason of negative pledges;

(10) additional Liens securing Indebtedness in an aggregate principal amount not to exceed, as of the date such Indebtedness is incurred, the greater of (x) the amount that would cause our Consolidated Secured Leverage Ratio to be greater than 4.00 to 1.00 as of such date of incurrence and (y) $3.0 billion plus, in the case of any refinancing of any credit facility, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(11) Liens on or sales of receivables;

(12) other Liens, in addition to those permitted in clauses (1) through (11) above, securing Indebtedness having an aggregate principal amount (including all outstanding Indebtedness incurred pursuant to clause (7) above to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (12)), measured as of the date of the incurrence of any such Indebtedness (after giving pro forma effect to the application of the proceeds therefrom), taken together with the amount of all Attributable Debt of us and our Restricted Subsidiaries at that time outstanding relating to Sale and Leaseback Transactions permitted under the covenant described below under the caption “—Limitation on Sale and Leaseback Transactions,” not to exceed 15% of our Consolidated Tangible Assets measured as of the date any such Indebtedness is incurred (after giving pro forma effect to the application of the proceeds therefrom and any transaction in connection with which such Indebtedness is being incurred);

(13) landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s or other like Liens, in any case incurred in the ordinary course of business with respect to amounts (a) not yet delinquent or (b) being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(14) Liens for taxes, assessments or governmental charges or claims or other like statutory Liens that (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(15) (a) Liens in the form of zoning restrictions, easements, licenses, reservations, covenants, conditions or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) that do not (i) secure Indebtedness or (ii) individually or in the aggregate materially impair the value or marketability of the real property affected thereby or the occupation, use and enjoyment in the ordinary course of business by us and our Restricted Subsidiaries of such real property and (b) with respect to leasehold interests in real property, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of such leased property encumbering the landlord’s or owner’s interest in such leased property;

(16) Liens in the form of pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of Indebtedness) or leases, warranties, statutory or regulatory obligations or self-insurance arrangements arising in the ordinary course of business, banker’s acceptances, surety and appeal bonds, performance bonds and other obligations of a similar nature to which we or any Restricted Subsidiary is a party, in each case, made in the ordinary course of business;

(17) Liens resulting from operation of law with respect to any judgments, awards or orders to the extent that such judgments, awards or orders do not cause or constitute a Default under the indenture;

(18) Liens securing Hedging Obligations not entered into for speculative purposes or securing letters of credit that support such Hedging Obligations;

(19) Leases, subleases, licenses or sublicenses to third parties granted in the ordinary course of business;

(20) Liens securing Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, incurred in connection with the acquisition or disposition of any business, assets or Person;

(21) Liens or any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(22) Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities; or

(23) Liens arising from financing statement filings under the New York UCC or equivalent statute of another jurisdiction regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business.

For purposes of clauses (10) and (12) above, (a) with respect to any revolving credit facility secured by a Lien, the calculation of the amount of Indebtedness that is outstanding thereunder as of any date of determination will be deemed to be the amount that is actually incurred and outstanding on such date of determination and (b) if a Lien by us or any of our Restricted Subsidiaries is granted to secure Indebtedness that was previously unsecured, such Indebtedness will be deemed to be incurred as of the date such Indebtedness is secured.

Limitation on Sale and Leaseback Transactions

We will not, nor will we permit any of our Restricted Subsidiaries to, enter into any arrangement with any other Person pursuant to which we or any of our Restricted Subsidiaries leases any Principal Property that has been or is to be sold or transferred by us or the Restricted Subsidiary to such other Person (a “Sale and Leaseback Transaction”), except that a Sale and Leaseback Transaction is permitted if we or such Restricted Subsidiary would be entitled to incur Indebtedness secured by a Lien on the Principal Property to be leased, without equally and ratably securing the Euro notes, in an aggregate principal amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction.

In addition, the following Sale and Leaseback Transactions are not subject to the limitation above and the provisions described in “—Limitation on Liens” above:

(1) temporary leases for a term, including renewals at the option of the lessee, of not more than three years;

(2) leases between only us and a Restricted Subsidiary of ours or only between Restricted Subsidiaries of ours;

(3) leases where the proceeds from the sale of the subject property are at least equal to the fair market value (as determined in good faith by us) of the subject property and we apply an amount equal to the net proceeds of the sale to the retirement of long-term Indebtedness or the purchase, construction, development, expansion or improvement of other property or equipment used or useful in our business, within 360 days of the effective date of such sale; provided that in lieu of applying such amount to the retirement of long-term Indebtedness, we may deliver notes or other debt securities to the trustee for cancellation; and

(4) leases of property executed by the time of, or within 360 days after the latest of, the acquisition, the completion of construction, development, expansion or improvement, or the commencement of commercial operation, of the subject property.

Merger, Consolidation or Sale of Assets

We may not, directly or indirectly: (1) consolidate or merge with or into another Person or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of us and our Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either:

(a) we are the surviving corporation; or

(b) the Person formed by or surviving any such consolidation or merger, if other than us, or to which such sale, assignment, transfer, conveyance or other disposition has been made is either a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia or, if such Person is not a corporation, a co-obligor of the Euro notes is a corporation organized or existing under any such laws;

(2) the Person formed by or surviving any such consolidation or merger, if other than us, or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of our obligations under the Euro notes and the indenture pursuant to agreements reasonably satisfactory to the trustee; and

(3) immediately after such transaction, no Default or Event of Default exists.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to a merger, consolidation, sale, assignment, transfer, conveyance or other disposition of assets between or among us and our Subsidiaries.

Limitation on Issuances of Guarantees by Restricted Subsidiaries

We will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any of our Indebtedness, other than Indebtedness under our Credit Agreement or other Indebtedness not to exceed $200.0 million in the aggregate, or any Indebtedness of any Subsidiary Guarantor, if any (“Guaranteed Indebtedness”), unless:

(1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a Guarantee (a “Subsidiary Guarantee”) of payment of the Euro notes by such Restricted Subsidiary (a “Subsidiary Guarantor”); and

(2) such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against us or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee until such time as the Euro notes have been paid in full in cash.

This paragraph shall not, however, be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

If the Guaranteed Indebtedness is:

(1) equal in right of payment with the Euro notes, then the Guarantee of such Guaranteed Indebtedness shall be equal in right of payment with, or subordinated to, the Subsidiary Guarantee; or

(2) subordinated in right of payment to the Euro notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Euro notes.

Any Subsidiary Guarantee by a Restricted Subsidiary, however, shall be automatically and unconditionally released and discharged upon:

(1) any sale, exchange or transfer, to any Person that is not one of our Affiliates, of all of our and each Restricted Subsidiary’s Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the indenture); or

(2) the release or discharge of the Guarantee which resulted in the creation of the Subsidiary Guarantee, except a discharge or release by or as a result of payment under the Guarantee.

SEC Reports and Reports to Holders

Whether or not we are then required to file reports with the SEC, we shall file with the SEC all such reports and other information as we would be required to file with the SEC by Sections 13(a) or 15(d) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, if we were subject thereto. We shall supply the trustee and each holder of Euro notes or shall supply to the trustee for forwarding to each such holder, without cost to such holder, copies of such reports and other information, however, availability of the foregoing materials on the SEC’s EDGAR service shall be deemed to satisfy the delivery obligations hereunder.

Events of Default

The following events are defined as “Events of Default” in the indenture:

(1) a default in the payment of principal of (or premium, if any, on) any Euro note when it is due and payable at maturity, upon acceleration, redemption or otherwise;

(2) a default in the payment of interest on any Euro note when due and payable, and such default continues for a period of 30 days;

(3) the failure by us, for 30 days after receipt of notice to us specifying the default from the trustee or the holders of 25% or more in aggregate principal amount of the Euro notes then outstanding, to make or consummate a Change of Control Offer in accordance with the “Repurchase at the Option of Holders Upon a Change of Control Repurchase Event” covenant;

(4) we default in the performance of or breach any other covenant or agreement in the indenture or under the Euro notes (other than a default specified in clause (1), (2) or (3) above) and the default or breach continues for a period of 60 consecutive days after we receive written notice from the trustee or the holders of 25% or more in aggregate principal amount of the Euro notes then outstanding;

(5) there occurs with respect to any issue or issues of our Indebtedness or Indebtedness of any Significant Subsidiary (other than a receivables securitization entity) having an outstanding principal amount of $125 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall be created after the date of the indenture:

(a) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days after we receive notice from the trustee or holders of at least 25% of the aggregate principal amount of Euro notes then outstanding of such acceleration; and/or

(b) the failure to make a principal payment at the final (but not any interim) fixed maturity (after giving effect to any grace period provided in such Indebtedness) and the defaulted payment shall not have been made, waived or extended within 30 days after we receive notice from the trustee or holders of at least 25% of the aggregate principal amount of Euro notes then outstanding of such payment default;

(6) any final judgment or order (not covered by insurance) for the payment of money in excess of $125 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against us or any Significant Subsidiary and shall not be stayed, waived, paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not stayed, waived, paid or discharged against all such Persons to exceed $125 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(7) a court having jurisdiction in the premises enters a decree or order for (a) relief in respect of us or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (b) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or any Significant Subsidiary or for all or substantially all of our property and assets or the property and assets of any Significant Subsidiary, or (c) the winding up or liquidation of our affairs or the affairs of any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(8) we or any Significant Subsidiary (a) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, (b) consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or any Significant Subsidiary or for all or substantially all of the property and assets of us or any Significant Subsidiary, or (c) effect any general assignment for the benefit of creditors; or

(9) except as permitted by the indenture, any Subsidiary Guarantee of a Significant Subsidiary, if any, is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Subsidiary Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any Subsidiary Guarantor that is a Significant Subsidiary, if any, denies or disaffirms its obligations under its Subsidiary Guarantee.

If an Event of Default (other than an Event of Default specified in clause (7) or (8) above that occurs with respect to us) occurs and is continuing under the indenture, the trustee or the holders of at least 25% in aggregate principal amount of Euro notes then outstanding, by written notice to us (and to the trustee if such notice is given by the holders), may, and the trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued interest on the Euro notes to be immediately due and payable.

Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest on the Euro notes then outstanding shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by us or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

If an Event of Default specified in clause (7) or (8) above occurs with respect to us, the principal of, premium, if any, and accrued interest on the Euro notes then outstanding shall become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder. The holders of at least a majority in principal amount of the outstanding Euro notes by written notice to us and to the trustee, may waive all past defaults and rescind and annul such declaration of acceleration and its consequences if (1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Euro notes that have become due solely by such declaration of acceleration, have been cured or waived and (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see “—Modification and Waiver.”

The holders of a majority in aggregate principal amount of the outstanding Euro notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of the other holders of the Euro notes that are not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of Euro notes.

A holder may not pursue any remedy with respect to the indenture or the Euro notes unless:

(1) the holder gives the trustee written notice of a continuing Event of Default;

(2) the holders of at least 25% in aggregate principal amount of outstanding Euro notes make a written request to the trustee to pursue the remedy;

(3) the holder or holders provide the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(4) the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding Euro notes do not give the trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any holder of a Euro note to receive payment of the principal of, premium, if any, or interest on, such Euro note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Euro notes, which right shall not be impaired or affected without the consent of the holder.

The indenture requires certain of our officers to certify, on or before a date not more than 120 days after the end of each fiscal year, that a review has been conducted of our activities and the activities of our Restricted Subsidiaries as well as our performance under the indenture and that we have fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. We will also be obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the indenture.

Defeasance

We may, at our option and at any time elect to have all of our obligations discharged with respect to the outstanding Euro notes and all obligations of the Subsidiary Guarantors, if any, discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding Euro notes to receive payments in respect of the principal of, or interest or premium on such Euro notes when such payments are due from the trust referred to below;

(2) our obligations with respect to the Euro notes concerning issuing temporary notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and our and the Subsidiary Guarantors’, if any, obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance (as defined below) provisions of the indenture.

In addition, we may, at our option and at any time, elect to have our obligations and the obligations of our Subsidiaries released with respect to certain covenants (including its obligation to make Change of Control Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Euro notes. In the event Covenant Defeasance occurs, certain events, not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events, described under the caption “—Events of Default” will no longer constitute an Event of Default with respect to the Euro notes. If we exercise our Legal Defeasance option, each Subsidiary Guarantor, if any, will be released from all of its obligations with respect to its Subsidiary Guarantee. We may exercise our Legal Defeasance option notwithstanding our prior exercise of our Covenant Defeasance option.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the Euro notes, cash in Euros, Government Obligations, or a combination of cash in Euros and Government Obligations, in each case, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or independent public accountants, to pay the principal of, or interest and premium on, the outstanding Euro notes on the Stated Maturity or on the applicable redemption date, as the case may be, and we must specify whether the Euro notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, we must deliver to the trustee an opinion of counsel to the trustee confirming that (a) we have received from, or there has been published by, the IRS a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the beneficial owners of the outstanding Euro notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, we must deliver to the trustee an opinion of counsel to the trustee confirming that the beneficial owners of the outstanding Euro notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit, other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which we or any of our Subsidiary Guarantors is a party or by which we or any of our Subsidiary Guarantors is bound;

(6) we must deliver to the trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of Euro notes over our other creditors with the intent of defeating, hindering, delaying or defrauding creditors of ours or others; and

(7) we must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Euro notes, as expressly provided for in the indenture) as to all outstanding notes when:

(1) either:

(a) all of the Euro notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust by us and thereafter repaid to us) have been delivered to the trustee for cancellation; or

(b) all Euro notes not theretofore delivered to the trustee for cancellation have become due and payable pursuant to an optional redemption notice or otherwise or will become due and payable within one year, and we have irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Euro notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the Euro notes to the date of maturity or redemption together with irrevocable instructions from us directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; and

(2) we have paid all other sums payable under the indenture by us.

The trustee will acknowledge in writing the satisfaction and discharge of the indenture if we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Modification and Waiver

We and the trustee may make the following modifications and amendments to the indenture without the consent of any holder of Euro notes:

(1) to cure any ambiguity, defect or inconsistency in the indenture, provided that such modification or amendment shall not, in the good faith opinion of the Board of Directors, adversely affect the interest of the holders of the Euro notes in any material respect;

(2) to provide for the assumption of our obligations to the holders of the Euro notes and Subsidiary Guarantees, if any, in case of a merger or consolidation or sale of all or substantially all of our or such Subsidiary Guarantor’s, if any, assets, as applicable;

(3) to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

(4) to evidence and provide for the acceptance of appointment under the indenture by a successor trustee;

(5) to make any change that does not materially and adversely affect the rights of any holder of Euro notes;

(6) to provide for the issuance of Additional Euro Notes in accordance with the limitations set forth in the indenture as of the date of the indenture;

(7) to allow any Subsidiary Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the Euro notes;

(8) to secure the Euro notes; or

(9) to release any Lien granted in favor of the holders of the Euro notes pursuant to the first paragraph of the covenant described in “—Certain Covenants—Limitation on Liens,” upon release of the Lien securing the underlying obligation that gave rise to such Lien.

We and the trustee may make modifications and amendments to the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Euro notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Euro notes); provided that no such modification or amendment may, without the consent of each holder of Euro notes affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of interest on any Euro note;

(2) reduce the principal amount of, or premium, if any, or interest on, any Euro note;

(3) change the place or currency of payment of principal of, or premium, if any, or interest on, any Euro note;

(4) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the redemption date) of any Euro note;

(5) reduce the above-stated percentage of outstanding Euro notes the consent of whose holders is necessary to modify or amend the indenture;

(6) waive a default in the payment of principal of, premium, if any, or interest on the Euro notes;

(7) reduce the percentage or aggregate principal amount of outstanding Euro notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

(8) amend or modify any of the provisions of the indenture in any manner which subordinates the Euro notes issued thereunder in right of payment to any of our other Indebtedness; or

(9) make any Euro note payable in money other than Euros (except to the extent that the Euro notes may be payable in U.S. dollars as described under the caption “—Issuance in Dollars or Euros”).

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

The indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Euro notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of ours in the indenture, or in any of the Euro notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling Person of Silgan Holdings Inc. or of any successor Person thereof. Each holder, by accepting the Euro notes, waives and releases all such liability.

Concerning the Trustee

The indenture provides that, except during the continuance of a Default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in such indenture. If an Event of Default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Notices

Notices given by publication or electronic delivery will be deemed given on the first date on which publication or electronic delivery is made. Notices (other than those sent to holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt is acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

In addition, if and for so long as any of the Euro notes are listed on the Official List of Euronext Dublin and admitted to trading on the Global Exchange Market and the rules of Euronext Dublin so require, notices with respect to the Euro notes listed on the Global Exchange will be published through the Companies Announcement Office of Euronext Dublin and/or, to the extent and in the manner permitted by the rules of Euronext Dublin, on the official website of Euronext Dublin.

Book-Entry; Delivery and Form

Except as set forth below, the new Euro notes will initially be issued in registered, global form (the “Euro Global Notes”) in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. The Euro Global Note will be deposited and held by, or on behalf of, a common depositary for the accounts of Euroclear and Clearstream.

Beneficial interests in a Euro Global Note may not be exchanged for Euro notes in physical, certificated form (“Euro Certificated Notes”) except in the limited circumstances described below.

The Euro Global Notes will be deposited with, and registered in the name of, the common depositary or its nominee. The new Euro notes will not be eligible for clearance with DTC. Book-entry interests will be limited to persons that have accounts with Euroclear and/or Clearstream or persons that may hold interests through such participants. Book-entry interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by Euroclear and/or Clearstream and their participants.

The book-entry interests will not be held in definitive form. Instead, Euroclear and/or Clearstream will credit on their respective book-entry registration and transfer systems a participant’s account with the book-entry interest beneficially owned by such participant. The laws of some jurisdictions, including certain states of the United States, may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair the ability to own, transfer or pledge book-entry interests. Except as described below, owners of an interest in the Euro Global Notes will not have Euro notes registered in their names, will not receive physical delivery of Euro notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Euro notes in physical, certificated form will be issued and delivered to each person that either Euroclear or Clearstream, or their common depositary, identifies as a beneficial owner of the related Euro notes only if:

•	Euroclear or Clearstream notifies us that it is unwilling or unable to continue as depositary for the Euro Global Notes and a successor depositary is not appointed;

•	we, at our option, notify the trustee and applicable paying agent in writing that we elect to cause the issuance of Euro Certificated Notes; or

•

there has occurred and is continuing a Default with respect to the Euro notes and Euroclear or Clearstream notifies the trustee and the applicable paying agent in writing that it elects to cause the issuance of Euro Certificated Notes.

In the event any of the Euro Global Notes, or any portion thereof, is redeemed, Euroclear and/or Clearstream, as applicable, will distribute the amount received by them in respect of the Euro Global Note so redeemed to the holders of the book-entry interests in such Euro Global Note. The redemption price payable in connection with the redemption of such book-entry interests will be equal to the amount received by Euroclear or Clearstream, as applicable, in connection with the redemption of such Euro Global Note (or any portion thereof). We understand that under existing practices of Euroclear and Clearstream, if fewer than all of the Euro notes are to be redeemed at any time, Euroclear and Clearstream will credit their respective participants’ accounts on a proportionate basis (with adjustments to prevent fractions) or on such other basis as they deem fair and appropriate; provided, however, that no book-entry interest of less than €100,000 in principal amount may be redeemed in part.

Payments of any amounts owing in respect of the Euro Global Notes will be made by us in Euros (except to the extent that the Euro notes may be payable in U.S. dollars as described under the caption “—Payment in Dollars or Euros”) to the applicable paying agent. The paying agent will, in turn, make such payments to the depositary, which will distribute such payments to participants in accordance with their respective procedures.

Under the terms of the indenture, we and the trustee will treat the registered holder of the Euro Global Notes (i.e., Euroclear or Clearstream (or their respective nominee)) as the owner thereof for the purpose of receiving payments and for all other purposes. Consequently, neither us, the trustee nor any of our respective agents has or will have any responsibility for the performance by Euroclear or Clearstream, or their respective participants or indirect participants, of their respective obligations under the rules and procedures governing their operations.

Same Day Settlement and Payment

We will make payments in respect of the new Euro notes represented by the Global Euro Notes (including principal and interest) by wire transfer of immediately available funds to the accounts specified by the Global Euro Note holder. We will make all payments of principal and interest with respect to certificated Euro notes, if any, by wire transfer of immediately available funds to the accounts specified by the holders of the certificated Euro notes or, if no such account is specified, by mailing a check to each such holder’s registered address.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Euro Note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Euro Note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream Luxembourg following DTC’s settlement date.

Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Euro Note, or for maintaining, supervising or reviewing any records.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the indenture. Reference is made to the indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction, at the time of determination, the lesser of (1) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction. Notwithstanding the foregoing, if such Sale and Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Board of Directors” means our Board of Directors or any duly authorized committee of the Board of Directors.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York, the city of the Corporate Trust Office of the trustee or London are authorized by law to close.

“Capital Lease” means, as applied to any Person, any lease of any property whether real, personal or mixed, of which the discounted present value of the rental obligations of the lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capital Lease Obligation” means the discounted present value of the rental obligations under a Capital Lease.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Issue Date or issued thereafter, including, without limitation, all common stock and preferred stock.

“Change of Control” means such time as:

(1)(a) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than Permitted Holders, becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of our Voting Stock; and (b) Permitted Holders beneficially own, directly or indirectly, less than 18% of the total voting power of our Voting Stock; or

(2) individuals who on the Issue Date constitute the Board of Directors (together with any new directors nominated by Mr. Horrigan and/or Mr. Silver and any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by our stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings and receivables financings, and net payments, if any, pursuant to Hedging Obligations, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(3) depreciation, all amortization, including amortization of goodwill and all other intangibles and other non-cash expenses, excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period (excluding rationalization or restructuring charges), of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(4) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business; in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that the following items shall be excluded in computing Consolidated Net Income (without duplication):

(1) the Net Income of any Person (other than us) that is not a Subsidiary or that is accounted for by the equity method of accounting except to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Subsidiary of the Person;

(2) the Net Income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval, that has not been obtained or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, excluding the effect of restrictions contained in agreements in effect at the time any such Subsidiary is acquired by the specified Person;

(3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition;

(4) the cumulative effect of a change in accounting principles;

(5) any gains or losses (on an after-tax basis) attributable to asset dispositions;

(6) all extraordinary, unusual or non-recurring gains, charges, expenses or losses;

(7) any non-cash compensation expenses recorded from grants of stock options, restricted stock and other equity equivalents to officers, directors and employees;

(8) any impairment charge or asset write off or write down;

(9) net charges associated with or related to any restructurings or rationalizations;

(10) all financial advisory fees, accounting fees, legal fees and similar advisory and consulting fees and related costs and expenses of us and our Subsidiaries, including the amount of any write-off of deferred financing costs or debt discount or issuance costs and the amount of charges related to any premium paid in connection with repurchasing or refinancing Indebtedness, incurred as a result of acquisitions, investments, refinancings, redemptions, tenders, amendments, waivers or other modifications of Indebtedness, asset or stock sales and the issuance of Capital Stock or Indebtedness (in each case whether or not consummated), all determined in accordance with GAAP and in each case eliminating any increase or decrease in income resulting from non-cash accounting adjustments made in connection with the related acquisition, investment, refinancing, redemption, tender or asset or stock sale;

(11) expenses incurred by us or any Subsidiary to the extent reimbursed or reimbursable within one year (as determined in good faith by our chief financial officer) in cash by a third party;

(12) all other non-cash charges, including unrealized gains or losses on agreements with respect to Hedging Obligations and all non-cash charges associated with announced restructurings, whether announced previously or in the future (such non-cash restructuring charges being “Non-Cash Restructuring Charges”);

(13) the amount of all payments made in connection with severance packages, accelerated payments of long-term incentive awards, cash payments in lieu of anticipated equity awards, vested options, pro-rated bonuses, retention payments and any additional amounts paid with respect to any increased payments for taxes in connection with any acquisitions (including in connection with the closing of any of our or any of our Subsidiaries then existing facilities in connection with any acquisition);

(14) the amount of any non-cash foreign currency losses;

(15) to the extent not otherwise excluded from the calculation of Consolidated Net Income, the impact of Accounting Standards Codification 715-60;

(16) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued); and

(17) costs in connection with strategic initiatives, new facility startups, transition costs and other business optimization related costs.

“Consolidated Net Tangible Assets” means, with respect to any specified Person as of any date, the total assets of such Person and its Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of such Person and its Subsidiaries is available as of that date, minus (a) all current liabilities of such Person and its Subsidiaries reflected on such balance sheet (excluding any revolving loans pursuant to our Credit Agreement and current liabilities for borrowed money having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower) and (b) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets of such Person and its Subsidiaries reflected on such balance sheet, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Secured Indebtedness” means, with respect to any specified Person as of any date, (a) the total amount of Indebtedness of such Person and its Subsidiaries as of the most recent consolidated balance sheet of such Person and its Subsidiaries that is available as of that date that is secured by a Lien on the assets or property of such specified Person or upon shares of Capital Stock or Indebtedness of any of its Subsidiaries, as determined on a consolidated basis in accordance with GAAP, plus (b) the total amount of Capital Lease Obligations of such Person and its Subsidiaries as of the most recent consolidated balance sheet of such Person and its Subsidiaries that is available as of that date, as determined on a consolidated basis in accordance with GAAP, plus (c) the total amount of Attributable Debt in respect of Sale and Leaseback Transactions of such Person and its Subsidiaries as of such date.

“Consolidated Secured Leverage Ratio” means, with respect to any specified Person as of any date, the ratio of (a) the Consolidated Secured Indebtedness, net of cash and cash equivalents, of such Person as of such date to (b) the Consolidated Cash Flow of such Person for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available. In the event that the specified Person or any of its Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness that is secured by a Lien on Principal Property of such Person or upon shares of stock or Indebtedness of any of its Subsidiaries (other than ordinary working capital borrowings) subsequent to the commencement of the period for which such Consolidated Cash Flow is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Secured Leverage Ratio is made (the “Calculation Date”), then the Consolidated Secured Leverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Consolidated Secured Leverage Ratio:

(1) acquisitions and dispositions that have been made by the specified Person or any of its Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries acquired by the specified Person or any of its Subsidiaries, and including any related financing transactions and giving effect to the application of proceeds from any dispositions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income; and

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded,

provided that to the extent that clause (1) or (2) of this paragraph requires that pro forma effect be given to an acquisition, disposition or discontinued operations, as applicable, such pro forma calculation shall be made in good faith by a responsible financial or accounting officer of ours (and may include, for the avoidance of doubt and without duplication, cost savings, synergies and operating expense reductions resulting from such acquisition whether or not such cost savings, synergies or operating expense reductions would be allowed under Regulation S-X promulgated by the SEC or any other regulation or policy of the SEC).

“Consolidated Tangible Assets” means, with respect to any specified Person as of any date, the total assets of such Person and its Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of such Person and its Subsidiaries is available as of that date, minus all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets of such Person and its Subsidiaries reflected on such balance sheet, as determined on a consolidated basis in accordance with GAAP.

“Credit Agreement” means the amended and restated credit agreement dated as of March 24, 2017, as amended, by and among us, Silgan Containers LLC, Silgan Plastics LLC, Silgan Containers Manufacturing Corporation, Silgan Plastics Canada Inc., Silgan International Holdings B.V. and such other borrowers party thereto, Wells Fargo Bank, National Association, as Administrative Agent, Bank of America, N.A., Goldman

Sachs Bank USA, HSBC Bank USA, National Association, Mizuho Bank, Ltd. and Coöperatieve Rabobank U.A., New York Branch, as Co-Syndication Agents, JP Morgan Chase Bank, N.A., Sumitomo Mitsui Banking Corporation, MUFG Bank, Ltd., TD Bank, N.A. and CoBank, ACB, as Co-Documentation Agents, and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Bank USA, HSBC Bank USA, National Association, Mizuho Bank, Ltd. and Coöperatieve Rabobank U.A., New York Branch, as Joint Lead Arrangers and Joint Bookrunners, and the various lenders party thereto, together with the related documents thereto (including without limitation any Guarantees and security documents), in each case as the Indebtedness under such agreements may be increased and such agreements may be amended (including any amendment and restatement thereof), supplemented, renewed, extended, substituted, replaced or otherwise modified from time to time, including any agreement extending the maturity of, refinancing or otherwise restructuring (including, but not limited to, the inclusion of additional borrowers thereunder that are our Subsidiaries) all or any portion of the Indebtedness under such agreement or any successor agreement, as such agreement may be amended, renewed, extended, substituted, replaced, restated and otherwise modified from time to time.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is:

(1) required to be redeemed prior to the Stated Maturity of the Euro notes;

(2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Euro notes; or

(3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Euro notes.

Any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of a “change of control” occurring prior to the Stated Maturity of the Euro notes shall not constitute Disqualified Stock if:

(1) the “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the “Repurchase at the Option of Holders Upon a Change of Control Repurchase Event” covenant described above; and

(2) such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to our repurchase of such Euro notes as are required to be repurchased pursuant to the “Repurchase at the Option of Holders Upon a Change of Control Repurchase Event” covenant described above.

“Domestic Subsidiary” means any Subsidiary of ours that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined (except with respect to amounts less than $5,000,000) in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board of Directors resolution. However, in the event that:

(1) we or any of our Restricted Subsidiaries shall dedicate assets substantially to products sold to any principal customer; and

(2) the customer requires that we or our Restricted Subsidiary grant such customer an option to purchase the assets (or the entity owning the assets), then “fair market value” shall for purposes of the “Limitation on Sale and Leaseback Transactions” covenant, be deemed to be the price paid by the customer for the assets or the entity.

“GAAP” means generally accepted accounting principles in the United States of America applied on a basis consistent with the principles, methods, procedures and practices employed in the preparation of our audited financial statements, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, as of the Issue Date. All ratios and computations contained or referred to in the indenture shall be computed in conformity with GAAP applied on a consistent basis.

“Government Obligations” means securities that are:

(1) a direct obligation of the United States of America or any member nation of the European Union whose official currency is the Euro, in each case, for the payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or any member nation of the European Union whose official currency is the Euro, in each case, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such member nation, as applicable, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the Euro notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).

“Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” means, with respect to any specified Person, the net payment obligations of such Person under:

(1) interest rate swap agreements (including from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, in respect of borrowed money, whether evidenced by credit agreements, bonds, notes, debentures or similar instruments or letters of credit, or reimbursement agreements in respect thereof. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any Principal Property of the specified Person or upon the shares of Capital Stock or Indebtedness of any Subsidiary of the specified Person, whether or not such Indebtedness is assumed by the specified Person, and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person or any liability of any person, whether or not contingent and whether or not it appears on the balance sheet of such Person.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness that does not require the current payment of interest;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the fair market value (as determined in good faith by our Board of Directors) of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

For avoidance of doubt, a letter of credit or analogous instrument will not constitute Indebtedness until it has been drawn upon.

“Investment Grade” means a rating of “Baa3” or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), a rating of “BBB–” or better by S&P (or its equivalent under any successor rating categories of S&P) and the equivalent Investment Grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Issue Date” means February 26, 2020.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease in the nature thereof; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Net Cash Proceeds” means with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold to us or any Restricted Subsidiary with recourse) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Income” means, with respect to any specified Person, the net income or loss of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries;

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss; and

(3) any one time charges (including legal, accounting, debt issuance and debt retirement costs) resulting from the offering of the old Euro notes, the application of the net proceeds therefrom and the payment of related fees and expenses.

“Permitted Holders” means any of the following persons:

(1) Mr. Horrigan and Mr. Silver;

(2) Affiliates, siblings, children and other lineal descendants, spouses or former spouses, widows or widowers and estates of either of the Persons referred to in clause (1) above;

(3) any trust having a majority of its beneficiaries be one or more of the Persons referred to in clauses (1) or (2) above; and

(4) any Person a majority of the voting power of the outstanding Capital Stock of which is owned by one or more of the Persons referred to in clauses (1), (2) or (3) above.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Principal Property” means any manufacturing plant or manufacturing facility owned by us or any of our Subsidiaries located within the continental United States that has a net book value in excess of 3.0% of our Consolidated Net Tangible Assets. For purposes of this definition, net book value will be measured at the time the relevant Lien is being created, at the time the relevant secured Indebtedness is incurred or at the time the relevant Sale and Leaseback Transaction is entered into, as applicable.

“Principal Property Subsidiary” means any Subsidiary that owns, operates or leases one or more Principal Properties.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if either Moody’s or S&P ceases to rate the Euro notes or fails to make a rating of the Euro notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Rating Date” means the date that is 60 days prior to the earlier of (a) a Change of Control or (b) public notice of the occurrence of a Change of Control or the intention by us to effect a Change of Control.

“Ratings Event” means the occurrence of the events described in (a) or (b) of this definition on, or within 60 days after the earlier of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by the Company to effect a Change of Control (which period shall be extended so long as the rating of the Euro notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies):

(1) if the Euro notes are rated by one or both Rating Agencies on the Rating Date as Investment Grade, the rating of the Euro notes shall be reduced so that the Euro notes are rated below Investment Grade by both Rating Agencies; or

(2) if the Euro notes are rated below Investment Grade by both Rating Agencies on the Rating Date, the rating of the Euro notes shall remain rated below Investment Grade by both Rating Agencies.

“Restricted Subsidiary” means any of our Domestic Subsidiaries.

“Significant Subsidiary” means, at any date of determination, any Subsidiary that:

(1) for our most recent fiscal year, accounted for more than 10% of the consolidated revenues of us and our Subsidiaries; or

(2) as of the end of such fiscal year, was the owner of assets (excluding intercompany amounts that are eliminated in our consolidated financial statements in accordance with GAAP) constituting more than 10% of the consolidated assets of us and our Subsidiaries, all as set forth in our most recently available consolidated financial statements for such fiscal year.

“Stated Maturity” means:

(1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable; and

(2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax consequences relevant to the exchange of old notes for new notes in the exchange offer. In this discussion, we refer to the old notes and the new notes, collectively, as the notes. This summary is based on the Code, Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date hereof. These authorities are subject to change, which change may be retroactive and may affect the tax consequences described herein. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

We urge prospective investors to consult their tax advisors with respect to the U.S. federal income tax consequences to them of the exchange offer and purchase, ownership and disposition of the notes in light of their own particular circumstances, including the tax consequences under state, local, non-U.S. and other tax laws and the possible effects of changes in U.S. federal income and other tax laws.

U.S. Federal Income Tax Consequences of the Exchange Offer

The exchange of old notes for new notes pursuant to the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. As a result, a holder of the notes will not recognize a taxable gain or loss as a result of exchanging old notes for new notes, a holder’s holding period in the new notes will include the holding period of the old notes exchanged therefor, and a holder will have the same adjusted tax basis in the new notes as such holder had in the old notes immediately before the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. The registration rights agreements we executed in connection with the offerings of the old notes provides that we will generally not be required to amend or supplement this prospectus for a period exceeding 60 days after the expiration date of the exchange offer and participating broker- dealers shall not be authorized by us to deliver this prospectus in connection with resales after that period of time has expired.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and be delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incidental to our participation in the exchange offer and will indemnify holders of the old notes against certain liabilities, including liabilities under the Securities Act. We note, however, that in the opinion of the SEC, indemnification against liabilities under federal securities laws is against public policy and may be unenforceable.

LEGAL MATTERS

The validity of the new notes offered hereby will be passed upon for us by Jenner & Block LLP, New York, New York.

EXPERTS

The consolidated financial statements of the Company incorporated by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (including the schedule appearing therein), and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Offer to Exchange

All Outstanding $600,000,000 aggregate principal amount of

4 1⁄8% Senior Notes due 2028

and all outstanding €500,000,000 aggregate principal amount of

2 1⁄4% Senior Notes due 2028

for

$600,000,000 aggregate principal amount of

4 1⁄8% Senior Notes due 2028 and

€500,000,000 aggregate principal amount of

2 1⁄4% Senior Notes due 2028

that have been registered under the Securities Act of 1933, as amended

PROSPECTUS

June 11, 2020